QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mercantile Bankshares Corporation
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial (I.R.S. Employer Classification Code Number)	52-0898572 (I.R.S. Employer Identification No.)

Mercantile Bank & Trust Building
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900
(Address, Including Zip Code, and Telephone Number including Area Code, of Registrant's Principal Executive Offices)

John L. Unger
Executive Vice President, General Counsel and Secretary
Mercantile Bankshares Corporation
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

George R. Bason, Jr. John H. Butler Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Noel M. Gruber Kennedy & Baris, L.L.P. 4701 Sangamore Road, Suite P-15 Bethesda, Maryland 20816 (301) 229-3400

        Approximate Date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of James Monroe Bancorp, Inc. with and into Mercantile Bankshares Corporation, as described in the Agreement and Plan of Merger dated as of March 27, 2006.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $2.00 Par Value	2,500,000	N/A	$94,874,346	$10,152

(1)
Represents the maximum number of shares of Mercantile Bankshares Corporation ("Bankshares") common stock issuable pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 27, 2006 between Bankshares and James Monroe Bancorp, Inc. ("James Monroe"), in connection with the merger of James Monroe and Bankshares in exchange for shares of James Monroe common stock, based on (i) the number of shares of James Monroe common stock outstanding, or reserved for issuance under various plans, immediately prior to the merger, (ii) the exchange ratio applicable in the merger (0.6033 of a share of Bankshares common stock for each share of James Monroe common stock) multiplied by 66% (the maximum portion of the merger consideration consisting of Bankshares common stock) and (iii) the limitation in the Merger Agreement that Bankshares is not required to issue in excess of 2,500,000 shares.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the James Monroe shares to be received by Bankshares in the merger, as established by the average of the high and low sales prices of James Monroe common stock on The NASDAQ Capital Market on April 28, 2006 of $22.89.
(3)
Calculated in accordance with Rule 457(f) of the Securities Act.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MAY 3, 2006, SUBJECT TO COMPLETION

[Letterhead of James Monroe Bancorp]

Dear Shareholder:

        On March 27, 2006, James Monroe Bancorp, Inc. ("James Monroe") entered into an agreement and plan of merger with a related plan of merger, collectively referred to as the merger agreement, with Mercantile Bankshares Corporation ("Bankshares"), pursuant to which James Monroe will merge with and into Bankshares. Concurrently with the merger, James Monroe Bank, a wholly-owned subsidiary of James Monroe, will merge with and into Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Bankshares. You are invited to attend a special meeting of shareholders of James Monroe Bancorp, Inc. to be held on [  •  ], 2006 at 10:30 a.m., local time, at [                        ]. At this special meeting, you will be asked to approve the merger agreement so that the merger can occur.

        In the merger, each outstanding share of James Monroe common stock (other than shares with respect to which shareholders of James Monroe have properly exercised appraisal rights) will be converted into the right to receive either 0.6033 of a share of Bankshares common stock or $23.50 in cash, without interest. Assuming March 27, 2006, the date the merger agreement was signed, was the closing date of the merger, one share of Bankshares common stock received by a James Monroe shareholder would have been worth $38.76 per share. Assuming [  •  ], 2006, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was the closing date of the merger, one share of Bankshares common stock received by a James Monroe shareholder would have been worth $[  •  ] per share. The market prices of both Bankshares and James Monroe common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for Bankshares common stock and James Monroe common stock.

        Proration procedures set forth in the merger agreement and described in this proxy statement/prospectus provide that at least 34% but not more than 50% of the outstanding shares of James Monroe common stock will be converted into cash. Shares of James Monroe common stock that are not converted into cash will be converted into Bankshares common stock. You may elect to receive cash in exchange for your shares of James Monroe common stock. If you do not elect to receive cash, you will be deemed to have elected to receive Bankshares common stock in exchange for your shares of James Monroe common stock. However, because of the allocation of the merger consideration between Bankshares common stock and cash, there is no assurance that you will receive the form of consideration that you elect or are deemed to have elected with respect to all shares of James Monroe common stock you hold.

        Your board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of James Monroe and its shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement as described in this proxy statement/prospectus. The proposed merger requires the receipt of bank regulatory approvals by Bankshares and the approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of James Monroe common stock. Please carefully review this document, which explains the proposed merger in detail. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page [  •  ] of this proxy statement/prospectus.

        Shareholders owning or controlling shares of James Monroe common stock representing approximately [  •  ]% of the outstanding shares of James Monroe common stock as of the record date for the special meeting have entered into voting agreements in which they have agreed to vote all of such shares in favor of the proposal to approve the merger agreement.

        James Monroe common stock is listed under the symbol "JMBI" on The NASDAQ Capital Market and Bankshares common stock is listed under the symbol "MRBK" on The NASDAQ National Market.

        It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote, will have the same effect as votes against the proposal to approve the merger agreement.

        Accordingly, please complete, date, sign and return promptly your proxy card in the enclosed postage pre-paid envelope. You may attend the meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                      Sincerely,

                      [                        ]
                       John R. Maxwell
                      President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of Mercantile Bankshares Corporation common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This document is dated [  •  ], 2006 and is first being mailed to shareholders on or about [  •  ], 2006.

ADDITIONAL INFORMATION

        This document is the proxy statement of James Monroe Bancorp, Inc. for its special meeting of shareholders and the prospectus of Mercantile Bankshares Corporation for the shares of Bankshares common stock to be issued in the Merger. This proxy statement/prospectus incorporates important business and financial information about Bankshares and James Monroe from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Bankshares or James Monroe at the following addresses:

Mercantile Bankshares Corporation Two Hopkins Plaza, P.O. Box 1477 Baltimore, Maryland 21203 Attn: David E. Borowy, Investor Relations Telephone: (410) 347-8039	James Monroe Bancorp, Inc 3033 Wilson Boulevard Arlington, Virginia 22201 Attn: Richard I. Linhart Secretary Telephone: (703) 524-8100

        If you would like additional copies of this proxy statement/prospectus or the election form and letter of transmittal (which is being mailed to you under separate cover), please contact Georgeson Shareholder, the proxy solicitor for James Monroe, toll-free at 1-866-316-2020.

        If you would like to request documents, please do so by [  •  ], 2006 in order to receive them before the special meeting.

        See "Where You Can Find More Information" on page [  •  ] for further information.

[Letterhead of James Monroe Bancorp]

3033 WILSON BOULEVARD
ARLINGTON, VIRGINIA 22201

[  •  ], 2006

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [  •  ], 2006

To the Shareholders of James Monroe Bancorp, Inc.:

        We will hold a special meeting of shareholders of James Monroe Bancorp, Inc. on [  •  ], 2006, at 10:30 a.m., local time, at [  •  ], for the following purposes:

          1.     To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of March 27, 2006, between James Monroe Bancorp, Inc. and Mercantile Bankshares Corporation and the related plan of merger, pursuant to which James Monroe will merge with and into Mercantile Bankshares Corporation upon the terms and subject to the conditions set forth in the agreement and plan of merger and the related plan of merger. This proposal is more fully described in the enclosed proxy statement/prospectus. You can find copies of the agreement and plan of merger and the related plan of merger in Appendix A and Appendix B, respectively, to this proxy statement/ prospectus.

          2.     To transact any other business as may properly be brought before the James Monroe special meeting or any adjournments or postponements of the James Monroe special meeting.

        We have fixed the close of business on [  •  ], 2006 as the record date for determining those shareholders entitled to vote at the James Monroe special meeting and any adjournments or postponements of the James Monroe special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the James Monroe special meeting and any adjournments or postponements of the James Monroe special meeting.

        James Monroe shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that the surviving corporation in the merger pay the fair value of their shares of James Monroe common stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, James Monroe shareholders must give written notice of their intent to demand payment for their shares to James Monroe before voting on the merger at the special meeting and must not vote in favor of or consent to the merger. A copy of the applicable Virginia statutory provisions is included as Appendix E of the attached proxy statement/prospectus, and a summary of these provisions can be found under the section entitled "The Merger—Appraisal Rights" beginning on page [  •  ] of the attached proxy statement/prospectus.

                      By Order of the Board of Directors,

                      Richard I. Linhart
                      Corporate Secretary

Arlington, Virginia
[  •  ], 2006

The Board of Directors of James Monroe unanimously recommends that you vote "FOR" approval of the agreement and plan of merger and the related plan of merger.

i

Termination Fees Payable by James Monroe	63
Amendments; Waivers	64
Voting Agreements	64
Stock Market Listing	65
Expenses	65
INTERESTS OF CERTAIN PERSONS IN THE MERGER	66
Options to Purchase Shares	66
Change in Control Payment under Current James Monroe Employment Agreement	66
New Employment Agreements	66
Indemnification and Insurance	69
Board of Directors of MSD&T	69
DESCRIPTION OF BANKSHARES CAPITAL STOCK	70
Authorized Capital Stock	70
Bankshares Common Stock	70
Bankshares Rights Agreement; Class A Preferred Stock	71
Transfer Agent	71
Stock Exchange Listing	71
COMPARATIVE RIGHTS OF SHAREHOLDERS	72
Authorized Capital Stock	72
Voting Rights	72
Dividends	72
Size of Board of Directors	73
Removal of Directors	73
Filling Vacancies on the Board of Directors	73
Nomination of Director Candidates by Stockholders	74
Special Meetings of Stockholders	74
Stockholder Proposals	74
Amendments to Articles of Incorporation	74
Amendments to Bylaws	75
Stockholder Vote on Fundamental Issues	75
Stockholders' Rights Agreement	76
Anti-Takeover Provisions	76
Appraisal Rights	78
Directors and Officers Liability and Indemnification	79
LEGAL MATTERS	81
EXPERTS	81
WHERE YOU CAN FIND MORE INFORMATION	82
APPENDIX A: Agreement and Plan of Merger	A-1
APPENDIX B: Plan of Merger	B-1
APPENDIX C: Form of Voting Agreement	C-1
APPENDIX D: Opinion of Scott & Stringfellow, Inc.	D-1
APPENDIX E: Sections 13.1-729 through 13.1-741 of the VSCA	E-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?

A: In the merger, James Monroe Bancorp., Inc. will be merged with and into Mercantile Bankshares Corporation. Mercantile Bankshares Corporation will be the surviving corporation in the merger. Concurrently with this merger, James Monroe Bank, a wholly-owned subsidiary of James Monroe Bancorp., Inc. will merge with and into Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Mercantile Bankshares Corporation, with Mercantile-Safe Deposit and Trust Company as the surviving bank in the merger.

Q: What will I receive in the merger?

A: As a result of the merger, your shares of James Monroe common stock (other than shares with respect to which appraisal rights have been properly exercised and perfected) will be converted into the right to receive either 0.6033 of a share of Bankshares common stock or, at your election, $23.50 in cash, without interest, in each case subject to the proration procedures described below.

Q: How do I elect cash as the form of consideration I prefer to receive in the merger?

A: An election form and letter of transmittal is being mailed under separate cover to James Monroe shareholders who hold shares of James Monroe common stock in registered form. If you do not wish to elect to receive cash, you should not complete the election form and letter of transmittal. The election procedures and deadline for making elections are described beginning on page [  •  ] of this proxy statement/prospectus. All elections are subject to the proration procedures described below. To make a valid election to receive cash, holders of shares of James Monroe common stock in registered form must properly complete, sign and send the election form and letter of transmittal and any stock certificates with respect to which a cash election is being made to American Stock Transfer & Trust Company, the exchange agent, at the following address:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038 Phone: Toll-free (877) 248-6417 (718) 921-8317

        If you do not make a valid election to receive cash, you will be deemed to have made an election to receive Bankshares common stock. Election forms must be received by 5:00 p.m., Baltimore, Maryland time, on [  •  ], 2006 for your election to be valid.

        Questions regarding the election to receive cash should be directed to:

Georgeson Shareholder
17 State Street – 10th Floor
New York, NY 10004
Toll-free: 1-866-316-2020
Banks and Brokers: 1-212-440-9800

        If you own shares of James Monroe common stock in "street name" through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. "Street name" holders may be subject to an election deadline earlier than 5:00 p.m., Baltimore, Maryland time, on [  •  ], 2006. Therefore, you should carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow your broker's directions for changing those instructions.

Q: Will I always receive the form of consideration I desire to receive?

A: No. Bankshares will pay cash for at least 34% but not more than 50% of the outstanding shares of James Monroe common stock and issue shares of Bankshares common stock for the remaining outstanding shares of James Monroe common stock. If the number of James Monroe shares for which an election to receive cash is made is higher than 50% of the outstanding shares of James Monroe common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide for a 50% cash/50% stock allocation. If the number of James Monroe shares for which an election to receive cash is made is lower than 34% of the outstanding shares of James Monroe common stock, a pro rata portion of the shares for which no cash election is made will be converted into the right to receive cash in order to provide for a 34% cash/66% stock allocation. In addition, if Bankshares would be required to issue more than 2,500,000 shares of Bankshares common stock as consideration in the merger, the minimum number of shares of James Monroe common stock to be converted into cash will be increased to the extent necessary such that Bankshares would not be required to issue more than 2,500,000 shares of Bankshares common stock. Accordingly, there is no assurance that you will receive the form of consideration that you desire to receive with respect to all of the shares of James Monroe common stock you hold. The proration procedures are described beginning on page [  •  ] of this proxy statement/prospectus.

Q. What do I do if I want to revoke my election to receive cash after I have mailed my signed election form?

A: If you hold shares in registered form, you may revoke your election to receive cash by sending a signed written notice to American Stock Transfer & Trust Company, the exchange agent, identifying the shares of James Monroe common stock for which you are revoking your election. For a notice of revocation to be effective, it must be received by the exchange agent prior to the election deadline. The election procedure, including revocation of an election, is described beginning on page [  •  ] of this proxy statement/prospectus. If you hold your shares in "street name", you must follow your broker's instructions for revoking an election.

Q: What shareholder vote is necessary to approve the merger?

A: Under Virginia law, the affirmative vote of holders of more than two-thirds of the outstanding shares of James Monroe common stock is required to approve the agreement and plan of merger and the related plan of merger, which we refer to collectively in this proxy statement/prospectus as the merger agreement. Shareholders owning or controlling approximately [  •  ]% of the outstanding shares of James Monroe common stock as of the record date for the shareholders meeting have signed voting agreements under which they have agreed to vote their shares for approval of the merger agreement.

Q: Does James Monroe's board of directors recommend that shareholders approve the merger?

A: Yes. James Monroe's board of directors unanimously recommends that its shareholders vote "FOR" approval of the merger agreement.

Q. How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted by revoking your proxy in any of the three following ways:

  •
  by delivering a written notice stating that you would like to revoke your proxy to the secretary of James Monroe at the address provided under "Where You Can Find More Information" on page [  •  ];

  •
  by submitting another duly executed proxy with a later date; or

  •
  by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy; you must vote in person at the meeting).

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposal to approve the merger agreement. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the proposal to approve the merger agreement.

Q: When do you expect to complete the merger?

A: We presently expect to complete the merger in the third quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of James Monroe shareholders at the special meeting and the necessary regulatory consents and approvals.

Q: Is consummation of the merger subject to any conditions?

A: Yes. In addition to the approval of the shareholders of James Monroe, consummation of the merger requires the receipt of the necessary regulatory consents and approvals, and the satisfaction of other conditions specified in the merger agreement. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to the Completion of the Merger" beginning on pages [  •  ] and [  •  ], respectively.

Q: Am I entitled to appraisal or dissenters' rights?

A: Yes. Under Virginia law, you may exercise appraisal rights in connection with the merger. The provisions of Virginia law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of all relevant provisions of Section 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, or VSCA, is attached to this proxy statement/prospectus as Appendix E.

        For a more complete description of appraisal rights, please refer to the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" beginning on page [  •  ].

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want to vote with respect to the proposal to approve the merger agreement. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. If you want to elect cash as the form of consideration you receive for any or all of your shares, after you receive the election form and letter of transmittal, complete, sign, date and mail the election form and letter of transmittal along with the stock certificates representing the shares of James Monroe common stock with respect to which you have made a cash election to the exchange agent in the return envelope provided with the election form and letter of transmittal as soon as possible. You do not need to return the election form in order to receive Bankshares common stock.

Q: When should I send in my stock certificates?

A: If you make a cash election, you must send the stock certificates representing the shares of James Monroe common stock with respect to which you have made a cash election with your completed election form and letter of transmittal. If you do not make a cash election with respect to all of your shares, you will receive a letter of transmittal from the exchange agent promptly after the completion of the merger with instructions for sending in your stock certificates.

Q: Who can I call with questions about the special meeting or the merger or to obtain additional information about Bankshares and James Monroe?

A: You may contact James Monroe's proxy solicitor, Georgeson Shareholder, toll-free at 1-866-316-2020 (banks and brokerage firms call 1-212-440-9800).

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read the entire proxy statement/prospectus carefully and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" on page [  •  ].

Information about Bankshares and James Monroe (See Page [  •  ]).

Mercantile Bankshares Corporation
Two Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900

        Mercantile Bankshares Corporation ("Bankshares") is a regional multibank holding company headquartered in Baltimore, Maryland. It is comprised of 11 banks and a mortgage banking company. Eight banks are headquartered in Maryland, two are in Virginia and one is in Delaware. Bankshares' largest bank, Mercantile-Safe Deposit and Trust Company ("MSD&T"), represents approximately 45% of Bankshares' total assets and operates 40 offices in Maryland, 13 in Virginia, two in Washington, D.C. and one in Pennsylvania as of December 31, 2005. Nearly all of Bankshares' wealth management operations and specialized corporate banking services are provided by MSD&T. Through its affiliated banks, Bankshares provides a full range of banking services, including mortgage, trust and investment services, designed to meet the financial needs of its customers.

        Bankshares was incorporated under the laws of Maryland on May 27, 1969. At March 31, 2006, it had total assets of approximately $16.8 billion, total loans of approximately $11.7 billion, total deposits of approximately $12.6 billion and approximately $2.2 billion in stockholders' equity. Bankshares' common stock is listed on The NASDAQ National Market under the symbol "MRBK". The deposits associated with its affiliated banks are insured by the Federal Deposit Insurance Corporation (the "FDIC").

James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, Virginia 22201
(703) 707-8855

        James Monroe Bancorp, Inc. ("James Monroe") was organized in 1999 under the laws of the Commonwealth of Virginia to be the holding company for James Monroe Bank, a Virginia chartered bank. James Monroe Bank commenced operations on June 8, 1998, and currently operates out of its main office, five full service branch offices, one drive-up/walk-through limited service branch, one loan production office and a mortgage loan production office.

        James Monroe Bank provides a wide range of services to its customers, including commercial loans, lines of credit, personal loans, cash management products and financing arrangements for personal and business needs, focusing on the needs of small to medium sized businesses, their owners and principals, and professionals as well as the individual retail customer. James Monroe's common stock is listed on The NASDAQ Capital Market under the symbol "JMBI". The deposits associated with James Monroe Bank are insured by the FDIC.

The Merger (See Page [  •  ]).

        Bankshares and James Monroe have entered into an agreement and plan of merger and a related plan of merger that provide for the merger of James Monroe with Bankshares, with Bankshares continuing as the surviving corporation. The agreement and plan of merger and the related plan of merger are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

In addition, concurrently with the merger of James Monroe with and into Bankshares, James Monroe Bank will merge with and into MSD&T with MSD&T continuing as the surviving bank. You should read the agreement and plan of merger and the related plan of merger because they are the legal documents that govern the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger and the related plan of merger together as the merger agreement.

James Monroe Special Meeting of Shareholders (See Page [  •  ]).

        The special meeting of James Monroe shareholders will be held at 10:30 a.m., local time, on [  •  ], 2006, at [  •  ]. At the special meeting, James Monroe shareholders will be asked to vote to approve the merger agreement. You can vote at the special meeting if you were a record holder of James Monroe common stock at the close of business on [  •  ], 2006, the record date for the special meeting. As of that date, there were [  •  ] shares of James Monroe common stock outstanding and entitled to be voted at the special meeting. Approval of the merger agreement requires the affirmative vote of more than two-thirds of the shares of James Monroe common stock outstanding at the record date. Shareholders of James Monroe owning or controlling approximately [  •  ]% of the outstanding shares of James Monroe common stock as of the record date have agreed to vote their shares to approve the merger agreement.

What James Monroe Shareholders Will Receive in the Merger (See Page [  •  ]).

        The merger agreement provides that at the effective time of the merger each outstanding share of James Monroe common stock (other than shares with respect to which appraisal rights have properly been exercised and perfected) will be converted into the right to receive either 0.6033 of a share of Bankshares common stock or $23.50 in cash, without interest, subject to the proration procedures described in this proxy statement/prospectus. Bankshares will not issue any fractional shares of Bankshares common stock in the merger. James Monroe shareholders will receive cash for any fractional shares of Bankshares common stock owed to them in an amount, without interest, based on the closing price of Bankshares common stock on the trading day immediately prior to the closing of the merger. In this proxy statement/prospectus, we refer to the cash and shares of Bankshares common stock to be received in the merger by James Monroe shareholders as the merger consideration.

        On [  •  ], 2006, the most recent practicable trading date prior to the filing of this proxy statement/prospectus, the closing price of Bankshares common stock was $[  •  ] per share.

        No assurance can be given that the current market price of Bankshares common stock will be equivalent to the market price of Bankshares common stock on the date that stock is received by a James Monroe shareholder or at any other time. The market price of Bankshares common stock when received by a James Monroe shareholder may be greater or less than the current market price of Bankshares common stock.

You May Elect to Receive Cash Consideration (See Page [  •  ]).

        You may elect to receive cash in exchange for any or all of your shares of James Monroe common stock by completing the election form and letter of transmittal. If you do not make a valid election to receive cash, you will be deemed to have elected to receive Bankshares common stock in exchange for your shares of James Monroe common stock.

        Bankshares will pay cash for at least 34% but not more than 50% of the James Monroe common stock outstanding at the effective time of the merger and issue shares of Bankshares common stock for the remaining James Monroe common stock outstanding at the effective time of the merger. If the number of James Monroe shares for which an election to receive cash is made is higher than 50% of the outstanding shares of James Monroe common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide for a 50% cash/50%

stock allocation. If the number of James Monroe shares for which an election to receive cash is made is lower than 34% of the outstanding shares of James Monroe common stock, a pro rata portion of the shares for which no election to receive cash is made will be converted into the right to receive cash in order to provide for a 34% cash/66% stock allocation. The proration procedures are described under the heading "The Merger Agreement—Proration" beginning on page [  •  ] of this proxy statement/prospectus. In addition, if Bankshares would be required to issue more than 2,500,000 shares of Bankshares common stock as consideration in the merger, the minimum number of shares of James Monroe common stock to be converted into cash will be increased to the extent necessary such that Bankshares would not be required to issue more than 2,500,000 shares of Bankshares common stock. Because of the proration procedures, you cannot be certain of receiving the form of consideration that you desire with respect to all of your shares of James Monroe common stock.

        An election form and letter of transmittal is being mailed under separate cover to James Monroe shareholders who hold shares of James Monroe common stock in registered form. If you do not wish to elect to receive cash, you should not complete the election form and letter of transmittal. If you do not validly make an election to receive cash by 5:00 p.m., Baltimore, Maryland time, on [  •  ], 2006, you will be deemed to have made an election to receive Bankshares common stock. All elections and deemed elections are subject to the proration procedures described in this proxy statement prospectus. See "The Merger Agreement—Proration" beginning on page [  •  ] of this proxy statement/prospectus.

James Monroe's Board of Directors Unanimously Recommends Shareholder Approval of the Merger (See Page [  •  ]).

        James Monroe's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of James Monroe and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. James Monroe's board of directors unanimously recommends that James Monroe shareholders vote "FOR" approval of the merger agreement.

        The affirmative vote of the holders of more than two-thirds of the outstanding shares of James Monroe common stock is required to approve the merger agreement.

        As of the record date, the directors and executive officers of James Monroe and their affiliates owned and were entitled to vote [  •  ] shares of James Monroe common stock, which represents approximately [  •  ]% of the outstanding shares of James Monroe common stock. Certain shareholders, each of whom is also a member of the board of directors, have entered into voting agreements with Bankshares under which they have agreed to vote all of their shares, representing approximately [  •  ]% of the outstanding shares of James Monroe's common stock as of the record date, in favor of the merger agreement and against any competing transaction.

        As of the record date, neither Bankshares nor any of its directors or executive officers or their affiliates held any shares of James Monroe common stock.

James Monroe's Reasons for the Merger (See Page [  •  ]).

        In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, James Monroe's board consulted with James Monroe's management and its financial and legal advisors, and considered a number of factors, including, but not limited to:

  •
  The current financial services industry environment, including: management's expectations as to increased competition and continued tight net interest margins; the risks to shareholder value in light of inherent uncertainties as to future growth and performance; and the market for bank acquisitions in the Northern Virginia area.

  •
  The consideration to be received by James Monroe shareholders in the merger, including the current valuation of, and level of dividends and liquidity associated with, Bankshares common stock.

  •
  The financial analyses and other information presented by Scott & Stringfellow, James Monroe's financial advisor, and the opinion of Scott & Stringfellow that the consideration to be received by James Monroe's shareholders was fair from a financial point of view to James Monroe's shareholders, and its view that the common stock of Bankshares was reasonably valued.

  •
  The prospects for James Monroe as an independent entity, including the board's belief, based upon the analyses prepared by its financial advisor, that the expected present value of James Monroe's shares following continued independent operations would not be materially greater than, and could be materially less than, the consideration to be received by James Monroe shareholders in the merger.

  •
  The fact that the merger will generally enable James Monroe shareholders to defer recognition of taxable gain, to the extent that they receive Bankshares common stock.

  •
  The board's and management's perception of the compatibility of management and the business philosophies of James Monroe and Bankshares, and the reputation and record of Bankshares as an acquiror of other banks.

        Additional factors are discussed under the heading "The Merger—James Monroe's Reasons for the Merger; Recommendation of James Monroe's Board of Directors" beginning on page [  •  ] of this proxy statement/prospectus.

Opinion of James Monroe's Financial Advisor (See Page [  •  ]).

        Scott & Stringfellow, Inc. has served as financial advisor to James Monroe in connection with the merger and has given its opinion to James Monroe's board of directors that, as of March 25, 2006, the merger consideration was fair to James Monroe shareholders from a financial point of view. A copy of the opinion delivered by Scott & Stringfellow, Inc. is attached to this document as Appendix D. Scott & Stringfellow's opinion is summarized under the caption "The Merger—Opinion of James Monroe's Financial Advisor", beginning on page [  •  ] of this proxy statement/prospectus. James Monroe shareholders should read the opinion carefully and completely. The opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Scott & Stringfellow in providing its opinion.

        Scott & Stringfellow's opinion is directed to the James Monroe board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. James Monroe has agreed to pay Scott & Stringfellow a fee of approximately $1,720,000 in connection with the merger, of which $275,000 has been paid, with the remaining portion of the fee payable and contingent upon the completion of the merger.

James Monroe Officers and Directors Have Some Interests in the Merger That Are Different than or in Addition to Their Interests as Shareholders (See Page [  •  ]).

        In addition to their interests as shareholders, certain directors, executive officers or employees of James Monroe may have interests in the merger that are different from or in addition to your interests. These interests relate to or arise from, among other things:

  •
  the retention of certain of the directors of James Monroe as directors of MSD&T and the directors' receipt of compensation for their service;

  •
  the retention of certain of the executive officers and employees of James Monroe as officers or consultants of MSD&T and the officers' receipt of compensation for their employment or their consultancy; and

  •
  the potential receipt by certain executive officers and employees of James Monroe of change in control, severance or retention payments.

        James Monroe's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For information concerning these interests, please see the discussion under the caption "Interests of Certain Persons in the Merger." Certain executive officers and employees of James Monroe are expected to be appointed as officers of MSD&T upon completion of the merger. As employees of MSD&T, they will be eligible for certain employee benefits as discussed under the caption "The Merger Agreement—Employee Benefit Plans and Existing Agreements."

Material United States Federal Income Tax Consequences (See Page [  •  ]).

        We have structured the merger as a "reorganization" for United States federal income tax purposes. Accordingly, holders of shares of James Monroe common stock will generally not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of James Monroe common stock for Bankshares common stock in the merger, except for any gain or (in certain cases) loss recognized in connection with any cash received as part of the merger consideration. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of James Monroe and Bankshares to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for United States federal income tax purposes.

        The United States federal income tax consequences described above may not apply to all holders of James Monroe common stock, including certain holders specifically referred to on page [  •  ]. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (See Page [  •  ]).

        James Monroe shareholders are entitled to exercise appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of James Monroe common stock. In general, to preserve their appraisal rights, James Monroe shareholders who wish to exercise these rights must:

  •
  deliver a notice of intent to demand payment for their shares to James Monroe at or before the time the vote is taken at the James Monroe special meeting;

  •
  not vote their shares for approval of the merger agreement;

  •
  continuously hold their shares of James Monroe stock from the date they make the notice of intent to demand payment through the closing of the merger; and

  •
  comply with the other procedures set forth in Section 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act (the "VSCA").

        The text of Section 13.1-729 through 13.1-741 of the VSCA governing appraisal rights is attached to this proxy statement/prospectus as Appendix E. Failure to comply with the procedures described in Appendix E will result in the loss of appraisal rights. We urge you to read the text of Section 13.1-729 through 13.1-741 of the VSCA governing appraisal rights carefully.

The Merger Will Be Accounted for under the Purchase Method of Accounting (See Page [  •  ]).

        The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America. A comparison of the most recent annual financial statements of Bankshares and James Monroe indicates that Bankshares' investment in James Monroe will represent less than 3.5% of Bankshares' assets.

Completion of the Merger Is Subject to Certain Conditions (See Page [  •  ]).

        Completion of the merger is subject to a number of conditions, including the approval of the merger agreement by James Monroe shareholders and the receipt of necessary regulatory consents and approvals. Certain conditions to the merger may be waived by Bankshares or James Monroe, as applicable.

We May Not Complete the Merger without All Required Regulatory Approvals (See Page [  •  ]).

        The merger requires the receipt of certain regulatory consents, approvals and waivers, including the approvals of the FDIC, the Maryland Commissioner of Financial Regulation and the Virginia State Corporation Commission (through the Virginia Bureau of Financial Institutions), and a waiver of an application for the merger by the Federal Reserve Bank of Richmond. We have made filings and notifications for these purposes. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

The Merger Is Expected to Occur in the Third Quarter of 2006 (See Page [  •  ]).

        The merger of James Monroe and Bankshares will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the third quarter of 2006. However, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (See Page [  •  ]).

        Bankshares and James Monroe can mutually agree to abandon the merger and terminate the merger agreement at any time prior to the time the merger is completed, even after shareholder approval. Also, either James Monroe or Bankshares can decide, without the consent of the other, to abandon the merger in a number of situations, including if:

  •
  The merger has not been completed by November 27, 2006; provided, however, that this right is not available to any party whose breach of the merger agreement results in the merger not being completed;

  •
  The other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is incapable of being cured by November 27, 2006;

  •
  A law, judgment, injunction, order or decree of a court or governmental body prohibits the merger; or

  •
  James Monroe shareholder approval is not obtained at the special meeting.

        Bankshares can terminate the merger agreement if:

  •
  James Monroe's board of directors fails to make, withdraws or modifies in a manner adverse to Bankshares its approval or recommendation of the merger agreement;

  •
  James Monroe enters into or publicly announces its intention to enter into an agreement with a third party for a transaction that it determines is a superior proposal; or

  •
  James Monroe's board of directors fails to call and hold a shareholder meeting or breaches the covenant restricting James Monroe's ability to solicit or negotiate with a third party concerning an alternative transaction.

        James Monroe can terminate the merger agreement if:

  •
  James Monroe's board of directors authorizes James Monroe to enter into an agreement concerning a superior proposal. In order to terminate for this reason, James Monroe must provide Bankshares with written notice advising Bankshares that the board of directors of James Monroe is prepared to accept a superior proposal, and only if, within 72 hours of receipt of such notice, Bankshares does not make an offer to James Monroe that is at least as favorable to the shareholders of James Monroe as the superior proposal; or

  •
  Both (1) the average closing price of Bankshares common stock for the 10 consecutive trading days ending on the seventh day immediately prior to the effective date of the merger is less than $33.1075 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since March 27, 2006. James Monroe's right to terminate for this reason is subject to Bankshares' right, subject to certain limitations, to pay additional consideration for shares of James Monroe common stock that will be converted into Bankshares common stock by increasing the exchange ratio and/or paying cash to the extent necessary to provide shareholders whose shares are converted into the right to receive Bankshares common stock with consideration equivalent to what they would have received if one of these two conditions did not exist.

James Monroe Must Pay Bankshares a Termination Fee under Certain Circumstances
(See Page [  •  ]).

        If the merger agreement is terminated upon the occurrence of specified events, James Monroe must pay Bankshares a termination fee of $5 million. James Monroe must pay the termination fee to Bankshares immediately upon termination of the merger agreement in the following circumstances:

  •
  If Bankshares terminates the merger agreement because James Monroe's board of directors fails to make, withdraws or modifies, in a manner adverse to Bankshares, its recommendation of the merger agreement;

  •
  If Bankshares terminates the merger agreement because James Monroe enters into or publicly announces its intention to enter into an agreement for a transaction that it determines is a superior proposal;

  •
  If Bankshares terminates the merger agreement because James Monroe's board of directors fails to call and hold a shareholder meeting or breaches the covenant restricting James Monroe's ability to solicit or negotiate with a third party concerning an alternative transaction; or

  •
  If James Monroe terminates the merger agreement to accept a superior proposal from a third party and Bankshares chooses not to make an offer that is at least as favorable to the James Monroe shareholders as the superior proposal.

        James Monroe must also pay the termination fee to Bankshares in the following circumstances:

  •
  The merger agreement is terminated by Bankshares or James Monroe because of failure to complete the merger by November 27, 2006; or

  •
  the merger agreement is terminated by Bankshares or James Monroe because James Monroe shareholder approval is not obtained at the special meeting;

and, prior to any such termination, an acquisition proposal with respect to James Monroe has been publicly proposed by a third party and within 12 months following such termination, James Monroe completes, or enters into a definitive agreement relating to, an acquisition by a third party. In the case of a termination of the merger agreement in accordance with the preceding sentence, the termination fee would be payable by James Monroe within two business days of the completion of an acquisition or the entry into a definitive agreement relating to an acquisition, as applicable.

        James Monroe agreed to this termination fee arrangement in order to induce Bankshares to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire James Monroe.

Effect of Merger on Rights of James Monroe Shareholders (See Page [  •  ]).

        The rights of James Monroe shareholders are governed by Virginia law, as well as James Monroe's articles of incorporation and bylaws. After completion of the merger, the rights of the former James Monroe shareholders receiving Bankshares common stock in the merger will be governed by Maryland law, as well as Bankshares' articles of incorporation and bylaws. There are substantive and procedural differences between James Monroe's and Bankshares' articles of incorporation and bylaws that will affect the rights of such James Monroe shareholders.

Appointment of Additional Members to MSD&T Board (See Page [  •  ]).

        Upon completion of the merger of James Monroe Bank with and into MSD&T, MSD&T's board of directors will be increased by two members and the vacancies will be filled by the appointment of individuals who are currently directors of James Monroe.

Share Information and Market Prices.

        The following table sets forth the closing sale price per share of Bankshares common stock and James Monroe common stock, and the Equivalent Price Per Share for James Monroe common stock of the merger consideration, as of March 24, 2006 (the last full trading day before the public announcement of the merger agreement) and as of [  •  ], the most recent practicable trading day prior to the date of this proxy statement/prospectus, respectively. The form of consideration received by James Monroe shareholders in the aggregate will range from 34% cash/66% stock to 50% cash/50% stock based upon the number James Monroe shares for which an election to receive cash is made and the application of the proration procedures described in this proxy statement/prospectus (subject to Bankshares being required to issue less than 2,500,000 shares of Bankshares common stock as consideration in the merger). The Equivalent Price Per Share at a Consideration of 34% Cash and 66% Stock as of the relevant date is calculated as the sum of (a) $23.50 multiplied by 34% and (b) the closing sale price of Bankshares common stock on the relevant date multiplied by (x) the exchange ratio of 0.6033 and (y) 66%. The Equivalent Price Per Share at a Consideration of 50% Cash and 50% Stock as of the relevant date is calculated as the sum of (a) $23.50 multiplied by 50% and (b) the closing sale price of Bankshares common stock on the relevant date multiplied by (x) the exchange ratio of 0.6033 and (y) 50%.

	Bankshares Common Stock		James Monroe Common Stock		Equivalent Price Per Share at a Consideration of 34% Cash and 66% Stock		Equivalent Price Per Share at a Consideration of 50% Cash and 50% Stock
March 24, 2006		$39.00		$18.54		$23.52		$23.51
[•], 2006	$	[•]	$	[•]	$	[•]	$	[•]

        The market prices of both Bankshares and James Monroe common stock will fluctuate prior to the merger. You should obtain current market quotations for Bankshares common stock and James Monroe common stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Bankshares' common stock is listed on The NASDAQ National Market under the symbol "MRBK." James Monroe's common stock is listed on The NASDAQ Capital Market under the symbol "JMBI." The following table sets forth, for the periods indicated, the high and low sales prices per share for Bankshares and James Monroe common stock as reported on The NASDAQ National Market, with respect to Bankshares, and The NASDAQ Capital Market, with respect to James Monroe, and the cash dividends declared per share for Bankshares.

	Bankshares*			James Monroe**
	High	Low	Cash Dividend	High	Low	Cash Dividend
Quarter Ended:
March 31, 2006	$39.82	$36.88	$0.26	$23.49	$17.75	—
Quarter Ended:
December 31, 2005	$40.09	$34.11	$0.25	$20.00	$17.48	—
September 30, 2005	37.46	34.13	0.25	18.80	14.80	—
June 30, 2005	35.20	32.39	0.25	16.60	14.04	—
March 31, 2005	34.90	32.27	0.23	16.10	14.44	—
Quarter Ended:
December 31, 2004	$35.39	$31.38	$0.23	$15.92	$14.12	—
September 30, 2004	32.89	29.45	0.23	15.40	14.40	—
June 30, 2004	31.95	26.87	0.23	15.48	14.01	—
March 31, 2004	30.67	27.67	0.22	15.31	13.15	—

*
Sales prices and dividends were adjusted, as needed, to reflect a 3 for 2 stock split effected on January 27, 2006.

**
Sales prices were adjusted, as needed, to reflect the 3 for 2 stock split in the form of a 50% stock dividend paid on June 1, 2004, and the 5 for 4 stock split in the form of a 25% stock dividend paid on December 28, 2005.

COMPARATIVE PER SHARE DATA

        The following table shows certain historical per share data for Bankshares and James Monroe for the periods indicated. It also shows certain per share data that assumes the merger has occurred, which we refer to as "pro forma combined" information. In presenting the comparative pro forma information for the periods shown, we assumed that we had been combined throughout those periods.

        The merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. The operating results of James Monroe will be reflected in Bankshares' consolidated financial statements from and after the date the merger is consummated.

        The information listed as "equivalent pro forma" for James Monroe was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.6033 of a share of Bankshares common stock for each share of James Monroe common stock. The exchange ratio is fixed and was calculated by dividing $23.50, the amount of cash payable for each share of James Monroe common stock that will be converted into the right to receive cash, by $38.95, the average closing price of Bankshares common stock over the 15-day trading period ending on March 24, 2006.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. While we hope that the merger also will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue, the pro forma combined information does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of James Monroe's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of James Monroe will change the amount of the purchase price allocable to goodwill. Additionally, changes to James Monroe's shareholders' equity, including net income and changes in the market value of Bankshares' common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the pro forma information presented herein. The information in the following table is based on, and should be read together with, the historical financial information that we have included in this proxy statement/prospectus or presented in Bankshares' and James Monroe's prior filings with the Securities and Exchange Commission (the "SEC"), which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page [  •  ].

Comparative Per Common Share Data

	Quarter Ended March 31, 2006	Year Ended December 31, 2005
EARNINGS PER COMMON SHARE:
Basic
Bankshares	$0.58	$2.28
James Monroe	0.17	0.76
Pro forma combined	0.57	2.26
Equivalent pro forma for one James Monroe common share(1)	0.34	1.36
Diluted
Bankshares	$0.57	$2.26
James Monroe	0.17	0.72
Pro forma combined	0.56	2.24
Equivalent pro forma for one James Monroe common share(1)	0.34	1.35
CASH DIVIDENDS PER COMMON SHARE:
Bankshares	$0.26	$0.99
James Monroe	—	—
Pro forma combined	0.26	0.99
Equivalent pro forma for one James Monroe common share(1)	0.16	0.60
SHAREHOLDERS' EQUITY PER COMMON SHARE:
Bankshares	$18.10	$17.81
James Monroe	7.36	7.11
Pro forma combined	18.40	18.12
Equivalent pro forma for one James Monroe common share(1)	11.10	10.93

(1)
The equivalent pro forma represents the pro forma combined amount multiplied by the exchange ratio of 0.6033.

SELECTED FINANCIAL DATA

        The following tables present selected historical financial information of Bankshares and James Monroe. The historical information is derived from the audited financial statements of Bankshares and James Monroe for their respective fiscal years ended December 31, 2001 through December 31, 2005. In all cases, the financial information for each of Bankshares and James Monroe is presented on a consolidated basis.

        The information in the following tables is only a summary and should be read together with the historical financial statements and related notes that Bankshares and James Monroe have presented in their prior filings with the SEC. Bankshares and James Monroe have incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page [  •  ]. A comparison of the most recent annual financial statements of Bankshares and James Monroe indicates that Bankshares' investment in James Monroe will represent less than 3.5% of Bankshares' assets.

MERCANTILE BANKSHARES CORPORATION
Selected Consolidated Financial Data
(dollars in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003	2002	2001
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets	$16,421,729	$14,425,690	$13,695,472	$10,790,376	$9,928,786
Loans	11,607,845	10,228,433	9,272,160	7,312,027	6,906,246
Deposits	12,077,350	10,799,199	10,262,553	8,260,940	7,447,372
Long-term debt	742,163	690,955	647,722	287,214	269,437
Shareholders' equity	2,194,722	1,917,683	1,841,441	1,324,358	1,230,206
STATEMENT OF INCOME DATA:
Net interest income	$617,126	$545,781	$472,349	$441,035	$417,327
Noninterest income	243,120	213,929	183,572	144,519	146,404
Noninterest expense	420,821	391,958	337,447	272,608	263,959
Net income	276,319	229,407	196,814	190,238	181,295
PER COMMON SHARE DATA:
Net income, basic	$2.28	$1.93	$1.80	$1.82	$1.71
Net income, diluted	2.26	1.92	1.79	1.81	1.70
Cash dividends paid	0.99	0.92	0.86	0.79	0.73
Book value (at end of period)	17.81	16.12	15.39	12.83	11.75

JAMES MONROE BANCORP, INC.
Selected Consolidated Financial Data
(dollars in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003	2002	2001
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets	$529,921	$450,770	$305,651	$238,793	$126,658
Loans	378,491	249,996	169,047	121,047	86,139
Deposits	471,229	404,054	255,116	213,870	114,259
Long-term debt	17,527	9,279	9,279	5,155	—
Shareholders' equity	39,645	36,901	33,891	19,195	11,967
STATEMENT OF INCOME DATA:
Net interest income	$17,831	$12,629	$9,408	$6,482	$4,630
Noninterest income	1,627	1,175	1,147	760	554
Noninterest expense	11,883	8,287	5,964	4,394	3,033
Net income	4,217	2,970	2,601	1,553	1,112
PER COMMON SHARE DATA:
Net income, basic	$0.76	$0.54	$0.58	$0.40	$0.33
Net income, diluted	0.72	0.51	0.54	0.38	0.32
Book value (at end of period)	7.11	6.64	6.14	4.45	3.54

RECENT DEVELOPMENTS

Mercantile Bankshares Corporation

        On April 25, 2006, Bankshares announced that net income for the quarter ended March 31, 2006 was $70.8 million, a 13.0% increase over net income of $62.6 million for the same period in 2005 and a 5.5% decrease from the $74.9 million reported for the fourth quarter of 2005. For the quarter ended March 31, 2006, diluted net income per share was $0.57, an increase of 9.6% from the $0.52 reported for the first quarter of 2005 and a 5.0% decrease from the $0.60 reported for the fourth quarter of 2005. The diluted net income per share amounts have been adjusted to give effect to a three-for-two stock split effected in January 2006. At March 31, 2006, total assets increased to $16.8 billion, which represents a 14.7% increase from March 31, 2005 and a 2.2% increase from December 31, 2005. Total loans at March 31, 2006 increased to $11.7 billion, which represents a 12.3% increase from March 31, 2005 and a 0.8% increase from December 31, 2005, while total deposits were $12.6 billion, or a 14.6% increase from a year earlier and a 4.1% increase from the prior quarter.

James Monroe Bancorp, Inc.

        On April 19, 2006, James Monroe announced that net income for the quarter ended March 31, 2006 was $967,000, or $0.17 per diluted share, compared to net income of $768,000, or $0.13 per diluted share, for the first quarter of 2005, an increase of 25.9% in net income and an increase of 29.6% in earnings per diluted share over the same period in the previous year. At March 31, 2006, total assets increased to $544.9 million, a 17.3% increase from March 31, 2005 and a 2.8% increase from December 31, 2005, and total loans increased to $398.2 million, a 36.6% increase over the first quarter of 2005 and a 5.2% increase over the fourth quarter of 2005. Total deposits at March 31, 2006 were to $452.7 million, a 8.4% increase from a year earlier and a 3.9% decrease from the prior quarter.

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating this transaction and the proposal to approve the merger agreement at the James Monroe special meeting.

Because the market price of Bankshares common stock may fluctuate, you cannot be sure of the value of the stock portion of the merger consideration that you may receive.

        Upon completion of the merger, each share of James Monroe common stock will be converted into the right to receive the merger consideration consisting of shares of Bankshares common stock or cash, pursuant to the terms of the merger agreement. Because Bankshares is issuing its shares at a fixed exchange ratio as part of the merger consideration, any change in the price of Bankshares common stock prior to completion of the merger will affect the value of any shares of Bankshares common stock you receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        Accordingly, at the time of the James Monroe special meeting, you will not be able to determine the value of the Bankshares common stock you may receive upon completion of the merger.

The market price of the shares of Bankshares common stock may be affected by factors different from those affecting the shares of James Monroe common stock.

        Upon completion of the merger, certain holders of James Monroe common stock will become holders of Bankshares common stock. Some of Bankshares' current businesses and markets differ from those of James Monroe and, accordingly, the results of operations of Bankshares after the merger may be affected by factors different from those currently affecting the results of operations of James Monroe. For further information on the businesses of Bankshares and James Monroe and the factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information" on page [  •  ].

You cannot be certain of the form of merger consideration that you receive.

        Bankshares will pay cash for at least 34% but not more than 50% of the James Monroe common stock outstanding at the effective time of the merger and issue shares of Bankshares common stock for the remaining shares of James Monroe common stock outstanding at the effective time of the merger. If the number of James Monroe shares for which an election to receive cash is made is higher than 50% of the outstanding shares of James Monroe common stock, a pro rata portion of the shares for which an election to receive cash is made will be converted into the right to receive Bankshares common stock in order to provide for a 50% cash/50% stock allocation. If the number of James Monroe shares for which an election to receive cash is made is lower than 34% of the outstanding shares of James Monroe common stock, a pro rata portion of the shares for which no election to receive cash is made will be converted into the right to receive cash in order to provide for a 34% cash/66% stock allocation. If such a proration is required, holders of James Monroe common stock who elected to receive cash may receive a portion of their consideration in Bankshares common stock, and holders who made no election may receive a portion of their consideration in cash. In addition, if Bankshares would be required to issue more than 2,500,000 shares of Bankshares common stock as consideration in the merger, the minimum number of shares of James Monroe common stock to be converted into cash will be increased to the extent necessary such that Bankshares would not be required to issue more than 2,500,000 shares of Bankshares common stock. Accordingly, there is a risk that you will receive a portion of the merger consideration in the form that you do not desire, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received.

We may fail to realize the cost savings we estimate for the merger.

        The success of the merger will depend, in part, on our ability to realize the estimated cost savings from combining the businesses of Bankshares and James Monroe. While we believe, as of the date of this proxy statement/prospectus, that these cost savings estimates are achievable, it is possible that the potential cost savings could turn out to be more difficult to achieve than we anticipated. Our cost savings estimates also depend on our ability to combine the businesses of Bankshares and James Monroe in a manner that permits those cost savings to be realized. If our estimates turn out to be incorrect or we are not able to combine successfully our two companies, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining our two companies may be more difficult, costly or time-consuming than we expect, or could result in the loss of customers.

        Bankshares and James Monroe have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from our banks. Certain customers' branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Certain officers and directors of James Monroe have potential conflicts of interest in the merger.

        James Monroe shareholders should be aware of potential conflicts of interest and the benefits available to James Monroe officers and directors when considering James Monroe's board of directors' recommendation to approve the merger. Certain officers, directors and employees of James Monroe will become officers, directors or employees of, or consultants to, MSD&T and will be subject to employment agreements with MSD&T after completion of the merger.

Bankshares has various measures that could impede the takeover of Bankshares or make it difficult for Bankshares stockholders to remove Bankshares' board of directors or management.

        Bankshares has various measures in place, any one or more of which may impede the takeover of Bankshares without the approval of Bankshares' board of directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of Bankshares common stock. In addition, these measures could make it more difficult for stockholders to remove Bankshares' board of directors or management.

        The measures include:

  •
  a stockholders' rights plan, which, among other things, provides for the dilution of the Bankshares common stock holdings of a person who, together with any affiliate of the person, acquires beneficial ownership of 10% or more of the outstanding Bankshares common stock; and

  •
  various charter provisions providing for, among other things, a "staggered" board of directors, fixing the number of directors only by a vote of directors, filling vacancies on the board only by the vote of the remaining directors, and certain voting requirements in connection with removal of directors and calling special meetings of stockholders.

FORWARD-LOOKING STATEMENTS

        Bankshares and James Monroe make forward-looking statements in this proxy statement/ prospectus and their public documents within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this document and the underlying management assumptions. These "forward-looking statements" can be identified by words such as "believes," "expects," "anticipates," "intends" and similar expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between James Monroe and Bankshares, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Bankshares' and James Monroe's plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective managements of Bankshares and James Monroe and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        In addition to factors that we have previously disclosed in our respective reports filed with the SEC and those that we discuss elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  the businesses of Bankshares and James Monroe may not be combined successfully, or such combination, including the conversion of James Monroe's systems, controls and procedures, may take longer, be more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;

  •
  adverse effects on relationships with employees may be greater than expected;

  •
  the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may compress margins and adversely affect net interest income;

  •
  adverse affects may be caused by continued diversification of assets and adverse changes to credit quality;

  •
  competition from other financial services companies in Bankshares' and James Monroe's markets could adversely affect operations;

  •
  an economic slowdown could adversely affect credit quality and loan originations; and

  •
  social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

        The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Bankshares and James Monroe assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE JAMES MONROE SPECIAL SHAREHOLDERS' MEETING

        James Monroe is providing this proxy statement/prospectus to you as its proxy statement in connection with the solicitation of proxies by James Monroe's board of directors to be voted at the special meeting of James Monroe shareholders to be held on [  •  ], 2006, and at any adjournments or postponements of the special meeting. This document is first being mailed to James Monroe shareholders on or about [  •  ], 2006.

        Bankshares is also providing this document to you as a prospectus in connection with the offer and sale by Bankshares of its shares of common stock as a result of the proposed merger.

Date; Time and Place of Meeting

        The special meeting of James Monroe shareholders is scheduled to be held as follows:

          Date: [  •  ], 2006

          Time: 10:30 a.m., local time

          Place: [  •  ]

Purpose of the Special Meeting

        At the special meeting, shareholders of James Monroe will be asked to:

  •
  approve the merger agreement with Bankshares under which James Monroe will merge with and into Bankshares, with Bankshares as the surviving corporation, and each outstanding share of James Monroe will be converted into the right to receive the merger consideration described in this proxy statement/prospectus; and

  •
  transact any other business that may properly come before the special meeting or any postponements or adjournments of that meeting.

Record Date and Outstanding Shares

        James Monroe's board of directors has fixed the close of business on [  •  ], 2006 as the record date for the special meeting and only shareholders of record of James Monroe common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Each holder of record of James Monroe common stock at the close of business on the record date is entitled to one vote for each share of James Monroe common stock then held on each matter voted on by shareholders. At the close of business on the record date, there were [  •  ] shares of James Monroe common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Merger

        The approval of the merger agreement requires the affirmative vote of more than two-thirds of all outstanding shares of James Monroe common stock.

Quorum; Abstentions and Broker Non-Votes

        The holders of a majority of the outstanding shares of James Monroe common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists.

        If you hold your shares of James Monroe common stock in street name through a broker, bank or other nominee, generally the nominee may only vote your James Monroe common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker shares that are not voted on any matter at the special meeting will not be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

        For purposes of the vote with respect to the merger agreement required under Virginia law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against approval of the merger agreement.

Voting by Directors and Executive Officers

        As of the record date, James Monroe directors and executive officers beneficially owned [  •  ] shares of James Monroe common stock, or approximately [  •  ]% of the shares entitled to vote at the special meeting.

        Certain shareholders of James Monroe, each of whom is also a member of the board of directors, who together beneficially own or control shares of James Monroe common stock which represented approximately [  •  ]% of the outstanding shares of James Monroe common stock as of the record date, have executed voting agreements with Bankshares. Under the voting agreements, such shareholders have agreed to vote these shares for approval of the merger agreement. In addition, each such shareholder has executed an irrevocable proxy that enables Bankshares to vote these shares to approve the merger agreement. These shareholders were not paid any additional consideration in connection with the voting agreements or the irrevocable proxy. The voting agreements terminate upon any termination of the merger agreement. The form of voting agreements entered into by these shareholders is attached to this proxy statement/prospectus as Appendix C. See "The Merger Agreement—Voting Agreements."

Voting and Revocation of Proxies

        After carefully reading and considering the information presented in this proxy statement/ prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

        All shares represented by each properly executed and valid proxy received by the secretary of James Monroe before the special meeting will be voted in accordance with the instructions given on the proxy. If a James Monroe shareholder executes a proxy card without giving instructions, the shares of James Monroe common stock represented by that proxy card will be voted "FOR" approval of the merger agreement. James Monroe's board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn or postpone the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the merger agreement will not be used to vote "FOR" adjournment or postponement of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

        You may revoke your proxy at any time before the proxy is voted by one of the following means:

  •
  sending the secretary of James Monroe a written notice revoking the proxy at the address provided under "Where You Can Find More Information" on page [  •  ];

  •
  submitting a duly executed proxy with a later date;

  •
  attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

  •
  if you have instructed a broker, bank or other nominee to vote your shares, following the directions received from your broker, bank or other nominee.

Election to Receive Cash Consideration

        If you make a cash election, you must send the stock certificates representing the shares of James Monroe common stock with respect to which you have made a cash election with your completed election form and letter of transmittal. The completed election form and letter of transmittal and related stock certificates must be received by the exchange agent no later than 5:00 p.m., Baltimore, Maryland time on [  •  ], 2006. If you have not submitted stock certificates representing all of your shares of James Monroe common stock in connection with your cash election, you will receive a letter of transmittal from the exchange agent promptly after the completion of the merger with instructions for sending in your stock. See "The Merger Agreement—Procedures for Surrendering James Monroe Stock Certificates."

Solicitation of Proxies and Expenses

        The accompanying proxy is being solicited by James Monroe's board of directors, and James Monroe will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of James Monroe common stock held of record by those persons, and James Monroe may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by James Monroe's directors, officers and regular employees These people will receive no additional compensation for these services, but will be reimbursed for any expenses Incurred by them in connection with these services. James Monroe has engaged Georgeson Shareholder, a proxy solicitation firm, to assist in the solicitation of proxies. James Monroe will pay Georgeson Shareholder $6,500 for its services and reimburse its out of pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Georgeson Shareholder against any losses arising out of its proxy soliciting services on James Monroe's behalf.

Board Recommendation

        James Monroe's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of James Monroe and its shareholders. Accordingly, James Monroe's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that James Monroe shareholders vote "FOR" the proposal to approve the merger agreement.

        The proposed merger is of great importance to the shareholders of James Monroe. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/ prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

Appraisal Rights

        Under Virginia law, you may exercise appraisal rights in connection with the merger. The provisions of Virginia law governing appraisal rights are complex and you should study them carefully. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of all relevant provisions of Section 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, or VSCA, is attached to this proxy statement/prospectus as Appendix E.

        For a more complete description of appraisal rights, please refer to the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" beginning on page [  •  ].

THE COMPANIES

Bankshares

        Mercantile Bankshares Corporation ("Bankshares") is a regional multibank holding company headquartered in Baltimore, Maryland. It is comprised of 11 banks and a mortgage banking company. Eight banks are headquartered in Maryland, two are in Virginia and one is in Delaware. Bankshares' largest bank, Mercantile-Safe Deposit and Trust Company ("MSD&T"), represents approximately 45% of Bankshares' total assets and operates 40 offices in Maryland, 13 in Virginia, two in Washington, D.C. and one in Pennsylvania as of December 31, 2005. Nearly all of Bankshares' wealth management operations and specialized corporate banking services are provided by MSD&T. Through its affiliated banks, Bankshares provides a full range of banking services, including mortgage, trust and investment services, designed to meet the financial needs of its customers.

        Bankshares was incorporated under the laws of Maryland on May 27, 1969. At March 31, 2006, it had total assets of approximately $16.8 billion, total loans of approximately $11.7 billion, total deposits of approximately $12.6 billion and approximately $2.2 billion in stockholders' equity. Bankshares' common stock is listed on The NASDAQ National Market under the symbol "MRBK". The deposits associated with its affiliated banks are insured by the Federal Deposit Insurance Corporation (the "FDIC").

        The principal executive offices of Bankshares are located at Two Hopkins Plaza, Baltimore, Maryland 21201 and its telephone number is (410) 237-5900.

James Monroe

        James Monroe Bancorp, Inc. ("James Monroe") was organized in 1999 under the laws of the Commonwealth of Virginia to be the holding company for James Monroe Bank, a Virginia chartered bank. James Monroe Bank commenced operations on June 8, 1998, and currently operates out of its main office, five full service branch offices, one drive-up/walk-through limited service branch, one loan production office and a mortgage loan production office.

        James Monroe Bank provides a wide range of services to its customers, including commercial loans, lines of credit, personal loans, cash management products and financing arrangements for personal and business needs, focusing on the needs of small to medium sized businesses, their owners and principals, and professionals as well as the individual retail customer. James Monroe's common stock is listed on The NASDAQ Capital Market under the symbol "JMBI". The deposits associated with James Monroe Bank are insured by the FDIC.

THE MERGER

General

        We are providing this document to holders of James Monroe common stock in connection with the solicitation of proxies by James Monroe's board of directors to be voted at James Monroe's special shareholders' meeting, and at any adjournments or postponements of such meeting. At the James Monroe special shareholders' meeting, James Monroe will ask its shareholders to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 27, 2006, between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc. and the related plan of merger, and any other matters that are properly brought before the meeting.

        The merger agreement provides for the merger of James Monroe with and into Bankshares, with Bankshares continuing as the surviving corporation. We have attached a copy of the merger agreement as Appendix A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety. For additional information about the merger, see "The Merger Agreement—Structure of the Merger" beginning on page [  •  ] of this proxy statement/prospectus.

Background of the Merger

        The merger agreement between James Monroe and Bankshares is the result of a carefully considered and controlled process conducted by James Monroe over a period of approximately five months, beginning in November 2005, in consultation with James Monroe's financial and legal advisors. The following is a brief summary of the background of the process that resulted in the merger agreement and the negotiations between James Monroe and Bankshares.

        In October 2005, John Maxwell, President and Chief Executive Officer of James Monroe, and David Pijor, Chairman of the board of directors, requested Scott & Stringfellow, Inc., James Monroe's financial adviser, to prepare a presentation to the board of directors outlining James Monroe's strategic alternatives. The presentation, delivered at the board's November 12, 2005 strategic retreat, outlined and discussed the potential sale or affiliation of James Monroe with a larger financial institution, James Monroe's ability to effect acquisitions of its own, and the prospect of continuing James Monroe's organic growth through branching and the sale of additional common stock. The board's discussion at the retreat focused primarily on the alternatives of remaining independent and capital raising.

        In January 2006, Messrs. Maxwell and Pijor requested Scott & Stringfellow to prepare a presentation for the board, focusing on the prospects for, and potential pricing of, a sale of James Monroe to a larger financial institution. Based on a number of factors, including their views regarding the continuing strong competition from financial institutions in James Monroe's Northern Virginia market and the metropolitan Washington, D.C. market, the prospects for increasing competition for deposits, personnel, loans and branch locations in the market resulting from new entrants into the market and expanded branching by existing competitors, the continued tight margins and modest returns on assets and equity experienced by James Monroe, the inherent uncertainty as to James Monroe's ability to continue profitable growth, the varying opinions on the board of directors as to James Monroe's prospects and the future direction, management and operation of James Monroe, and the relatively high market pricing of James Monroe's shares, Messrs. Pijor and Maxwell believed that the best interests of James Monroe's shareholders might be served by market testing the value of James Monroe in a change of control transaction. This conclusion was reinforced by their belief that while certain external factors (such as bank stock valuations generally, low industry charge-offs, and low but rising interest rates) were all currently positive valuation factors for the industry in general, there could be no way to determine whether these factors would improve or deteriorate between the present and such future point when James Monroe might consider a change of control transaction.

        Scott & Stringfellow presented its analysis of James Monroe at a meeting of the board of directors held on January 11, 2006. Following extensive discussion of the presentation and the alternative of remaining independent, and a request for additional analyses from Scott & Stringfellow as to James Monroe's projected future value as an independent entity, the board determined to postpone a decision for one week, in order to further consider the matter, and to obtain the views of an absent director.

        On January 18, 2006, James Monroe met to further discuss the Scott & Stringfellow presentation and the additional analyses provided by Scott & Stringfellow. Following lengthy discussion and consideration of the scenarios of discounted projected future value of James Monroe following continued organic growth under a number of growth scenarios and a range of discount rates, as compared to the potential sales prices which could be realized by an immediate sale of James Monroe, the board of directors concluded that the continued independent operation of James Monroe would not provide materially greater value to shareholders than the immediate sale of James Monroe at a price in the upper half of the range indicated by Scott & Stringfellow, and that the potential risks and uncertainties of execution of a strategy of independent operation indicated that long term shareholder value would be best achieved, preserved and protected by an immediate sale to a quality acquiror for a price in the upper half of that range. Accordingly, the board of directors authorized Messrs. Maxwell, Pijor and Linhart to work with Scott & Stringfellow and legal counsel to James Monroe to effect a process to obtain indications of interest to acquire James Monroe. In approving these actions, the board made clear its view that James Monroe was not to be committed to a sale as a result of this process, and that the board could terminate the process if adequate indications of interest were not received, or other factors relating to the indications were not satisfactory.

        During the period from January 19 through February 10, 2006, Scott & Stringfellow completed its due diligence on James Monroe, and together with Messrs. Maxwell, Pijor and Linhart and counsel to James Monroe, prepared a confidentiality agreement and confidential information memorandum. The confidential information memorandum contained information about the financial condition and operations of James Monroe. Scott & Stringfellow contacted an aggregate of 18 potential acquirors, selected for, among other factors, their perceived interest in James Monroe's market, capacity to pay, perceived willingness to acquire a company of the size of James Monroe, characteristics and attractiveness of the potential acquiror's stock, and ability to have an acquisition approved in a timely manner. Thirteen signed confidentiality agreements were received and confidential information memorandums distributed. Ultimately, five initial indications of interest were received.

        On February 22, 2006, a conference call was held among the board of directors, Scott & Stringfellow and legal counsel to James Monroe to discuss the five indications of interest, a summary of which had previously been distributed. Following discussion, the board authorized Messrs. Maxwell, Pijor and Linhart and Scott & Stringfellow to engage in further discussions with three companies, including Bankshares, whose pricing indications were at or above the mid-point of potential values indicated in Scott & Stringfellow's prior presentation, and to obtain final indications of interest. Bankshares' initial indication of interest provided a range, the high and low points of which were at the high and low end of the range of indications provided by the other two companies selected.

        On February 24 and 28, 2006, Messrs. Maxwell and Linhart and representatives of Scott & Stringfellow met separately with representatives of the three companies. On March 3, 2006, final indications of interest, draft merger agreements and proposed terms for contracts with management were received from each of the three companies. Bankshares had fixed its indication at $23.50 per share, near the top of the range in its initial indication, while the other two companies did not change their indications. On March 6, 2006, the board of directors met and received presentations from Scott & Stringfellow and legal counsel regarding a summary overview of the process leading up to and describing the three indications of interest, the characteristics of the three companies and their shares, and the board's fiduciary obligations. Messrs. Maxwell and Linhart recounted for the board their discussions with the representatives of the three companies, and provided their impressions and opinions as to how the culture and operations of James Monroe matched (or did not match) those of the prospective acquirors. Messrs. Maxwell and Linhart were both of the view that the cultures and characteristics of James Monroe matched extremely well with those of Bankshares. Following the presentations and extensive discussion, the board of directors unanimously recommended that James Monroe proceed with the negotiation of a definitive merger agreement for the merger of James Monroe with Bankshares and due diligence investigation with Bankshares, the company which had provided the highest priced final indication of interest, and which provided a price which was near the top of the expected range of value previously indicated by Scott & Stringfellow. In making this recommendation, the board indicated certain aspects of the proposed transaction documents which would have to be modified from the proposed drafts.

        Bankshares conducted its on-site due diligence investigation of James Monroe on March 11, 2006. Messrs. Pijor and Linhart, with representatives of Scott & Stringfellow and legal counsel, conducted a due diligence review of Bankshares and interviewed senior executives of Bankshares, on March 20, 2006.

        During the period from March 7 though March 24, 2006, Mr. Maxwell had numerous conversation with Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Bankshares, and other senior executives of Bankshares and Mercantile Potomac Bank, a division of MSD&T, with respect to the terms of the merger and the definitive merger agreement, the employment and consulting agreements required by Bankshares as a condition to the merger, and the status of negotiations. During this period, representatives of Scott & Stringfellow and legal counsel had numerous conversations with representatives of Bankshares, its financial advisor and its legal counsel to negotiate the terms of the definitive agreements and the employment and consulting agreements. On March 20, 2006, in anticipation of a meeting later that week, the latest draft of the merger agreement was distributed to the members of the board of directors, along with an indication of the status of negotiations. A revised draft of the merger agreement, reflecting negotiated changes, was distributed to the members of the board of directors late on March 24, 2006.

        On March 25, 2006, the Board again met with James Monroe's financial and legal advisors to discuss the proposed transaction. Scott & Stringfellow and legal counsel reviewed the procedures effected to date, the status of the negotiations and changes to the merger agreement since the draft of March 20, 2006, the terms of the proposed merger agreement, the employment agreements and the other documents to be executed in connection with the merger. Scott & Stringfellow reviewed the pricing of the transaction, and advised the board of directors that it was of the opinion that the consideration to be received by James Monroe's shareholders was fair to the James Monroe shareholders from a financial point of view. Following a lengthy discussion of the terms of the merger, the employment agreements, the merger agreement and related documents, and a presentation by, and questions posed to, counsel to James Monroe, the board of directors unanimously approved the proposed merger and the merger agreement, subject to satisfactory finalization of the definitive merger agreement and related documents, and authorized Mr. Maxwell to execute and deliver the definitive merger agreement on behalf of James Monroe. Remaining issues in respect of the definitive merger agreement were resolved over the remainder of the weekend, and James Monroe and Bankshares executed the definitive merger agreement on Monday, March 27, 2006.

James Monroe's Reasons for the Merger; Recommendation of James Monroe's Board of Directors

        In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for James Monroe and its shareholders, and in approving the merger agreement and the transactions contemplated thereby, James Monroe's board of directors considered and reviewed with

James Monroe's senior management, as well as its financial and legal advisors, a number of factors, including the following:

  •
  Their views and opinions on the current financial services industry environment, including the potential for:

  •
  increased competition in the Northern Virginia and the metropolitan Washington, D.C. market from existing and new competitors;

  •
  high and increasing levels of competition for deposits, loans and qualified personnel; and

  •
  continued tight net interest margins.

  •
  The prospects for James Monroe as an independent entity, and their belief, based upon the analyses prepared by Scott & Stringfellow, that the expected present value of James Monroe's shares following continued independent operations would not be materially greater than, and could be materially less than, the consideration to be received by shareholders in the merger.

  •
  The risks to shareholder value in light of inherent uncertainties as to future growth, performance, and the market for bank acquisitions in the Northern Virginia area.

  •
  The substantially higher liquidity of shares of Bankshares' common stock compared to that of James Monroe.

  •
  The approximately $0.63 per share annual dividend which James Monroe's shareholders who receive Bankshares common stock would receive, based on the exchange ratio and Bankshares' current dividend assuming that Bankshares continues to pay such dividends, as well as Bankshares' history of dividend increases.

  •
  The opinion of Scott & Stringfellow as of March 25, 2006 that the consideration to be received by James Monroe's shareholders was fair from a financial point of view to James Monroe's shareholders, and its view that the common stock of Bankshares was reasonably valued.

  •
  The fact that the merger will generally enable shareholders to defer recognition of taxable gain, to the extent that they receive Bankshares common stock.

  •
  The board's and management's perception of the compatibility of the management and business philosophies of James Monroe and Bankshares, and the reputation and record of Bankshares as an acquiror of other banks.

  •
  The interests of officers and directors that are different from, or in addition to, the interests of shareholders generally.

  •
  The likelihood of the merger being approved by the appropriate regulatory authorities without undue conditions or delay and in accordance with the terms proposed.

        The above discussion of the information and factors considered by James Monroe's board of directors is not intended to be exhaustive, but indicates the material matters considered by the board. In reaching its determination to approve the merger agreement and the transactions which it contemplates, the board did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. James Monroe's board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. James Monroe's board of directors based its determination on the totality of the information presented.

        James Monroe's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of James Monroe and its shareholders. Accordingly, James Monroe's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and unanimously recommends that James Monroe shareholders vote "FOR" the proposal to approve the merger agreement.

Opinion of James Monroe's Financial Advisor

        By letter dated January 25, 2006, James Monroe retained Scott & Stringfellow, Inc. ("Scott & Stringfellow") to act as its exclusive financial advisor in connection with considering strategic alternatives, including a possible business combination. Scott & Stringfellow, as a customary part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Scott & Stringfellow acted as exclusive financial advisor to James Monroe in connection with the proposed merger and participated in certain negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Bankshares proposal and the pricing of the merger was made by the board of directors of James Monroe. In connection with Scott & Stringfellow's engagement, James Monroe asked Scott & Stringfellow to evaluate the fairness of the merger consideration to James Monroe's shareholders from a financial point of view. At the March 25, 2006 meeting of James Monroe's board of directors held to evaluate the terms of the merger and the merger agreement, Scott & Stringfellow delivered to the board its oral and written opinions that, based upon and subject to the factors, assumptions, procedures, limitations, qualifications and other matters set forth in its opinion, the merger consideration was fair to James Monroe's shareholders from a financial point of view. At this meeting, the James Monroe board of directors voted to approve the merger, subject to the satisfactory finalization of the merger agreement and James Monroe subsequently executed the merger agreement on March 27, 2006.

        The full text of Scott & Stringfellow's opinion, which sets forth assumptions made and matters considered, is attached as Appendix D to this proxy statement/prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of James Monroe are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Scott & Stringfellow's opinion speaks only as of the date of the opinion. The opinion was directed to the James Monroe board of directors and is directed only to the fairness of the merger consideration to James Monroe shareholders from a financial point of view. It does not address the underlying business decision of James Monroe to engage in the merger or any other aspect of the merger and is not a recommendation to any James Monroe shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with the rendering of its March 25, 2006 opinion, Scott & Stringfellow reviewed, among other things:

  •
  The merger agreement;

  •
  Certain publicly available financial statements and other historical financial information of James Monroe that Scott & Stringfellow deemed relevant;

  •
  Certain publicly available financial statements and other historical financial information of Bankshares that Scott & Stringfellow deemed relevant;

  •
  Internal financial projections for James Monroe for the year ending December 31, 2006 prepared by and reviewed with senior management of James Monroe;

  •
  Median earnings per share estimates for Bankshares for the year ending December 31, 2006 published by I/B/E/S and reviewed with the senior management of Bankshares; and estimates of long-term earnings per share growth rates published by I/B/E/S;

  •
  The estimated pro forma financial impact of the merger on Bankshares, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management, representatives and advisors of James Monroe;

  •
  The historical market prices and trading activity for James Monroe shares and Bankshares shares and a comparison of certain financial and stock market information for James Monroe and Bankshares with similar publicly-traded companies which Scott & Stringfellow deemed to be relevant;

  •
  The proposed financial terms of the merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry;

  •
  The current market environment generally and the banking environment in particular; and

  •
  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Scott & Stringfellow deemed appropriate.

        Scott & Stringfellow also held discussions with members of senior management of James Monroe and Bankshares regarding historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of James Monroe, synergies anticipated to result from the merger) of their respective companies and such other matters as Scott & Stringfellow deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by James Monroe or Bankshares or their respective representatives or that was otherwise reviewed by Scott & Stringfellow, and assumed such accuracy and completeness in rendering its opinion. Scott & Stringfellow did not attempt to independently verify such information, and Scott & Stringfellow assumes no responsibility for independently verifying the accuracy and completeness of such information. Scott & Stringfellow did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of James Monroe or Bankshares or any of their subsidiaries. Scott & Stringfellow did not make an independent evaluation of the adequacy of the allowance for loan losses of James Monroe or Bankshares nor did Scott & Stringfellow review any individual credit files relating to James Monroe or Bankshares. Scott & Stringfellow assumed the respective allowances for loan losses for both James Monroe and Bankshares are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the merger. Scott & Stringfellow assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on James Monroe and Bankshares or on the expected benefits of the merger.

        The median earnings per share estimates for Bankshares for the year ending December 31, 2006 published by I/B/E/S and used and relied upon by Scott & Stringfellow in its analyses for Bankshares were reviewed with the senior management of Bankshares. Bankshares' senior management confirmed to Scott & Stringfellow that among the publicly available earnings per share estimates for Bankshares, such I/B/E/S estimates were reasonable estimates, and Scott & Stringfellow assumed that such financial performance would be achieved. With respect to the financial projections and earnings estimates for James Monroe and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings prepared by and/or reviewed with the management of James Monroe and used by Scott & Stringfellow in its analyses, James Monroe's senior management confirmed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of James Monroe as to the future financial performance of James Monroe and Scott & Stringfellow assumed that such financial performance would be achieved. Scott & Stringfellow further assumed the synergies referenced above will be realized substantially in accordance with the expectations of James Monroe. Moreover, Scott & Stringfellow assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration or waiver thereof.

        Scott & Stringfellow's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available as of, the date of its opinion. Scott & Stringfellow assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Scott & Stringfellow also assumed, with James Monroe's consent, that there has been no material change in James Monroe's and Bankshares' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Scott & Stringfellow, that James Monroe and Bankshares will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with James Monroe's consent, Scott & Stringfellow relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

        In rendering its March 25, 2006 opinion, Scott & Stringfellow performed a variety of financial analyses. The following is a summary of the material analyses performed by Scott & Stringfellow, but is not a complete description of all the analyses underlying Scott & Stringfellow's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Scott & Stringfellow's comparative analyses described below is identical to James Monroe or Bankshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of James Monroe or Bankshares and the companies to which they are being compared.

        The financial projections used and relied upon by Scott & Stringfellow in its analyses for James Monroe were created by James Monroe's senior management, who confirmed to Scott & Stringfellow that those projections reflected the best currently available estimates and judgments of such management of the future financial performance of James Monroe. James Monroe does not publicly disclose internal management projections of the type provided to Scott & Stringfellow in connection with its review of the transaction. As a result, such projections were not prepared with a view towards public disclosure. The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Scott & Stringfellow in its analyses were determined by, and reviewed with, senior management of James Monroe and such management confirmed that those projections reflected the best currently available estimates and judgments of such management. With respect to all projections and estimates used in its analyses, Scott & Stringfellow assumed that financial performance reflected in those projections and estimates would be achieved. Scott & Stringfellow expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. These projections, as well as the other estimates used by Scott & Stringfellow in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Scott & Stringfellow also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of James Monroe, Bankshares and Scott & Stringfellow. The analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Scott & Stringfellow prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the James Monroe board at the board's March 25, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Scott & Stringfellow's analyses do not necessarily reflect the value of James Monroe common stock or Bankshares common stock or the prices at which James Monroe common stock or Bankshares common stock may be sold at any time.

        Summary of the Merger.    Scott & Stringfellow reviewed the financial terms of the merger agreement. Based on the average closing price of Bankshares common stock over the fifteen-day trading period ended on March 24, 2006 of $38.95 and a fixed exchange ratio of 0.6033 of a share of Bankshares common stock for each share of James Monroe common stock, or fixed cash consideration of $23.50 per share, provided that at least 50%, and not more than 66% of James Monroe's shares are exchanged for shares of Bankshares common stock and at least 34%, and not more than 50% of James Monroe's shares are exchanged for cash, Scott & Stringfellow calculated an implied transaction value per share to James Monroe shareholders of $23.50 or $143,630,835 in total transaction value.

Based upon James Monroe's financial information for the twelve months ended December 31, 2005, Scott & Stringfellow calculated the following ratios:

Per share transaction value/Market price per share (1)	126.8%
Per share transaction value/Last twelve months' earnings per share	33.8	x
Per share transaction value/Estimated 2006 earnings per share (2)	25.0	x
Transaction value/Stated book value	348.0%
Transaction value/Tangible book value	348.0%
Transaction value/Total assets	27.1%
Transaction value/Total deposits	30.5%
Tangible book premium/Core deposits (3)	31.7%

(1)
Based on James Monroe's closing price of $18.54 on March 24, 2006, the last closing price of James Monroe common stock before the opinion was rendered.

(2)
Based upon I/B/E/S estimates.

(3)
Tangible book premium/core deposits calculated dividing the aggregate transaction value of $143.7 million less tangible book value by core deposits. Core deposits equals total deposits less time deposits with balances greater than $100,000.

        For purposes of Scott & Stringfellow's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $143.6 million, based upon 5,871,628 shares of James Monroe common stock outstanding and including the intrinsic value of options to purchase 434,429 shares of James Monroe common stock at a weighted average strike price of $10.50 as of March 25, 2006.

        Stock Trading History.    Scott & Stringfellow reviewed the history of reported trading prices and volume of James Monroe's and Bankshares common stock for the one-year and three-year periods ended March 24, 2006. Scott & Stringfellow compared the relationship between the movements in the prices of James Monroe's common stock to movements in the prices of Bankshares' common stock, the NASDAQ Bank Index, S&P 500 Index, and the weighted average (by market capitalization) performance of the composite peer groups of publicly traded commercial banks selected by Scott & Stringfellow for both James Monroe ("James Monroe Peer Group") and Bankshares ("Bankshares Peer Group"). The composition of the peer groups for James Monroe and Bankshares, respectively, is discussed under "Comparable Company Analysis" below.

        As can be seen in the tables below, over the one-year and three-year periods ended March 24, 2006, James Monroe's common stock outperformed Bankshares common stock, the various indices and the peer group to which it was compared. Also, over the one-year and three-year periods ended March 24, 2006, Bankshares common stock outperformed the various indices and the peer group to which it was compared, but slightly underperformed James Monroe's common stock for the same time periods.

James Monroe & Bankshares Stock Price Performance

For the One-Year Period Ended March 24, 2006

	Beginning Index Value	Ending Index Value
James Monroe	100.00%	128.39%
James Monroe Peer Group	100.00	117.76
Bankshares	100.00	116.70
Bankshares Peer Group	100.00	108.75
NASDAQ Bank Index	100.00	110.31
S&P 500	100.00	111.23

For the Three-Year Period Ended March 24, 2006

	Beginning Index Value	Ending Index Value
James Monroe	100.00%	217.27%
James Monroe Peer Group	100.00	177.06
Bankshares	100.00	169.86
Bankshares Peer Group	100.00	144.65
NASDAQ Bank Index	100.00	147.33
S&P 500	100.00	150.76

        Comparable Company Analysis.    Scott & Stringfellow reviewed and compared the financial performance (as of and for the twelve month period ended December 31, 2005) and market trading information (as of March 24, 2006) of comparable, publicly traded commercial banks it deemed relevant in its evaluation of James Monroe. Scott & Stringfellow utilized publicly available information to compare selected financial and market trading information for James Monroe and its peer banks. The following peer group for James Monroe was selected based on the following criteria:

  •
  Commercial banks headquartered in Maryland, Virginia and the District of Columbia;

  •
  Commercial banks with total assets of $150.0 million – $2.0 billion;

  •
  Commercial banks with latest twelve months returns on average assets of 0.75% or greater; and

  •
  Excludes commercial banks identified as a target of a publicly announced merger.

        The comparable group for James Monroe consisted of the following publicly traded commercial banks:

Abigail Adams National Bancorp, Inc.	Middleburg Financial Corporation
Access National Corporation	Millennium Bankshares Corporation
Alliance Bankshares Corporation	Old Line Bancshares, Inc.
Annapolis Bancorp, Inc.	Old Point Financial Corporation
Cardinal Financial Corporation	Potomac Bank of Virginia
Carrollton Bancorp	Premier Community Bankshares, Inc.
Eagle Bancorp, Inc.	Shore Bancshares, Inc.
Eagle Financial Services, Inc.	Tri-County Financial Corporation (1)
Fauquier Bankshares, Inc.	Union Bankshares Corporation
First National Corporation	United Financial Banking Companies, Inc. (1)
First United Corporation	Virginia Commerce Bancorp, Inc.
Frederick County Bancorp, Inc.	Virginia Financial Group, Inc.

(1)
Data as of and for the twelve-month period ended September 30, 2005.

        The following table represents a summary analysis of James Monroe and the comparable companies analyzed by Scott & Stringfellow based on financial information as of the last twelve months ("LTM") and for the period ended December 31, 2005 and market data as of March 24, 2006:

($ in millions)	Peer Group Median	James Monroe
Balance Sheet:
Total assets	$532.9	$529.9
LTM average asset growth	21.62%	36.56%
LTM average loan growth	24.31	55.30
LTM average deposit growth	18.12	37.00
Tangible equity to tangible assets	7.67	7.48
Loans to deposits	92.59	80.31
Reserves to loans	1.04	1.04
NPAs + 90 DDQ to assets	0.14	0.05
Net charge-offs to average assets	0.02	0.00
Income Statement:
Net interest margin	4.15%	3.79%
Efficiency ratio	63.00	61.11
Noninterest income to average assets	1.01	0.33
LTM average core earning per share growth	24.18	44.00
LTM dividend payout	25.00	0.00
Return on average assets	1.05	0.86
Return on average equity	12.96	11.04

Market Valuation:
Market capitalization	$88.3		$104.4
Price to book value	198.91%		260.76%
Price to tangible book value	216.34%		260.76%
Price to LTM earning per share	16.83	x	25.75	x
Price to 2006 estimated earnings per share (1)	15.28	x	19.72	x
Current dividend yield	1.45%		0.00%
LTM average daily volume (actual)	2,685		3,148

(1)
Earnings per share estimates provided by I/B/E/S.

        Scott & Stringfellow reviewed and compared the financial performance (as of and for the twelve month period ended December 31, 2005) and market trading information (as of March 24, 2006) of comparable, publicly traded commercial banks it deemed relevant in its evaluation of Bankshares. Scott & Stringfellow utilized publicly available information to compare selected financial and market trading information for Bankshares and its peer banks. The following peer group for Bankshares was selected based on the following criteria:

  •
  Commercial banks headquartered in the Southeast, Mid-Atlantic, Mid-West and Northeast;

  •
  Commercial banks with total assets of $10.0 – $40.0 billion; and

  •
  Excludes commercial banks identified as a target of a publicly announced merger.

        The comparable group for Bankshares consisted of the following publicly traded commercial banks:

Associated Banc-Corp	Fulton Financial Corporation
BancorpSouth, Inc.	Huntington Bancshares Incorporated
Colonial BancGroup, Inc.	Sky Financial Group, Inc.
Commerce Bancorp, Inc.	South Financial Group, Inc.
Commerce Bancshares, Inc.	TCF Financial Corporation
Compass Bancshares, Inc.	Valley National Bancorp
First Horizon National Corporation	Webster Financial Corporation
FirstMerit Corporation	Wilmington Trust Corporation

        The following table represents a summary analysis of Bankshares and the comparable companies analyzed by Scott & Stringfellow based on financial information as of the last twelve months ("LTM") and for the period ended December 31, 2005 and market data as of March 24, 2006:

($ in millions)	Peer Group Median	Bankshares
Balance Sheet:
Total assets	$15,001.3	$16,421.7
LTM average asset growth	9.50%	10.92%
LTM average loan growth	12.58	13.44
LTM average deposit growth	12.71	9.60
Tangible equity to tangible assets	6.39	9.42
Loans to deposits	98.86	96.11
Reserves to loans	1.19	1.35
NPAs + 90 DDQ to assets	0.38	0.14
Net charge-offs to average assets	0.18	0.02

Income Statement:
Net interest margin	3.71%		4.44%
Efficiency ratio	57.99		47.68
Noninterest income to average assets	1.55		1.53
LTM average core earning per share growth	7.65		14.29
LTM dividend payout	49.09		45.13
Return on average assets	1.27		1.78
Return on average equity	15.07		13.18
Market Valuation:
Market capitalization	$3,227.6		$4,808.5
Price to book value	215.27%		218.98%
Price to tangible book value	294.18%		324.73%
Price to LTM earning per share	16.31	x	17.26	x
Price to 2006 estimated earnings per share (1)	14.74	x	16.00	x
Current dividend yield	3.19%		2.71%
LTM average daily volume (actual)	265,349		266,063

(1)
Earnings per share estimates provided by I/B/E/S.

        Comparable Transactions Analysis.    Scott & Stringfellow reviewed 8 merger transactions announced from January 1, 2001 through February 28, 2006 involving commercial banks acquired in Maryland, Virginia and the District of Columbia (the "DC Metro Transactions"). Scott & Stringfellow also reviewed 100 merger transactions involving acquired commercial banks headquartered in the Southeast and Mid-Atlantic states (the "Regional Transactions") as well as 212 merger transactions involving commercial banks headquartered in the United States (the "Nationwide Transactions") announced from January 1, 2001 through February 28, 2006. Both the Regional Transactions and Nationwide Transactions consisted of commercial banks with total assets of $250 million to $1 billion and had a return on average assets greater than or equal to 0.50% for the twelve months prior to the transaction announcement.

        Scott & Stringfellow reviewed the following median transaction value multiples for each of the peer groups listed above: transaction value at announcement to 1 day prior closing price premium, transaction value to book value, transaction value to tangible book value, transaction value to last twelve months earnings per share, transaction value to estimated earnings per share, transaction value to total assets, transaction value to total deposits and franchise premium to core deposits. These median multiples and premiums were applied to James Monroe's financial information as of and for the period ended December 31, 2005 and were used to impute transaction values per share. These median transaction multiples and implied values per share were then compared to the transaction multiples implied by Bankshares offer of $23.50 per James Monroe share. As illustrated in the following table, Scott & Stringfellow derived an imputed range of values per share of James Monroe's common stock from $14.33 to $25.56 based upon the median multiples of the selected DC Metro, Regional and Nationwide Transactions multiples.

	Median Transactions Multiples
	Bankshares/ James Monroe		DC Metro Transactions		Regional Transactions		Nationwide Transactions
Transaction Multiple Comparison:
Price/Prior day market price per share	126.8%		131.9%		131.0%		128.1%
Price/Stated book value per share	348.0%		318.7%		251.7%		227.0%
Price/Tangible book value per share	348.0%		330.9%		265.6%		244.6%
Price/LTM earnings per share	33.8	x	23.0	x	23.1	x	20.6	x
Price/Estimated earnings per share	25.0	x	20.0	x	20.4	x	18.5	x
Price/Total assets	27.1%		24.1%		22.5%		21.3%
Price/Total deposits	30.5%		31.8%		28.1%		26.8%
Franchise premium/Core deposits	31.7%		24.9%		20.5%		19.0%
Implied Value Per Share:
Price/Prior day market price per share	$23.50		$24.45		$24.29		$23.76
Price/Stated book value per share	$23.50		$21.52		$17.00		$15.33
Price/Tangible book value per share	$23.50		$22.34		$17.93		$16.51
Price/LTM earnings per share	$23.50		$16.01		$16.07		$14.33
Price/Estimated earnings per share	$23.50		$19.24		$19.62		$17.75
Price/Total assets	$23.50		$21.74		$20.29		$19.23
Price/Total deposits	$23.50		$25.56		$22.53		$21.50
Franchise premium/Core deposits	$23.50		$20.71		$18.21		$17.38
Average Implied Value Per Share	$23.50		$21.45		$19.49		$18.22

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Scott & Stringfellow estimated the present value of the future stream of earnings James Monroe could produce through December 31, 2008, under various circumstances, assuming the company performed in accordance with the balance sheet growth and earnings forecasts of management. Scott & Stringfellow then estimated the terminal values for James Monroe stock at the end of the period by applying multiples ranging from 17.0x to 25.0x projected earnings in 2008. The earnings streams and terminal values were then discounted to present values using various discount rates (ranging from 11.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of James Monroe common stock. This discounted dividend analysis indicated reference ranges of $15.24 to $24.06 per share of James Monroe common stock. These values compare to the consideration offered by Bankshares to James Monroe in the transaction of $23.50 per share of James Monroe common stock.

        Contribution Analysis.    Scott & Stringfellow analyzed the relative contribution of each of Bankshares and James Monroe to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months net income and estimated 2006 net income. This analysis excluded any purchase accounting adjustments or any adjustments relating to the transaction costs or estimated savings associated with the transaction. The pro forma estimated ownership analysis assumed 100% of the aggregate transaction value is in the form of Bankshares common stock and was based on the average closing price of Bankshares common stock over the fifteen-day trading period ended on March 24, 2006 of $38.95 and a fixed exchange ratio of 0.6033 of a share of Bankshares common stock for each share of James Monroe common stock.

	Relative Contribution
Category:	Bankshares	James Monroe
Total assets	96.9%	3.1%
Gross loans	96.8	3.2
Deposits	96.2	3.8
Equity	98.2	1.8
Tangible equity	97.4	2.6
LTM net income	98.5	1.5
2006 estimated net income	98.1	1.9
Market capitalization (as of March 24, 2006)	97.8	2.2
Estimated pro forma ownership (assumes 100% stock transaction)	97.1	2.9

        Other Analyses and Factors.    Scott & Stringfellow took into consideration various other factors and analyses, including: financial impact analysis, analyzing the combined projected income statement and balance sheet information based on assumptions regarding accounting treatment, acquisition adjustments and cost savings that were used to calculate the financial impact the merger would have on certain projected financial results of the pro forma company.

        Information Regarding Scott & Stringfellow.    James Monroe and Scott & Stringfellow have entered into an agreement relating to the services provided by Scott & Stringfellow in connection with the transaction. James Monroe has agreed to pay Scott & Stringfellow a transaction fee in connection with the merger of approximately $1,720,000, of which, $275,000 has been paid, with the remaining fee contingent upon and payable at closing. The actual transaction fee will be 1.20% of a defined transaction value determined closer to the closing of the merger. Scott & Stringfellow has received a fee of $250,000 for rendering its opinion, which fee will be credited against the portion of the transaction fee payable upon closing of the merger. James Monroe has also agreed to indemnify Scott & Stringfellow and certain related persons against certain expenses and liabilities, including liabilities under securities laws, incurred in connection with their services. Scott & Stringfellow has provided certain other investment banking services to James Monroe in the past and has received compensation from such services. In addition, Scott & Stringfellow or its affiliates have in the past provided certain other services including, but not limited to market making and research to both James Monroe and Bankshares and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

Accounting Treatment

        Bankshares will account for the merger as a purchase, as that term is used under United States generally accepted accounting principles ("GAAP"), for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of James Monroe as of the effective time will be recorded at their respective fair values and added to those of Bankshares. The amount by which the purchase price paid by Bankshares exceeds the fair value of the net tangible and identifiable intangible assets acquired by Bankshares through the merger will be recorded as goodwill. Financial statements of Bankshares issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of James Monroe, A comparison of the most recent annual financial statements of Bankshares and James Monroe indicates that Bankshares' investment in James Monroe will represent less than 3.5% of Bankshares' assets.

Regulatory Approvals Required for the Merger

        Bankshares and James Monroe have agreed to use their best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include the approval of the FDIC, the Maryland Commissioner of Financial Regulation, and the State Corporation Commission of the Commonwealth of Virginia (through the Virginia Bureau of Financial Institutions), and a waiver of an application for the merger by the Federal Reserve Bank of Richmond. We have made applications and other filings for these purposes. The merger cannot proceed without these regulatory approvals. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. Although Bankshares and James Monroe expect to obtain all necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

        A regulatory body's approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Bankshares, James Monroe or any of their respective subsidiaries, or Bankshares' ownership of James Monroe, or requiring asset divestitures. If approval of this nature occurs, the merger agreement permits Bankshares to decline to consummate the merger. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Bankshares and James Monroe. See "The Merger Agreement—Conditions to the Completion of the Merger" on page [  •  ].

Material United States Federal Income Tax Consequences

  General

        The following discusses the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986 (the "Code"), as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

        This discussion assumes that James Monroe shareholders hold their common stock and will hold their Bankshares common stock as capital assets. This discussion does not address all aspects of federal income taxation that may be important to a James Monroe shareholder in light of that shareholder's particular circumstances or to a James Monroe shareholder subject to special rules, such as:

  •
  a person who is not a citizen or resident of the U.S.;

  •
  a financial institution or insurance company;

  •
  a tax-exempt organization;

  •
  a dealer or broker in securities;

  •
  a person who holds James Monroe common stock as part of a hedge, appreciated financial position, straddle, conversion or other integrated transaction;

  •
  a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

  •
  a person liable for the alternative minimum tax; or

  •
  a person who acquired James Monroe common stock pursuant to the exercise of compensatory options or otherwise as compensation.

        This discussion is not a complete analysis or description of all potential federal income tax consequences to the merger. It does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, shareholders are strongly encouraged to consult their own tax advisors to determine their particular tax consequences.

  Federal Income Tax Consequences of the Merger

        Tax Opinions.    Bankshares has received an opinion of Davis Polk & Wardwell, and James Monroe has received an opinion of Kennedy & Baris, L.L.P. (together with Davis Polk & Wardwell, "tax counsel"), each dated as of the date of this proxy statement/prospectus, to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Code and that Bankshares and James Monroe will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the closing of the merger that each of Bankshares and James Monroe's tax counsel deliver the same opinions as of the closing date of the merger. Neither Bankshares nor James Monroe intends to waive this condition.

        The opinions of tax counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date (the "closing date opinions") will each rely, on (1) representations and covenants made by Bankshares and James Monroe, including those contained in certificates of officers of Bankshares and James Monroe, and (2) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. An opinion of tax counsel neither binds the Internal Revenue Service ("IRS") nor precludes the IRS or the courts from adopting a contrary position. Neither Bankshares nor James Monroe intends to obtain a ruling from the IRS on the tax consequences of the merger.

        Federal Income Tax Treatment of the Merger.    The merger will be a reorganization within the meaning of Section 368(a) of the Code, and Bankshares and James Monroe will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Neither Bankshares nor James Monroe will recognize any gain or loss for federal income tax purposes as a result of the merger.

        Federal Income Tax Consequences to James Monroe Shareholders.    For federal income tax purposes:

  •
  A holder of James Monroe common stock who receives only shares of Bankshares common stock in the merger generally will not recognize any gain or loss, except for any gain or loss attributable to cash received in lieu of a fractional share. See "—Cash Received in Lieu of a Fractional Share."

  •
  A holder of James Monroe common stock who receives only cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the shares of James Monroe common stock surrendered in exchange. (If, however, a holder of James Monroe common stock actually or constructively owns shares of Bankshares common stock after the merger, the shareholder might be subject to dividend treatment in certain circumstances. See "—Possible Treatment of Cash as a Dividend.")

  •
  A holder of James Monroe common stock who receives both Bankshares common stock and cash in the merger will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash received (other than cash received in lieu of a fractional share); or (2) the amount of gain realized (that is, the excess of the sum of the amount of cash received and the fair market value, on the date of the merger, of the shares of Bankshares common stock received over the shareholder's adjusted basis for the shares of

    James Monroe common stock surrendered in exchange). See "The Merger Agreement—Proration" regarding the potential for James Monroe shareholders to receive Bankshares common stock and cash.

  •
  A holder of James Monroe common stock who receives Bankshares common stock will have a tax basis in the Bankshares common stock received in the merger equal to the adjusted basis of the shares of James Monroe common stock surrendered (other than any basis allocable to cash received in lieu of a fractional share of James Monroe common stock), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of cash, if any, received (other than cash received in lieu of a fractional share).

  •
  The holding period for shares of Bankshares common stock received in exchange for shares of James Monroe common stock in the merger will include the holding period for the shares of James Monroe common stock surrendered in the merger.

  •
  In the case of a James Monroe shareholder who holds shares of James Monroe common stock with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of shares of James Monroe common stock.

        Capital Gain Treatment.    Any gain recognized with respect to shares of James Monroe common stock as a consequence of participating in the merger generally will be long-term capital gain if the shares have been held for more than one year. Long-term capital gain generally is taxable to individual shareholders at the rate of 15%.

        Possible Treatment of Cash as a Dividend.    It is anticipated that any gain recognized by James Monroe shareholders will be treated as capital gain, as described above. However, it is possible that a James Monroe shareholder would instead be required to treat all or part of such gain as dividend income, if that shareholder's percentage ownership in Bankshares (including shares that the shareholder is deemed to own) after the transaction is not meaningfully reduced from what the shareholder's percentage ownership would have been had the holder received solely shares of Bankshares common stock rather than a combination of cash and Bankshares common stock in the merger. James Monroe shareholders described in the preceding sentence should consult their own tax advisors about whether the receipt of cash in the merger will be treated as capital gain or dividend income under the Code.

        Cash Received in Lieu of a Fractional Share.    Holders generally will recognize gain or loss on any cash received in lieu of a fractional share of Bankshares common stock. The amount of such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis in the shares of James Monroe common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the James Monroe common stock exchanged for the fractional share was held for more than one year as of the date of the merger.

        Appraisal Rights.    If a James Monroe shareholder properly exercises appraisal rights, such shareholder will recognize gain or loss equal to the difference between the amount of cash received through the exercise of such rights and such shareholder's tax basis in its James Monroe shares. See "The Merger—Appraisal Rights" regarding the proper exercise of such rights.

        Federal Income Tax Consequences to Bankshares Stockholders.    For federal income tax purposes, holders of Bankshares common stock will not recognize gain or loss as a result of the merger.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with cash payments for shares of James Monroe common stock pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a James Monroe shareholder, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to the shareholder following the completion of the merger.

        Any amount withheld under the backup withholding rules will be allowable as a refund or credit against a holder's U.S. federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

  Reporting Requirements

        Holders of James Monroe common stock receiving Bankshares common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger. The facts to be disclosed by such holder include the holder's basis in the shares of James Monroe common stock transferred in the merger, and the fair market value of the Bankshares common stock and the amount of cash received in the merger.

Appraisal Rights

        Under Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, referred to as the VSCA, James Monroe shareholders may assert appraisal rights with respect to the merger and demand in writing that the company surviving the merger pay the fair value of their shares if the merger is completed. Sections 13.1-729 through 13.1-741 of the VSCA, which sets forth the procedures a shareholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix E to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights under Sections 13.1-729 through 13.1-741 of the VSCA, and is qualified in its entirety by reference to Appendix E. This discussion and Appendix E should be reviewed carefully by any shareholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 13.1-729 through 13.1-741 of the VSCA will result in the loss of appraisal rights.

        Under Sections 13.1-729 through 13.1-741 of the VSCA, when a merger agreement is to be submitted for approval at a meeting of shareholders, such as the James Monroe special meeting, the corporation must notify each of the holders of its stock for whom appraisal rights are available that such rights are available and include in each such notice a copy of Sections 13.1-729 through 13.1-741 of the VSCA. This proxy statement/prospectus shall constitute such notice to the record holders of James Monroe common stock. Neither Bankshares nor James Monroe will give you any notice of your appraisal rights other than as described in this document and as required by the VSCA.

  General requirements

        Sections 13.1-729 through 13.1-741 of the VSCA generally require the following:

  •
  Notice of intent to demand payment.    James Monroe shareholders who desire to exercise their appraisal rights must deliver to James Monroe, before the vote on the merger is taken at the special meeting, a written notice of their intent to demand payment for their shares. A vote against the merger agreement or the merger will not satisfy such notice requirement. The notice of intent to demand payment should be addressed to James Monroe Bancorp, Inc., 3033 Wilson

    Boulevard, Arlington, Virginia 22201, Attention: Richard I. Linhart. It is important that James Monroe receive all written notices before the vote concerning the merger is taken. As explained below, this written notice should be signed by, or on behalf of, the shareholder of record. The written notice of intent to demand payment should specify the shareholder's name and mailing address, the number of shares of stock owned, and that the shareholder intends to demand payment for such shareholder's shares.

  •
  Refrain from voting for or consenting to the merger proposal.    If you wish to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the merger, or otherwise vote in favor of the merger agreement or the merger, your appraisal rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your appraisal rights.

  •
  Continuous ownership of James Monroe shares.    You must continuously hold your shares of James Monroe common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the merger.

  Written notice

        Within 10 days after the closing of the merger, Bankshares, as successor to James Monroe and surviving company in the merger, must give written notice that the merger has become effective to each shareholder who has fully complied with the conditions of Sections 13.1-729 through 13.1-741 of the VSCA and who has not voted in favor of or consented to the merger or the merger agreement. The notice shall state where the payment demand shall be sent and where certificates shall be deposited. The notice shall also supply a form for demanding payment and set a date, not fewer than 40 nor more than 60 days after delivery of the appraisal notice by which Bankshares must receive a payment demand from a shareholder asserting appraisal rights. Within the time frame set forth in the notice, a shareholder asserting appraisal rights must demand payment for his or her James Monroe shares and otherwise comply with Sections 13.1-729 through 13.1-741 of the VSCA. Except as required by law, neither Bankshares nor James Monroe will notify shareholders of any dates by which appraisal rights must be exercised.

  Requirements for written demand for payment

        A written demand for payment for James Monroe stock is only effective if it is signed by, or for, the shareholder of record who owns the shares at the time the demand is made. The demand must be signed as the shareholder's name appears on its stock certificate(s). If you are a beneficial owner of James Monroe common stock and hold your shares through an intermediary (such as a broker, fiduciary, trustee, guardian or custodian, depositary or other nominee) you must have the shareholder of record for the shares sign a demand for payment on your behalf.

        If you own James Monroe common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for payment in that capacity.

        If you own James Monroe common stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for payment. An authorized agent, which could include one or more of the owners, may sign the demand for payment for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that he or she is signing the demand as such shareholder's agent.

  Payment

        Within 30 days after receipt of a payment demand by a shareholder asserting appraisal rights, Bankshares shall pay in cash the amount it estimates to be the fair value of such shareholder's shares, plus accrued interest, except with respect to shareholders who do not certify in the appraisal notice that they acquired all of their shares before the date of first public announcement of the merger. The payment shall be accompanied by: (1) certain financial statements of James Monroe; (2) a statement of Bankshares' estimate as to the fair value of the James Monroe shares; and (3) a statement of the shareholder's right to demand payment under VSCA Section 13.1-739, and that if such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of James Monroe's and Bankshares' obligations under Sections 13.1-729 through 13.2-741 of the VSCA. If the shareholder is dissatisfied with the amount of such payment, the shareholder may notify Bankshares in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate less the amount received from Bankshares. The shareholder must notify Bankshares within 30 days of receiving such payment. Bankshares may elect to withhold the cash payment from any shareholder who did not certify in its appraisal notice that it acquired all of its James Monroe shares before the date of first public announcement of the merger. A shareholder from whom the cash payment is withheld in accordance with the preceding sentence will be provided with comparable information to that sent to certifying shareholders, together with an offer to pay the amount estimated by Bankshares as the fair value of the James Monroe shares with interest, and a statement that if the shareholder does not satisfy the requirements for demanding appraisal, such shareholder shall be deemed to have accepted the offer. Within 40 days after sending such information, Bankshares shall pay in cash to each such shareholder the amount Bankshares estimated as the fair value of the James Monroe shares, with interest.

  Petition with the court

        If a shareholder's demand for payment remains unsettled, Bankshares must bring a proceeding in the Circuit Court of the City of Richmond, Virginia to have the court determine the fair value of the shares and accrued interest. As part of this proceeding, the court is authorized to appoint one or more appraisers. The court assesses all costs, including appraisers appointed by the court, against Bankshares except that the court has the right to make an assessment against any shareholder asserting appraisal rights who acted arbitrarily, vexatiously or not in good faith. The court may also assess fees and expenses of counsel and experts for the parties against either the corporation or the shareholders seeking appraisal.

  Termination of rights

        A shareholder's right to obtain payment pursuant to the exercise of appraisal rights is terminated whenever the proposed corporate action is abandoned or is permanently enjoined or set aside or when the shareholder's demand for payment is withdrawn with the consent of Bankshares. If a shareholder withdraws its demand for payment, the shareholder will be entitled to receive the merger consideration provided in the merger agreement.

  U.S. federal income tax consequences

        With respect to the tax consequences of exercising appraisal rights, please refer to the section of the proxy statement/prospectus entitled "The Merger-Material United States Federal Income Tax Consequences—Appraisal Rights" on page [  •  ].

  Loss of shareholder rights

        If you exercise appraisal rights, after the closing of the merger you will not be entitled to:

  •
  vote shares of stock for which you have demanded payment for any purpose;

  •
  receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the closing of the merger, or

  •
  receive the merger consideration provided for in the merger agreement.

        If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Appendix A. to this proxy statement/prospectus, which is incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

        Explanatory Note Regarding the Summary of the Merger Agreement; Representations and Warranties in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

        Our summary of the terms of the merger agreement is intended to provide information about the terms of the transaction. The terms and information in the merger agreement should not be relied on as disclosures about Bankshares or James Monroe. Our public disclosures are those we set forth in our respective public reports with the SEC. The merger agreement, although included as an appendix to this proxy statement/prospectus, is not intended to change or supplement the disclosures in our public reports.

Structure of the Merger

        The merger agreement provides for a transaction in which James Monroe will merge with and into Bankshares. Bankshares will be the surviving corporation in the merger. Each share of James Monroe common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either an amount of cash or a number of shares of Bankshares common stock, as described below. Concurrently with such merger, James Monroe Bank, a wholly-owned subsidiary of James Monroe will merge with and into Mercantile-Safe Deposit and Trust Company ("MSD&T"), a wholly-owned subsidiary of Mercantile Bankshares Corporation, with MSD&T as the surviving bank in the merger, which we refer to as the bank merger.

        The articles of incorporation of Bankshares will be the articles of incorporation of the surviving corporation after completion of the merger, and the Bankshares bylaws will be the bylaws of the surviving corporation. Upon completion of the bank merger, two members of James Monroe's current board of directors will be mutually selected by James Monroe and Bankshares to join the board of directors of MSD&T.

Merger Consideration

        At the effective time of the merger, each share of James Monroe common stock issued and outstanding immediately prior to the effective time (other than shares with respect to which appraisal rights have properly been exercised) will be converted into the right to receive either 0.6033 of a share of Bankshares common stock or $23.50 in cash, without interest. Bankshares will pay cash for at least 34% but not more than 50% of the James Monroe common stock outstanding at the effective time of the merger and issue shares of Bankshares common stock for the remaining James Monroe common stock outstanding at the effective time of the merger (subject to Bankshares not being required to issue more than 2,500,000 shares of Bankshares common stock as consideration in the merger). In this proxy statement/prospectus, we refer to the cash and Bankshares common stock to be received in the merger by James Monroe shareholders as the merger consideration. James Monroe shareholders will have the right to elect to convert their James Monroe common stock into cash or to make no election, in which case they will receive Bankshares common stock, and in each case subject to proration to provide for the stock/cash allocation described below. See "—Election Procedure" and "—Proration". In our discussion, we refer to the number of shares of Bankshares common stock to be received for each share of James Monroe common stock as the "exchange ratio" and the amount of cash to be received for each share of James Monroe common stock as the "cash election price."

        The merger agreement obligates Bankshares to have the Bankshares common stock to be issued in connection with the merger approved for listing on The NASDAQ National Market, subject to official notice of issuance, prior to the effective time of the merger. Shares of Bankshares common stock issued in the merger will be accompanied by the requisite number of rights under Bankshares' stockholders' rights agreement. These rights are exercisable for Bankshares preferred stock or common stock under certain circumstances following certain acquisitions of, or tender offers or exchange offers for, outstanding Bankshares common stock. See "Comparative Rights of Stockholders—Stockholders' Rights Agreement."

        No assurance can be given that the current market price of Bankshares common stock will be equivalent to the market price of Bankshares common stock on the date that stock is received by a James Monroe shareholder or at any other time. The market price of Bankshares common stock when received by a James Monroe shareholder may be greater or less than the current market price of Bankshares common stock.

        James Monroe may terminate the merger agreement during the three-day period beginning on the seventh day prior to the effective date of the merger if (1) the trailing 10-day average closing stock price of Bankshares at the beginning of such period is less than $33.1075 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since March 27, 2006. James Monroe's right to terminate for this reason is subject to Bankshares' right, subject to certain limitations, to pay additional consideration for shares of James Monroe common stock that will be converted into Bankshares common stock by increasing the exchange ratio and/or paying cash to the extent necessary to provide shareholders whose shares are converted into the right to receive Bankshares common stock with consideration equivalent to what they would have received if one of these two conditions did not exist. See "—Termination of the Merger Agreement."

        If, between the date of the merger agreement and the effective time, the shares of Bankshares common stock are changed into a different number or class of shares by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend is declared with a record date within that period, appropriate adjustments will be made to the exchange ratio and the cash election price.

        No fractional shares of Bankshares common stock will be issued to any holder of James Monroe common stock upon completion of the merger. For each fractional share that would otherwise be issued, Bankshares will pay cash in an amount equal to the fraction multiplied by the closing price of Bankshares common stock on the trading day immediately preceding the effective time. No interest will be paid or accrued on cash payable in lieu of fractional shares of Bankshares common stock.

Election Procedure

        Subject to the proration mechanism described under "—Proration" below, each James Monroe shareholder may elect to receive cash with respect to each of his or her shares of James Monroe common stock (other than shares with respect to which appraisal rights have properly been exercised), or may make no election.

        Cash Election Shares.    Shareholders who validly elect to receive cash for some or all of their shares will, subject to the proration mechanism described below, receive $23.50 in cash, without interest, for each share of James Monroe common stock for which a valid cash election is made. In our discussion we refer to the shares for which shareholders have made cash elections as "cash election shares." Shares held by shareholders who fail to perfect or who effectively withdraw or otherwise lose their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have made a cash election with respect to such shares.

        Non-Election Shares.    Shareholders who do not validly elect to receive cash for their shares of James Monroe common stock will be deemed to have made a "non-election." Shareholders who are deemed to have made a non-election will, subject to the proration mechanism described below, receive 0.6033 of a share of Bankshares common stock for each share of James Monroe common stock. In our discussion we refer to the shares held by shareholders who have not made an election to receive cash or do not make a valid election to receive cash as "non-electing shares."

        Bankshares will pay cash for at least 34% but not more than 50% of the James Monroe common stock outstanding at the effective time of the merger, in each case less the number of shares with respect to which appraisal rights have been properly exercised at the effective time, and issue shares of Bankshares common stock for the remaining shares of James Monroe common stock outstanding at the effective time of the merger. If the number of James Monroe shares for which an election to receive cash is made is higher than 50% of the outstanding shares of James Monroe common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide for a 50% cash/50% stock allocation. If the number of James Monroe shares for which an election to receive cash is made is lower than 34% of the outstanding shares of James Monroe common stock, a pro rata portion of the non-electing shares will be converted into the right to receive cash in order to provide for a 34% cash/66% stock allocation. Because of these proration procedures, you cannot be certain of receiving the form of consideration that you desire with respect to all of your shares of James Monroe common stock. The proration procedures are described below under "—Proration." In addition, if Bankshares would be required to issue more than 2,500,000 shares of Bankshares common stock as consideration in the merger, the minimum number of shares of James Monroe common stock to be converted into cash will be increased to the extent necessary such that Bankshares would not be required to issue more than 2,500,000 shares of Bankshares common stock.

        Election Form.    An election form and letter of transmittal is being mailed under separate cover to James Monroe shareholders who hold shares of James Monroe common stock in registered form. The election form and letter of transmittal allows you to specify the number of shares with respect to which you elect to receive the cash election price.

        Holders of shares of James Monroe common stock in registered form who wish to elect to receive cash in the merger should carefully review and follow the instructions set forth in the election form and letter of transmittal. Shares of James Monroe common stock as to which the holder has not made a valid election to receive cash prior to the election deadline, which is 5:00 p.m., Baltimore, Maryland, time on [  •  ], 2006, the date of the James Monroe shareholder meeting, will be deemed non-electing shares. You are not required to vote in favor of the merger in order to make an election.

        To make an election to receive cash, a properly completed election form and letter of transmittal along with the stock certificates representing the shares of James Monroe common stock with respect to which you have made a cash election must be received by American Stock Transfer & Trust Company, the exchange agent, by or prior to 5:00 p.m., Baltimore, Maryland, time on [  •  ], 2006, in accordance with the instructions on the election form and letter of transmittal.

        If you do not want to elect to receive cash for any of your shares of James Monroe common stock, do not send a completed election form and letter of transmittal to the exchange agent.

        An election to receive cash may be revoked by the person submitting the election form and letter of transmittal prior to the election deadline. In the event of a revocation of an election to receive cash, a revoking holder will be deemed to have made no election. The exchange agent will have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in any election form and letter of transmittal, and any good faith decisions of Bankshares or the exchange agent regarding these matters will be binding and conclusive. Neither Bankshares nor the exchange agent will be under any obligation to notify any person of any defects in an election form and letter of transmittal.

        If you own shares of James Monroe common stock in "street name" through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. "Street name" holders may be subject to an election deadline earlier than 5:00 p.m., Baltimore, Maryland, time on [  •  ], 2006. Therefore, you should carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow such person's directions for changing those instructions.

Proration

        Bankshares will pay cash for at least 34% but not more than 50% of the shares of James Monroe common stock outstanding at the effective time of the merger, in each case less the number of shares with respect to which appraisal rights have been properly exercised at the effective time, and issue shares of Bankshares common stock for the remaining shares of James Monroe common stock outstanding at the effective time of the merger. Because of such cash/stock allocation, you cannot be certain of receiving the form of consideration that you elect with respect to all of your shares of James Monroe common stock. If the number of cash election shares is lower than 34% or higher than 50% of the shares of James Monroe common stock outstanding at the effective time of the merger, the exchange agent will allocate shares of James Monroe between cash and Bankshares common stock in the manner described below. We refer to the number of shares that equals 34% of the shares of James Monroe common stock outstanding at the effective time of the merger less the number of shares with respect to which appraisal rights have been properly exercised at the effective time as the "minimum cash election number" and to the number of shares that equals 50% of the shares of James Monroe common stock outstanding at the effective time of the merger less the number of shares with respect to which appraisal rights have been properly exercised at the effective time as the "maximum cash election number."

        Oversubscription of Cash Election Shares.    If the number of cash election shares is greater than the maximum cash election number, then:

  •
  each non-electing share will be converted into the right to receive 0.6033 of a share of Bankshares common stock;

  •
  a number of cash election shares of each shareholder making a cash election equal to the product of (x) the maximum cash election number divided by the total number of cash election shares and (y) the total number of cash election shares held by such shareholder, will be converted into the right to receive $23.50 in cash, without interest; and

  •
  each cash election share that has not been converted into the right to receive $23.50 in cash, without interest, pursuant to the prior bullet point will be converted into the right to receive 0.6033 of a share of Bankshares common stock.

        Subscription of Cash Election Shares in the 34% – 50% range.    If the number of cash election shares is greater than or equal to the minimum cash election number and less than or equal to the maximum cash election number, then each cash election share will be converted into the right to receive $23.50 in cash, without interest, and each non-electing share will be converted into the right to receive 0.6033 of a share of Bankshares common stock.

        Undersubscription of Cash Election Shares.    If the number of cash election shares is less than the minimum cash election number, then:

  •
  each cash election share will be converted into the right to receive $23.50 in cash, without interest;

  •
  a number of non-electing shares of each shareholder equal to the product of (x) the quotient of (1) the difference between the minimum cash election number and the total number of cash election shares and (2) the total number of non-electing shares and (y) the total number of non-electing shares of such shareholder, will be converted into the right to receive $23.50 in cash, without interest; and

  •
  each non-electing share that has not been converted into the right to receive $23.50 in cash, without interest, pursuant to the prior bullet point will be converted into the right to receive 0.6033 of a share of Bankshares common stock.

        Because the United States federal income tax consequences of receiving cash, Bankshares common stock, or both cash and Bankshares common stock will differ, James Monroe shareholders are urged to read carefully the information set forth under the caption "The Merger—Material United States Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them. In addition, because the stock consideration may fluctuate in value from the determination made during the valuation period, the economic value per share received by James Monroe shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by James Monroe shareholders who receive cash consideration.

  Illustrative Examples of Proration

        For illustrative purposes only, the following examples describe the application of the proration provisions of the merger agreement in the case of an oversubscription of cash election shares, in the case of a subscription of cash election shares between 34% and 50% of the outstanding shares of James Monroe common stock and in the case of an undersubscription of cash election shares. Solely for the purposes of these examples, we have assumed that 10,000,000 shares of James Monroe common stock were outstanding at the time of the proration calculation. We have also assumed that there were no shares with respect to which appraisal rights have been properly exercised.

Example 1 (Oversubscription of Cash Election Shares)

        Assume that valid cash elections are received with respect to 6,000,000 shares (60% of the outstanding shares) of James Monroe common stock. Because Bankshares will pay cash for no more than 50% (or 5,000,000) of the outstanding shares of James Monroe common stock, 1,000,000 of the 6,000,000 cash election shares (or 16.66% of the cash election shares) would be converted into the right to receive shares of Bankshares common stock instead of cash.

  Application of proration:

  •
  Partial Cash Election. Assume that Shareholder A holds 1,600 shares of James Monroe common stock and makes a valid cash election with respect to 960 (or 60%) of her shares, leaving 640 shares as non-electing shares. Pursuant to the proration procedure, 16.66% of her cash election shares (or 160 out of 960 shares) will be converted into the right to receive Bankshares common stock. All 640 of Shareholder A's non-electing shares will be converted into the right to receive Bankshares common stock. Shareholder A would therefore receive cash for 800 (or 50%) of her shares of James Monroe common stock and shares of Bankshares common stock for the remaining 800 of her shares of James Monroe common stock.

  •
  Complete Cash Election. Assume that Shareholder B holds 1,600 shares of James Monroe common stock and makes a valid cash election with respect to all 1,600 of her shares. Shareholder B would receive shares of Bankshares common stock for 267 shares (or 16.66%) of her shares of James Monroe common stock and cash for the remaining 1,333 shares (or 83.34%), of her shares of James Monroe common stock.

  •
  No Election. Assume that Shareholder C holds 1,600 shares of James Monroe common stock and does not make a cash election for any of his shares, leaving all 1,600 of his shares as non-electing shares. All of Shareholder C's shares will be converted into the right to receive shares of Bankshares common stock, and Shareholder C will not receive any cash.

Example 2 (Subscription of Cash Election Shares in the 34% – 50% Range)

        Assume that valid cash elections are received with respect to 4,000,000 shares (or 40%) of James Monroe common stock. Because the number of cash election shares is at least 34% but not more 50% of the shares of James Monroe common stock outstanding, no proration will be required and all cash election shares will be converted into the right to receive cash and all non-electing shares will be converted into the right to receive Bankshares common stock, resulting in a cash/stock allocation of 40% cash and 60% stock.

Example 3 (Undersubscription of Cash Election Shares)

        Assume that valid cash elections are received with respect to 2,000,000 shares (or 20%) of James Monroe common stock. Because Bankshares will pay cash for at least 34% of the outstanding shares of James Monroe common stock, 1,400,000 of the 8,000,000 non-electing shares (or 17.5% of the non-electing shares) will be converted into the right to receive cash.

  Application of proration:

  •
  Partial Cash Election. Assume that Shareholder A holds 1,600 shares of James Monroe common stock and makes a valid cash election with respect to 800 (or 50%) of her shares, leaving 800 shares as non-electing shares. Pursuant to the proration procedure, Shareholder A will receive cash for those 800 shares as well as cash for 17.5% of her non-electing shares (or 140 out of 800 shares). Shareholder A will therefore receive cash for 940 (or 58.75%) of her shares and shares of Bankshares common stock for the remaining 660 shares of James Monroe common stock.

  •
  Complete Cash Election. Assume that Shareholder B holds 1,600 shares of James Monroe common stock and makes a valid cash election with respect to all of her shares. Because cash elections are undersubscribed, all of Shareholder B's shares will be converted into cash as elected.

  •
  No Election. Assume that Shareholder C holds 1,600 shares of James Monroe common stock and does not make a cash election for any of his shares. Pursuant to the proration procedure, Shareholder C will receive cash for 280 (or 17.5%), of his 1,600 shares and shares of Bankshares common stock for the remaining 1,320 of his shares of James Monroe common stock.

        Effect of Shares for which Appraisal is Demanded.    Shareholders will not be entitled to make a cash election with respect to shares for which appraisal has been properly demanded in accordance with Virginia law. While Bankshares will pay cash for at least 34% but not more than 50% of the shares of James Monroe common stock outstanding at the effective time of the merger, the actual minimum cash election number and maximum cash election number will reflect a reduction for the number of shares with respect to which appraisal rights have been properly exercised at the effective time. For example, if 2% of the shares of James Monroe common stock outstanding at the effective time are shares with respect to which appraisal has been demanded, the minimum cash election number will be 32% of the shares of James Monroe common stock outstanding at the effective time and the maximum cash election number will be 48% of the shares of James Monroe common stock outstanding at the effective time. If any James Monroe shareholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such shareholder's shares will be treated as cash election shares.

Procedures for Surrendering James Monroe Stock Certificates

        An election form and letter of transmittal is being mailed under separate cover to James Monroe shareholders who hold shares of James Monroe common stock in registered form. If you wish to make a cash election with respect to any of your shares, you must submit an election form and letter of transmittal and the certificates which represent your cash election shares to the exchange agent prior to the election deadline. See "—Election Procedure" above.

        Soon after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a James Monroe shareholder at the effective time of the merger and who has not submitted his or her election form and share certificates on or before the election deadline. This mailing will contain instructions on how to surrender shares of James Monroe common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        Until you surrender your James Monroe stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to Bankshares common stock into which any of your shares may have been converted. When you surrender your certificates, Bankshares will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of James Monroe of any shares of James Monroe common stock.

        If certificates representing shares of James Monroe common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of James Monroe common stock represented by that certificate shall have been converted.

        If a certificate for James Monroe common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Employee Benefit Plans and Employment Agreements

        Employee Benefit Plans.    Following the effective time of the merger, James Monroe employees will be eligible to participate in those Bankshares benefit plans in which similarly situated employees of Bankshares participate. However, Bankshares may instead continue the James Monroe benefit plans for such employees or provide benefit plans for such employees that are no less favorable than the James Monroe benefit plans in effect immediately prior to the effective time of the merger.

        With respect to each Bankshares employee benefit plan for which length of service is taken into account for any purposes, service with James Monroe or any of its subsidiaries will be treated as service with Bankshares for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlements (but not for accrual of defined benefit pension benefits). Such length of service with James Monroe will also be taken into account for purposes of satisfying waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. In addition, each Bankshares plan will waive pre-existing condition limitations to the same extent waived under the applicable James Monroe plan. Such employees will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the relevant Bankshares plan.

        Severance Plan.    Following the effective time of the merger, if the employment of an employee of the former James Monroe is involuntarily terminated within one year after the effective time of the merger, such employee upon signing an appropriate release in a form reasonably determined by Bankshares will be eligible to receive substantially the same severance benefits that Bankshares from time to time has provided its similarly situated employees.

        Executive Employment Agreements.    Bankshares will assume and honor the James Monroe employment agreements entered into by James Monroe and provided to Bankshares. Bankshares has further agreed that a "change in control" has occurred for purposes of the employment agreement of Richard I. Linhart and that it shall pay at the effective time, assuming such effective time occurs prior to April 30, 2007, the change of control payment set forth in James Monroe's existing employment agreement with Mr. Linhart. For further information, see "Interests of Certain Persons in the Merger" beginning on page [  •  ].

        Retention Plan.    Prior to the effective time of the merger, in consultation with and subject to the approval of Bankshares, James Monroe may adopt a retention program that may include a retention pool of no more than $200,000 providing for payment to certain selected employees of James Monroe for continuous service up to a release date mutually agreed to by James Monroe and Bankshares.

Treatment of Options

        Each outstanding and unexercised option to acquire James Monroe common stock granted under James Monroe's stock option plans will be converted automatically at the effective time of the merger into a fully vested option to purchase Bankshares common stock. James Monroe stock options will continue to be governed by the terms of the James Monroe stock option plans under which they were granted, except that:

  •
  the number of shares of Bankshares common stock subject to the new Bankshares option will be equal to the product of (a) the number of shares of James Monroe common stock subject to the James Monroe stock option and (b) 0.6033, rounded down to the nearest whole share;

  •
  the exercise price per share of Bankshares common stock subject to the new Bankshares stock option will be equal to (a) the exercise price per share of James Monroe common stock under the James Monroe stock option divided by (b) 0.6033, rounded up to the nearest cent; and

  •
  any agreement providing for a tax payment to an optionee upon exercise shall be amended prior to the effective date of the merger to remove such tax payment provision if each option subject to such agreement has not been exercised prior to the effective date of the merger.

Restrictions on Resales by Affiliates

        Shares of Bankshares common stock to be issued to James Monroe shareholders in the merger have been registered under the Securities Act of 1933 and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of James Monroe. Any subsequent transfer of shares, however, by any person who is an affiliate of James Monroe at the time the merger is submitted for a vote of James Monroe shareholders will, under existing law, require either:

  •
  the further registration under the Securities Act of the Bankshares common stock to be transferred;

  •
  compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

  •
  the availability of another exemption from registration.

        An "affiliate" of James Monroe is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, James Monroe. These restrictions generally are expected to apply to the directors and executive officers of James Monroe and the holders of 10% or more of James Monroe common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Bankshares will give stop transfer instructions to the transfer agent with respect to the shares of Bankshares common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

        If any person who is an affiliate of James Monroe becomes an affiliate of Bankshares, such person may only transfer shares in a manner permitted by Rule 144 promulgated under the Securities Act.

        James Monroe has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of James Monroe for purposes of Rule 145 under the Securities Act to deliver to Bankshares a written agreement intended to ensure compliance with the Securities Act.

Fractional Shares

        Bankshares will not issue fractional shares in the merger. Instead, a payment will be made in an amount in cash, without interest, equal to the product of (a) the fractional part of a share of Bankshares common stock multiplied by (b) the closing price of Bankshares common stock on the trading day immediately prior to the effective time of the merger.

Effective Time

        The merger will become effective at such time as the later of the following has occurred: (1) a certificate of merger is issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia and (2) a certificate of merger is issued by the Maryland State Department of Assessments and Taxation (or at such later time as specified in the certificates of merger).

        We anticipate that the merger will be completed in the third quarter of 2006. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Bankshares and James Monroe will complete the merger. If the merger is not completed on or before November 27, 2006, either Bankshares or James Monroe may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. See "The Merger—Regulatory Approvals Required for the Merger" on page [  •  ] and "—Conditions to the Completion of the Merger" below.

Conditions to the Completion of the Merger

        Mutual Closing Conditions.    The obligations of each of Bankshares and James Monroe to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

  •
  approval of the merger agreement by James Monroe shareholders;

  •
  absence of legal prohibitions on completion of the merger;

  •
  expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Bank Holding Company Act, the Bank Merger Act and any Virginia or Maryland law relating to the merger;

  •
  effectiveness of the registration statement for the Bankshares common stock being issued in the merger and the absence of any SEC stop order suspending such effectiveness or any proceedings for such purpose pending or threatened by the SEC;

  •
  approval for the listing on The NASDAQ National Market of the Bankshares common shares to be issued in the merger;

  •
  completion of any required filings with, and receipt of all required approvals from, any governmental body, agency, official or authority, including all bank regulatory approvals necessary for Bankshares to own and operate the business of James Monroe;

  •
  accuracy as of the date specified in the merger agreement of the representations and warranties made by the other party to the extent specified in the merger agreement;

  •
  performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing; and

  •
  delivery of opinions of Bankshares' and James Monroe's counsel that the merger will qualify as a reorganization for United States federal income tax purposes.

        Additional Closing Conditions for Bankshares' Benefit.    The obligation of Bankshares to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

  •
  absence of any action or proceeding by any government entity or other person that (1) seeks to delay materially or otherwise prohibit the merger or the bank merger, seeks to restrain Bankshares' ability to exercise full rights of ownership of MSD&T or any of its other subsidiaries or affiliates following the merger, seeks to restrain the operation of or seeks the disposition of any material portion of the business or assets of James Monroe or Bankshares and its other subsidiaries, or that (2) in the reasonable judgment of Bankshares, is likely to have a material adverse effect on James Monroe or Bankshares;

  •
  delivery of a certification from James Monroe to the effect that James Monroe is not a "United States real property holding corporation" for purposes of the Internal Revenue Code;

  •
  absence of any action or determination of any governmental agency or department, including under the Federal Deposit Insurance Act, relating to the status or conduct of James Monroe that adversely affects in any material manner the anticipated economic benefits to Bankshares of the merger;

  •
  absence of any event that has had or could reasonably be expected to have a material adverse effect on James Monroe;

  •
  receipt of required opinions and documentation required for the assumption by Bankshares of James Monroe's existing subordinated debentures issued in connection with James Monroe's trust preferred securities;

  •
  shares of James Monroe common stock with respect to which appraisal rights have been properly exercised not constituting more than 10% of the outstanding shares of common stock of James Monroe; and

  •
  certain employment agreements entered into between MSD&T and certain officers of James Monroe being in effect.

        Additional Closing Condition for James Monroe's Benefit.    The obligation of James Monroe to complete the merger is also subject to the execution by Bankshares of all supplemental and amended documents required to be executed by Bankshares to effect the assumption by Bankshares of

James Monroe's existing subordinated debentures issued in connection with James Monroe's trust preferred securities.

Shares Subject To Properly Exercised Appraisal Rights

        The shares of James Monroe held by James Monroe shareholders who do not vote in favor of the merger and who properly exercise appraisal rights for their shares in accordance with the VSCA will not be converted into the right to receive cash and/or shares of Bankshares common stock to which they would otherwise be entitled pursuant to the merger agreement, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the VSCA. If any James Monroe shareholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such shareholder's shares will be treated as cash election shares.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by both Bankshares and James Monroe as to, among other things:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  capital structure;

  •
  subsidiaries;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

  •
  compliance with laws and court orders;

  •
  SEC filings, the absence of material misstatements or omissions from such filings and the Sarbanes-Oxley Act;

  •
  reports of condition and income required to be filed with the FDIC and the absence of material deficiencies from such reports;

  •
  financial statements;

  •
  absence of changes having a material adverse effect;

  •
  absence of undisclosed material liabilities;

  •
  regulatory compliance, agreements with regulatory agencies and regulatory approvals;

  •
  litigation;

  •
  fees payable to financial advisors in connection with the merger; and

  •
  the United States federal income tax treatment of the merger.

        Bankshares also makes a representation and warranty relating to the availability of sufficient cash and cash equivalents on hand for Bankshares to pay the cash portion of the merger consideration, and sufficient authorized and available shares to issue the stock portion of the merger consideration.

        James Monroe also makes representations and warranties relating to: employees and employee benefit matters; taxes; certain loan matters; private equity investments; properties; material contracts; capital, management and U.S. Community Reinvestment Act ratings; derivative instruments; affiliate transactions; inapplicability of state takeover statutes and rights plans; environmental matters; intellectual property; insurance; absence of legal proceedings and bank regulatory actions having a material adverse effect or, as of the date of the merger agreement, involving the imposition of permanent injunctive relief on James Monroe, and the receipt of a fairness opinion from its financial advisor;

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect" means, with respect to Bankshares or James Monroe, as the case may be, a material adverse effect on (1) the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole or (2) the ability of such party to perform its obligations under or to consummate the transactions contemplated by the merger agreement, provided that none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

  •
  changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks;

  •
  changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment but only to the extent the effect on such party is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  actions and omissions of Bankshares or James Monroe taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

  •
  the effect of any change, or prospective change, in loan valuation, accrual or reserve policy which is undertaken by James Monroe or James Monroe Bank with the consent of Bankshares to conform to those of Bankshares or MSD&T, or the impact of changes in the fair market valuation policies of James Monroe's or James Monroe Bank's loans as of the effective time of the merger made with the consent of Bankshares, where the facts on which such adjusted valuation are based relate to events occurring prior to the date of the merger agreement;

  •
  direct effects of compliance by the parties with the merger agreement on operating performance of any party, including expenses incurred in connection with the transactions contemplated by the merger agreement; or

  •
  changes in national or international political or social conditions, including due to war or terrorism, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks and their holding companies.

        The representations and warranties in the merger agreement do not survive after the effective time of the merger.

Conduct of Business Pending the Merger

        Interim Operations of Bankshares and James Monroe.    Each of Bankshares and James Monroe has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, Bankshares and its subsidiaries and James Monroe and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their present business organizations and relationships with third parties and to keep available the services of their present officers and employees. James Monroe has also agreed to certain restrictions on James Monroe's and its subsidiaries activities that are subject to exceptions described in the merger agreement.

        James Monroe is restricted from:

  •
  amending its organizational documents;

  •
  entering into any merger, consolidation or other significant transaction with a third party;

  •
  acquiring or disposing of a material subsidiary or material assets, except pursuant to existing commitments and in the ordinary course consistent with past practice;

  •
  taking any action that would make any representation or warranty by it inaccurate in any material respect;

  •
  increasing employee severance compensation or benefits;

  •
  amending the terms of any outstanding employee or director stock options;

  •
  entering into any new line of business;

  •
  splitting or combining its share capital, declaring any dividend or repurchasing any shares of James Monroe capital stock;

  •
  issuing, selling or pledging any shares of its capital stock;

  •
  offering to any third party the sale of any loan participation unless it has first offered Bankshares the right to participate in such sale and Bankshares has not accepted such participation within five days of such offer;

  •
  making any new loans or extensions of credit that exceed certain thresholds described in the merger agreement without giving prior notice to Bankshares; and

  •
  making capital expenditures, other than those contained in the annual budget, in excess of $100,000.

        Bankshares is restricted from taking any action that would make any representation or warranty by it inaccurate in any material respect.

        James Monroe Board's Covenant to Recommend.    James Monroe's board of directors has agreed to recommend the approval of the merger agreement by James Monroe's shareholders and to call a meeting of its shareholders for this purpose. The board, however, can fail to make, withdraw, or modify in a manner adverse to Bankshares its recommendation as discussed below under "—No Solicitation by James Monroe."

        No Solicitation by James Monroe.    James Monroe has agreed that none of James Monroe, its subsidiaries or any of their officers, directors, employees or representatives shall, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), (2) enter into or participate in any discussions or negotiations with, furnish any information relating to James Monroe or any of its subsidiaries or afford access to the business, properties, assets, books or records of James Monroe or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (3) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of James Monroe or any of its subsidiaries or (4) enter into any agreement with respect to an Acquisition Proposal.

        However, James Monroe's board of directors, directly or indirectly, through advisors, agents or other intermediaries, may (1) engage in negotiations or discussions with any third party that, subject to compliance with the terms of the preceding paragraph, has made a bona fide Acquisition Proposal that James Monroe's board of directors reasonably believes will lead to a Superior Proposal, (2) furnish to such third party nonpublic information relating to James Monroe or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to James Monroe than those contained in the confidentiality agreement between Bankshares and James Monroe, and/or (3) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Bankshares its recommendation to its shareholders, but in each case of (1) through (3) above only if James Monroe's board of directors determines in good faith by a majority vote, after consultation with outside legal counsel to James Monroe, that taking such action is in the best interests of James Monroe and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia law. James Monroe's board of directors cannot take any of the actions described in clauses (1) through (3) above unless James Monroe has provided Bankshares with prior written notice advising Bankshares that it intends to take such action, and James Monroe continues to advise Bankshares after taking such action.

        "Acquisition Proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of James Monroe and its subsidiaries or over 20% of any class of equity or voting securities of James Monroe or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of James Monroe, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party's beneficially owning 20% or more of any class of equity or voting securities of James Monroe or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of James Monroe, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving James Monroe or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of James Monroe, or (D) any other transaction to which James Monroe or James Monroe Bank is a party, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or the bank merger or that could reasonably be expected to dilute materially the benefits to Bankshares of the transactions contemplated by the merger agreement.

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of James Monroe common stock on terms that James Monroe's board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of James Monroe's shareholders than as provided under the merger agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by James Monroe's board of directors.

        James Monroe agreed to terminate any discussions or negotiations with a third party existing as of the date the merger agreement was entered into.

        Indemnification and Insurance.    The merger agreement provides that, for a period of six years following the effective time of the merger, Bankshares will indemnify and hold harmless James Monroe's present and former officers and directors for acts or omissions occurring at or before the effective time of the merger and will provide these officers and directors with directors' and officers' liability insurance in respect of such acts or omissions. These matters are more fully discussed below under the heading "Interests of Certain Persons in the Merger—Indemnification and Insurance" on page [  •  ].

        Best Efforts Covenant.    Bankshares and James Monroe have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement.

        Certain Other Covenants.    The merger agreement contains additional mutual covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, access to information, mutual notification of particular events, confidential treatment of non-public information, prohibition on purchases and sales of Bankshares common stock during a certain period prior to the closing date and actions to be taken so as not to jeopardize the intended tax treatment of the merger. James Monroe also covenants to obtain appropriate documentation from persons who are affiliates of James Monroe.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the James Monroe shareholders, in any of the following ways:

  (a)
  by mutual written consent of Bankshares and James Monroe,

  (b)
  by either Bankshares or James Monroe if:

  •
  the merger has not been consummated on or before November 27, 2006, provided that neither Bankshares nor James Monroe can terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

  •
  there is a permanent legal prohibition to completing the merger;

  •
  James Monroe shareholders fail to give the necessary approval at a duly-held shareholders' meeting; or

  •
  there has been an incurable breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of that party to satisfy a condition to the closing and such condition is incapable of being satisfied by November 27, 2006.

  (c)
  by Bankshares if:

  •
  James Monroe's board of directors fails to make, withdraws, or modifies in a manner adverse to Bankshares, its approval or recommendation of the merger agreement or the plan of merger;

  •
  James Monroe enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal; or

    •
    James Monroe willfully and materially breaches (1) its covenants to (A) call a shareholder meeting and submit the merger to its shareholders or (B) recommend approval of the merger by James Monroe shareholders (subject to the exceptions discussed under "—Conduct of Business Pending the Merger—James Monroe Board's Covenant to Recommend," on page [  •  ]), or (2) its covenant not to solicit an alternative transaction (as discussed under "—Conduct of Business Pending the Merger—No Solicitation by James Monroe," on page [  •  ]).

  (d)
  by James Monroe if:

  •
  James Monroe's board of directors authorizes James Monroe to enter into an agreement concerning a Superior Proposal; provided that to terminate on this basis, James Monroe must (1) give Bankshares at least 72 hours prior written notice of its intention to terminate and to accept a Superior Proposal, and Bankshares does not make during this period an offer that is at least as favorable to James Monroe shareholders as the Superior Proposal and (2) pay any applicable termination fees (as discussed under "—Termination Fees Payable by James Monroe," on page [  •  ]); or

  •
  both (1) the average closing price of Bankshares common stock for the 10 consecutive trading days ending on the seventh day immediately prior to the effective date of the merger is less than $33.1075 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since March 27, 2006. James Monroe's right to terminate for this reason is subject to Bankshares' right to pay additional consideration for shares of James Monroe common stock that will be converted into Bankshares common stock by increasing the exchange ratio and/or paying cash to the extent necessary to provide shareholders whose shares are converted into the right to receive Bankshares common stock with consideration equivalent to what they would have received if one of these two conditions did not exist. Any such adjustment of the merger consideration is permitted only to the extent that such change would not affect the tax-free nature of the receipt of the stock portion of the merger consideration.

        If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by James Monroe

        James Monroe has agreed to pay Bankshares a fee of $5 million if any of the following payment events occurs:

  •
  termination of the merger agreement by Bankshares as described in paragraph (c) and termination by James Monroe as described in the first bullet point under paragraph (d) under "—Termination of the Merger Agreement" above. Payment of the termination fee for any of these payment events must be made simultaneously with the occurrence of the event; or

  •
  termination of the merger agreement by either Bankshares or James Monroe as described in the first and third bullet points of paragraph (b) under "—Termination of the Merger Agreement" above, but only if (1) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Bankshares or any of its affiliates) or a third party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to James Monroe's shareholders and (2) within 12 months following the date of such termination: (A) James Monroe merges with or into, or is acquired directly or indirectly, by merger or otherwise by, a third party; (B) a third party, directly or indirectly, acquires more than 50% of the total assets of James Monroe and its subsidiaries, taken as a whole; (C) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of James Monroe common stock; or (D) James Monroe adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of James Monroe common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of James Monroe and its subsidiaries, taken as a whole (or in any of clauses (A) through (D) James Monroe shall have entered into a definitive agreement providing for such action).

        If James Monroe fails promptly to pay any of the termination fees described above, James Monroe has also agreed to pay any costs and expenses incurred by Bankshares in connection with any legal enforcement action for payment that results in a judgment against James Monroe for payment of the termination fees described above.

Amendments; Waivers

        Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after approval of the merger agreement by James Monroe shareholders and without their further approval, no amendment or waiver can reduce the amount or change the kind of consideration to he received in exchange for James Monroe common shares.

Voting Agreements

        General.    As an inducement to Bankshares to enter into the merger agreement, certain shareholders of James Monroe, each of whom is also a director of James Monroe, entered into voting agreements with Bankshares. As of the record date for the shareholders meeting, these shareholders beneficially owned or controlled approximately [  •  ]% of the outstanding shares of James Monroe common stock. The following summary of the voting agreements is qualified by reference to the complete text of the voting agreements, a form of which is incorporated by reference and attached as Appendix C to this proxy statement/prospectus. You are encouraged to read the form of voting agreement.

        Voting and Proxies.    Pursuant to the voting agreements, the shareholders have agreed, among other things, to vote all of shares of James Monroe common stock owned or subsequently acquired by them to approve the merger agreement and each other action or agreement related to the merger agreement. The shareholders have also agreed that they will not vote in favor of the approval of any Acquisition Proposal (as defined above), reorganization or similar transaction or any transaction that would frustrate or delay the merger. The shareholders have revoked any and all previous proxies, and granted an irrevocable proxy appointing Bankshares as their attorney-in-fact and proxy, with full power to vote their shares. The proxy granted to Bankshares by the shareholders will be revoked only upon termination of the voting agreements.

        Other Provisions.    The voting agreements provide that the shareholders will not, among other things, without the prior written consent of Bankshares, directly or indirectly,

  •
  grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their shares of James Monroe common stock, or

  •
  sell, transfer, encumber or otherwise dispose of, any of their shares of James Monroe common stock during the terms of the respective voting agreements.

        In addition, the shareholders agreed not to, directly or indirectly, take any of the actions that James Monroe is restricted from taking pursuant to the merger agreement described under the first paragraph of the section entitled "—Conduct of Business Pending the Merger—No Solicitation by James Monroe" on page [  •  ]. The shareholders have also agreed to promptly notify Bankshares after receipt of any Acquisition Proposal.

        However, the shareholders may take any action in their capacity as directors of James Monroe that the board of directors would be permitted to take in accordance with the terms and conditions of the merger agreement.

        The voting agreements terminate upon any termination of the merger agreement.

Stock Market Listing

        Bankshares common stock is listed on The NASDAQ National Market. Bankshares has agreed to use its best efforts to cause the shares of Bankshares common stock to be issued in the merger to be listed on The NASDAQ National Market. It is a condition to the completion of the merger that those shares be listed on The NASDAQ National Market. Upon completion of the merger, shares of James Monroe common stock will cease to be listed on The NASDAQ Capital Market.

Expenses

        The merger agreement provides that each of Bankshares and James Monroe will pay its own expenses in connection with the transactions contemplated by the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of James Monroe's board of directors that James Monroe shareholders vote in favor of the proposal to approve the merger agreement, James Monroe shareholders should be aware that James Monroe directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as shareholders of James Monroe. James Monroe's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. These interests relate to or arise from the following:

Options to Purchase Shares

        As of the record date, the directors and executive officers of James Monroe held options to purchase approximately [  •  ] shares of James Monroe common stock. Each outstanding, unexercised and vested option to acquire James Monroe common stock granted under James Monroe's stock option plans will be converted automatically at the effective time of the merger into a fully vested option to purchase Bankshares common stock. James Monroe stock options will continue to be governed by the terms of the James Monroe stock option plans under which they were granted, except that:

  •
  the number of shares of Bankshares common stock subject to the new Bankshares option will be equal to the product of (a) the number of shares of James Monroe common stock subject to the James Monroe stock option and (b) 0.6033, rounded down to the nearest whole share;

  •
  the exercise price per share of Bankshares common stock subject to the new Bankshares stock option will be equal to (a) the exercise price per share of James Monroe common stock under the James Monroe stock option divided by (b) 0.6033, rounded up to the nearest cent; and

  •
  any agreement providing for a tax payment to an optionee upon exercise shall be amended prior to the effective date of the merger to remove such tax payment provision if each option subject to such agreement has not been exercised prior to the effective date of the merger.

Change in Control Payment under Current James Monroe Employment Agreement

        James Monroe has an employment agreement with Richard I. Linhart. The employment agreement contains a change of control provision and, for the purpose of such employment agreement, the completion of the merger will constitute a change of control of James Monroe. Mr. Linhart entered into his agreement on October 21, 2003. The agreement generally provides that if a "change of control" of James Monroe occurs and Mr. Linhart terminates his employment with "good reason", as those terms are defined in the agreement, within 12 months of the change in control, he will be entitled to a payment equal to two times the full amount of salary and other benefits which he was receiving at the time of the termination. Bankshares has agreed to pay to Mr. Linhart at the effective time, assuming such effective time occurs prior to April 30, 2007, the change of control payment described above.

New Employment Agreements

        John R. Maxwell entered into an agreement with MSD&T that will become effective on, and is contingent upon, the effectiveness of the merger. The agreement provides that Mr. Maxwell will be employed as an Executive Vice-President of Mercantile Potomac Bank ("Mercantile Potomac"), a division MSD&T, for a period of three years. Mr. Maxwell will be entitled to a base salary of $275,000 and will be eligible to participate in Mercantile Potomac's incentive plan and receive up to 40% of his base salary according to the incentive plan. Mr. Maxwell will also receive health and welfare and certain other benefits. Upon the effective date of Mr. Maxwell's employment, he will be granted options to purchase 20,000 shares of Bankshares common stock at a price per share equal to the fair market value on the date of grant in accordance with the terms of the Bankshares Omnibus Stock Plan and the related option agreement entered into by Mr. Maxwell and Bankshares. In general, the option agreement provides that one-third of the options are exercisable one year after the date of the initial grant, one-third on the second anniversary of the initial grant date, and one-third on the third anniversary of the initial grant date; provided, however, that the options will fully vest if Mr. Maxwell's employment is terminated without cause or he terminates his employment with good reason, both as defined in his employment agreement. Upon termination of employment, the options that are not then exercisable will expire and options that are then exercisable will expire, if unexercised, 60 days following termination of employment, or if earlier, 10 years after the date of the initial grant.

        Either party may terminate the agreement for any reason prior to its specified expiration. Upon termination of the agreement for any reason, Mr. Maxwell has agreed to comply with the non-competition and non-solicitation provisions for a period of 12 months from the date his employment terminates. The non-competition provisions provide that Mr. Maxwell will not, on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, compete with MSD&T within Maryland, the District of Columbia, the Virginia counties of Arlington, Fairfax, Loudon and Prince William, and any other Virginia county in which MSD&T is operating at the time of Mr. Maxwell's termination of employment. The non-solicitation provisions provide that Mr. Maxwell will not contact or solicit MSD&T's (including for purposes of the non-solicitation provisions, Marshall National Bank and Trust Company and the National Bank of Fredericksburg) customers or prospective customers or contact, solicit or induce any employee of MSD&T to leave his or her employment or consider employment with another person or entity. No payment will be due to Mr. Maxwell for the initial 12-month non-competition period unless MSD&T terminates him without cause or he terminates employment for good reason, in which case MSD&T will pay a prorated portion of his annual base salary and the monthly cost of his health and welfare benefits for each month the non-competition provision is in effect. MSD&T may elect to enforce the non-competition period for up to an additional 12 months (not to extend beyond what would have been the fourth anniversary of his initial employment date), in which case payments as described above will continue for each month the non-competition provision is in effect. Upon the expiration of the agreement at its stated term, no payment will be made to Mr. Maxwell during the 12-month non-competition period if he fails to renew; if MSD&T fails to offer him a substantially similar agreement, MSD&T will be required to make the payments as described above during the 12-month non-competition period.

        William Ridenour, Paul Bice and Sonia Johnston also entered into employment agreements with MSD&T that will become effective on, and are contingent upon, the effectiveness of the merger. The agreements provides that each will be employed as a Senior Vice-President of Mercantile Potomac for a period of three years. Mr. Ridenour will be entitled to a base salary of $162,500, Mr. Bice to a base salary of $140,500 and Ms. Johnston to a base salary of $125,000. Minimum bonuses have been provided for calendar year 2006 of $39,900 for Mr. Ridenour, $33,250 for Mr. Bice and $29,260 for Ms. Johnston and each will be eligible to participate in Mercantile Potomac's incentive plan for calendar year 2007, with Mr. Ridenour to receive up to 35% of his base salary and Mr. Bice and Ms. Johnston to receive up to 30% of their base salaries according to the incentive plan. Each will receive a retention bonus of $6,000, payable in 26 bi-weekly installments during the first year of employment; provided, however, that if a person terminates employment before receiving all of the payments, such person's remaining payments will be forfeited. They will also receive health and welfare and certain other benefits. Upon the effective date of their employment, each will be granted options to purchase 9,000 shares of Bankshares common stock at a price per share equal to the fair market value on the date of grant in accordance with the terms of the Bankshares Omnibus Stock Plan and the related option agreements entered into by each of them and Bankshares. In general, the option agreements provide that one-third of the options are exercisable one year after the date of the initial grant, one-third on the second anniversary of the initial grant date, and one-third on the third anniversary of the initial grant date; provided, however, that the options will fully vest if employment is terminated "without cause" or the employee terminates employment with "good reason", both as defined in their employment agreements. Upon termination of employment, the options that are not then exercisable will expire; options that are then exercisable will expire, if unexercised, 60 days following termination of employment, or if earlier, 10 years after the date of the initial grant.

        Either party to each agreement may terminate the agreement for any reason prior to its specified expiration. Upon termination of the relevant agreement for any reason, Mr. Ridenour, Mr. Bice and Ms. Johnston have agreed to comply with the non-competition and non-solicitation provisions for a period of 12 months from the date his or her employment terminates. The non-competition provisions provide that they will not, on their own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, compete with MSD&T within Maryland, the District of Columbia, the Virginia counties of Arlington, Fairfax, Loudon and Prince William, and any other Virginia county in which MSD&T is operating at the time of their termination of employment. The non-solicitation provisions provide that they will not contact or solicit MSD&T's (including for purposes of the non-solicitation provisions Marshall National Bank and Trust Company and the National Bank of Fredericksburg) customers or prospective customers or contact, solicit or induce any employee of MSD&T to leave his or her employment or consider employment with another person or entity. If their employment terminates prior to the first anniversary of their employment with MSD&T, no payment will be due to them for the initial 12-month non-competition period unless MSD&T terminates them without cause or they terminate employment for good reason, in which case MSD&T will pay a prorated portion of their annual base salary, and the monthly cost of their health and welfare benefits for each month the non-competition provision is in effect. In addition, they will each be paid a prorated portion of the remainder of their 2006 minimum bonus (if any) in a lump sum promptly after termination of employment. MSD&T may elect to enforce the non-competition period for up to an additional six months, in which case MSD&T will pay a prorated portion of their annual base salary and the monthly cost of their health and welfare benefits for each month the non-competition provision is in effect. If their employment terminates on or after the first anniversary of their employment with MSD&T but prior to the expiration of the term of the agreement, MSD&T may elect to enforce the non-competition period for up to 12 months, in which case MSD&T will pay a prorated portion of their annual base salary and the monthly cost of their health and welfare benefits for each month the non-competition provision is in effect. Upon the expiration of the agreement and termination of employment at that time, they will not be subject to a non-competition provision.

        Mr. Linhart entered into an independent consulting agreement with MSD&T that will become effective on, and is contingent upon, the effectiveness of the merger. The agreement provides that he will provide consulting services to MSD&T, including in the areas of integration, cash management, operations, technology and finance. He will be paid a monthly fee of $14,583.33, a monthly local travel allowance of $600, and will be reimbursed for reasonable expenses incurred in rendering services to MSD&T. The agreement will continue from month to month until terminated by either party. Mr. Linhart agrees to comply with the non-competition and nonsolicitation provisions for a period (specified below) after the date the consulting agreement terminates. The non-competition provisions provide that Mr. Linhart will not, on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, compete with MSD&T within Maryland, the District of Columbia, the Virginia counties of Arlington, Fairfax, Loudon and Prince William, and any other Virginia county in which MSD&T is operating at the time Mr. Linhart's agreement terminates. The non-solicitation provisions provide that he will not contact or solicit MSD&T's (including for purposes of the non-solicitation provisions Marshall National Bank and Trust Company and the National Bank of Fredericksburg) customers or prospective customers or contact, solicit or induce any employee of MSD&T to leave his or her employment or consider employment with another person or entity. If Mr. Linhart terminates the agreement within its initial 12-month consulting period, the non-competition provision described above will apply until the end of such initial period and MSD&T will not be required to make any payment to him. If MSD&T terminates the agreement within its initial 12-month period, the non-competition provision will apply until the end of such initial period and MSD&T will be required to pay Mr. Linhart a monthly fee of $14,583.33 during the remainder of such initial 12-month period. In either case, MSD&T may choose to enforce the non-competition provision for a period of up to an additional six months. In such case, MSD&T will pay Mr. Linhart a monthly fee of $7,291.67 for each month such additional non-competition provision is in effect. If either party terminates the agreement after the initial 12-month period, MSD&T may choose to enforce the non-competition provision for a period of up to an additional six months, in which case MSD&T will pay Mr. Linhart a monthly fee of $7,291.67 for each month such additional non-competition provision is in effect.

Indemnification and Insurance

        The merger agreement provides that Bankshares will, (a) for a period of six years after the effective date of the merger, indemnify and hold harmless the present and former officers and directors of James Monroe in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Virginia law or any other applicable laws or provided under James Monroe's articles of incorporation and bylaws in effect on the date of the merger and (b) for a period of six years after the effective time of the merger, Bankshares shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each present and former officer and director currently covered by James Monroe's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date of the merger agreement, provided that Bankshares shall not be obligated to pay premiums in excess of 200% of the amount per annum James Monroe paid in its last full fiscal year.

Board of Directors of MSD&T

        As of the consummation of the bank merger, Bankshares shall cause the board of directors of MSD&T to be expanded by two members and shall take all necessary actions to appoint the individuals designated by mutual agreement of Bankshares and James Monroe to become members of the board of directors of MSD&T to fill the vacancies created by such increase. In connection with the annual meeting of MSD&T next following the effective time of the merger, Bankshares shall vote all of its shares of voting equity securities of MSD&T in favor of the mutually agreed upon newly appointed directors to serve for the term for directors specified in MSD&T's organizational documents. It is currently expected that John R. Maxwell and David Pijor will be elected to the board of directors of MSD&T, subject to Bankshares and James Monroe mutually agreeing to designate such persons in accordance with the merger agreement.

DESCRIPTION OF BANKSHARES CAPITAL STOCK

        The following description of the terms of the capital stock of Mercantile Bankshares Corporation is a summary only and is qualified by reference to the relevant provisions of Maryland law and the Bankshares charter and bylaws.

Authorized Capital Stock

        Under the Bankshares charter, Bankshares' authorized capital stock consists of 130,000,000 shares of common stock, par value $2.00 per share, and 2,000,000 shares of preferred stock, without par value, of which 1,600,000 shares have been classified as Class A Preferred Stock. Bankshares has proposed a charter amendment increasing its authorized common stock from 130,000,000 shares to 200,000,000, which proposal will be voted on by Bankshares stockholders at its annual meeting on May 9, 2006. As of [  •  ], there were issued and outstanding:

  •
  [  •  ] shares of Bankshares common stock;

  •
  employee stock options to purchase an aggregate of approximately [  •  ] shares of Bankshares common stock; and

  •
  no shares of Bankshares preferred stock.

        Under the Bankshares charter, Bankshares' board of directors is authorized to classify and reclassify any unissued shares of Bankshares preferred stock by fixing or altering from time to time before issuance, the preferences, rights, voting powers, restrictions, qualifications, dividends, redemption rights, conversion rights, and rights upon liquidation, dissolution or winding up, of such shares.

Bankshares Common Stock

        Bankshares Common Stock Outstanding.    The outstanding shares of Bankshares common stock are, and the shares of Bankshares common stock issuable in the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Voting Rights.    Each share of Bankshares common stock is entitled to one vote, and except as otherwise provided in respect of any Bankshares preferred stock, the exclusive voting power for all purposes is vested in the holders of Bankshares common stock. Shares of Bankshares common stock are not entitled to cumulative voting rights.

        Dividend Rights.    Subject to the provisions of law and any preferential dividend rights granted to the holders of any shares of Bankshares preferred stock that may at the time be outstanding, holders of Bankshares common stock are entitled to receive dividends at such time and in such amounts as Bankshares' board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bankshares to holders of Bankshares common stock are dividends that Bankshares receives from its subsidiaries. The payment of dividends by such subsidiaries to Bankshares is subject to federal law restrictions as well as to the laws of the subsidiary's state of incorporation.

        Rights Upon Liquidation.    Holders of shares of Bankshares common stock are entitled to share ratably, upon any liquidation, dissolution or winding up of Bankshares, whether voluntary or involuntary, in the remaining net assets of Bankshares available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Bankshares and the amount to which the holders of any shares of outstanding Bankshares preferred stock are entitled.

        Preemptive Rights.    Holders of shares of Bankshares common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bankshares.

Bankshares Rights Agreement; Class A Preferred Stock

        Pursuant to Bankshares' Stockholder Protection Rights Agreement, certain rights to purchase Bankshares Class A Preferred Stock or Bankshares common stock attach to each share of Bankshares common stock, including the shares of Bankshares common stock issuable in the merger. For additional information relating to these rights, see "Comparative Rights of Shareholders—Stockholders' Rights Agreement." Following is a brief summary of the terms of the Class A Preferred Stock issuable pursuant to the rights agreement. As of the date of this proxy statement/prospectus, no shares of Class A Preferred Stock were issued and outstanding.

        Voting Rights.    Each share of Class A Preferred Stock is entitled to 1,000 votes, voting with the Bankshares common stock as a class on all matters submitted to holders of Bankshares common stock. Shares of Class A Preferred Stock are not entitled to cumulative voting rights.

        Dividend Rights.    The holders of the Class A Preferred Stock are entitled to receive, when and as declared by Bankshares' board of directors, out of funds legally available for the purpose, quarterly cash dividends equal to the greater of $10.00 per share or one thousand times the aggregate per share amount of cash and non-cash dividends (other than dividends payable in Bankshares common stock) declared on Bankshares common stock. Dividends are cumulative without interest.

        Rights Upon Liquidation.    In the event of a liquidation, dissolution or winding-up, before any distribution is made to the holders of Bankshares common stock, each share of Class A Preferred Stock is entitled to a liquidation preference of $1,000 per share, plus an amount equal to any dividends accrued but unpaid, and is further entitled to share in liquidation proceeds with holders of Bankshares common stock with the effect that the amount allocable to one share of Class A Preferred Stock is the same as the amount allocable to one thousand shares of Bankshares common stock, less the liquidation preference.

        Redemption Rights.    Shares of Class A Preferred Stock may be redeemed at the option of Bankshares, in whole or in part, at any time or from time to time, at a price per share equal to the average market price of Bankshares common stock multiplied by 1,000, plus an amount equal to any dividends accrued or declared but unpaid.

        Preemptive Rights.    Holders of Class A Preferred Stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bankshares.

Transfer Agent

        American Stock Transfer & Trust Company is the transfer agent and registrar for the shares of Bankshares common stock.

Stock Exchange Listing

        Bankshares common stock is listed on The NASDAQ National Market. It is a condition to the merger that the shares of Bankshares common stock issuable in the merger he approved for listing on The NASDAQ National Market, subject to official notice of issuance.

COMPARATIVE RIGHTS OF SHAREHOLDERS

        The rights of James Monroe shareholders are currently governed by Virginia law and the James Monroe articles of incorporation and bylaws. The rights of Bankshares stockholders are currently governed by Maryland law and the Bankshares charter and bylaws. Upon completion of the merger, the rights of James Monroe shareholders who become stockholders of Bankshares in the merger will be governed by Maryland law and the Bankshares charter and bylaws.

        The following discussion summarizes the material differences between the current rights of James Monroe shareholders and the rights they will have as Bankshares stockholders if they receive Bankshares common stock in the merger but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to James Monroe shareholders. This summary is qualified in its entirety by reference to Maryland law, Virginia law, James Monroe's articles of incorporation and bylaws and Bankshares' charter and bylaws.

Authorized Capital Stock

        Bankshares.    Bankshares is authorized to issue 130,000,000 shares of common stock, par value $2.00 per share, and 2,000,000 shares of preferred stock, without par value. Bankshares' board of directors may reclassify already classified, but unissued, shares of Bankshares' preferred stock and may alter the rights, privileges and restrictions on the unissued Bankshares preferred stock. Currently, no Bankshares preferred stock is outstanding but the Bankshares board of directors has designated 1,600,000 shares of preferred stock as Class A Preferred Stock in connection with its stockholders' rights agreement.

        James Monroe.    James Monroe's total authorized shares of capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share. As of [  •  ], 2006, [  •  ] shares of James Monroe common stock were issued and outstanding.

Voting Rights

        Bankshares.    Each holder of Bankshares common stock is entitled to one vote for each share of Bankshares common stock held by such holder and, except as otherwise provided in respect of any Bankshares preferred stock, the exclusive voting power for all purposes is vested in the holders of Bankshares common stock. Holders of Bankshares common stock may not cumulate votes for the election of directors.

        James Monroe.    Each holder of James Monroe common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Dividends

        Bankshares.    Subject to the provisions of law and any preferential dividend rights granted to the holders of any shares of Bankshares preferred stock that may at the time be outstanding, holders of Bankshares common stock are entitled to receive dividends at such time and in such amounts as Bankshares' board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bankshares to holders of Bankshares common stock are dividends that Bankshares receives from its subsidiaries. The payment of dividends by such subsidiaries to Bankshares is subject to federal law restrictions as well as to the laws of the subsidiary's state of incorporation.

        James Monroe.    Virginia law provides that a corporation may make distributions to its shareholders, unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon the dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Size of Board of Directors

        Bankshares.    Bankshares currently has 20 directors, which number may be increased or decreased by the action of the board. Bankshares' board of directors is classified into three classes. One class of directors is elected at each annual meeting of stockholders to hold office for a term of three years.

        James Monroe.    Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

        The James Monroe articles of incorporation provide that the number of directors shall be specified in the bylaws. The James Monroe bylaws provide that the board of directors shall not be less than five nor more than 25 in number. Currently, there are eleven members of the James Monroe board of directors. The James Monroe bylaws provide that each director must be a shareholder of James Monroe, owning in his or her sole name shares of stock of James Monroe having a book value of not less than $5,000.

Removal of Directors

        Bankshares.    Bankshares' charter requires the affirmative vote of not less than two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors to remove any director or the entire board of directors. Directors may be removed only for cause as provided under Maryland law.

        James Monroe.    The shareholders of James Monroe may remove one or more directors from office, with or without cause, only at a meeting called for such purpose.

Filling Vacancies on the Board of Directors

        Bankshares.    Under Bankshares' charter, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, shall be filled by vote of a majority of directors remaining in office.

        James Monroe.    Under Virginia law, unless a corporation's articles of incorporation provide otherwise, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders or by a majority of the directors remaining in office, even though less than a quorum is present. If the board of directors fills a vacancy, the director's term expires at the next shareholders' meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. Virginia law also provides that a decrease in the number of directors does not shorten an incumbent director's term.

        The James Monroe articles of incorporation do not alter those provisions of Virginia law that relate to the filling of vacancies on a board of directors.

Nomination of Director Candidates by Stockholders

        Bankshares.    Bankshares' bylaws provide that a stockholder entitled to vote for the election of directors may make nominations for the election of directors at an annual meeting of stockholders by giving written notice to the Secretary of Bankshares not earlier than 120 days and not later than 90 days prior to the anniversary date of mailing of notice for the preceding year's annual meeting. In the case of a special meeting at which directors are to be elected, such notice must be given not earlier than 120 days and not later than 90 days prior to the date of the special meeting. The notice must contain specific information as set forth in Bankshares' bylaws.

        James Monroe.    James Monroe's bylaws provide that a shareholder desiring to nominate a person for election as director must do so in writing, and provide certain information with respect to the nominee, at least ninety (90) days prior to the anniversary date of the immediately preceding annual meeting.

Special Meetings of Stockholders

        Bankshares.    Bankshares' bylaws provide that special meetings of stockholders may be called at any time for any purpose by Bankshares' board of directors, chairman, vice-chairman or president, or otherwise as provided by law. In the case of a Maryland corporation which so elects, as Bankshares has, Maryland law requires that a special meeting of stockholders be held upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the proposed special meeting.

        James Monroe.    Under Virginia law, a special meeting of shareholders may be called by the chairman of the board of directors, the president, the board of directors or any other person authorized to do so in the corporation's articles of incorporation or bylaws. Virginia law further provides that the only matters that may be considered and acted upon at a special meeting of shareholders are those described in the notice of the special meeting.

        The James Monroe bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, the president or by a majority of the board of directors.

Stockholder Proposals

        Bankshares.    Bankshares' bylaws provide that a stockholder wanting to submit a stockholder proposal at an annual meeting must deliver written notice to the Secretary of Bankshares not earlier than 120 days and not later than 90 days prior to the anniversary date of mailing of notice for the preceding year's annual meeting. Stockholder proposals relating to a bylaw amendment adopted by the board of directors must be delivered to the Secretary of Bankshares no later than the latter of the time set forth above or 10 days following public disclosure by Bankshares of board action on an amendment.

        James Monroe.    James Monroe's bylaws provide that a stockholder wanting to submit a stockholder proposal at an annual meeting must deliver written notice to the Secretary of James Monroe not later than 90 days prior to the anniversary date of the immediately preceding year's annual meeting.

Amendments to Articles of Incorporation

        Bankshares.    Maryland law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the stockholders, and such amendment receives the requisite stockholder approval. Unless a corporation's articles of incorporation provides otherwise, such amendments must be approved by two-thirds of all votes entitled to be cast on the matter. Bankshares' charter does not alter the default provisions of Maryland law.

        James Monroe.    Under Virginia law, unless a Virginia corporation's articles of incorporation provide for a greater or lesser vote, amendments to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

        The James Monroe articles of incorporation do not alter the provisions of Virginia law relating to the process required to amend a Virginia corporation's articles of incorporation.

Amendments to Bylaws

        Bankshares.    Bankshares' board of directors may amend, alter, suspend or repeal its bylaws. Actions by the directors relating to the bylaws must be reported to the stockholders at the next annual meeting and the actions may be changed or rescinded by majority vote of all the stock then outstanding and entitled to vote. The directors may not amend the bylaw amendment provision.

        James Monroe.    Under Virginia law, a corporation's shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation's articles of incorporation or Virginia law reserves the power exclusively to the shareholders. A corporation's shareholders may amend or repeal a bylaw to expressly provide that the board of directors may not amend or repeal that bylaw.

        Virginia law expressly addresses an amendment or repeal of a bylaw provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it. If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

        A bylaw adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

        The James Monroe bylaws may be altered, amended or repealed at any meeting of the board of directors by affirmative vote of a majority of the directors, subject to the power of the shareholders to alter or repeal the bylaws made by the board of directors at any annual or special meeting of the shareholders.

Stockholder Vote on Fundamental Issues

        Bankshares.    Under Maryland law, certain transactions, including a merger, a statutory share exchange in which the corporation is not the successor, a consolidation, the sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business, or voluntary dissolution of the corporation must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the matter. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the matter. Bankshares' charter does not alter the default provisions of Maryland law.

        James Monroe.    Under Virginia law, unless a corporation's articles of incorporation provide for a greater or lesser vote, certain transactions such as mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the corporation's assets, other than in the ordinary course of business, or voluntary dissolution of the corporation must be approved by each voting group entitled to vote on the proposed transaction by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

        The James Monroe articles of incorporation do not alter the provisions of Virginia law that relate to the voting requirements for the transactions contemplated above.

Stockholders' Rights Agreement

        Bankshares.    Bankshares has a stockholders' rights agreement, which will remain in effect after the merger. Rights, which under certain circumstances may become exercisable for the purchase of Bankshares preferred stock or Bankshares common stock, or exchangeable for Bankshares preferred stock or Bankshares common stock, attach to each share of Bankshares common stock, including shares of Bankshares common stock issuable in connection with the merger agreement, under the Stockholder Protection Rights Agreement adopted by Bankshares' board of directors in June, 1999. In general, these rights become exercisable within 10 business days after a person, or group, acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Bankshares common stock or at an earlier or later time as the Bankshares board of directors may determine. Until the rights become exercisable, they will not be separable from the Bankshares common stock and will automatically trade with the Bankshares common stock. When rights become exercisable after a person or group acquires beneficial ownership of 10% or more of the outstanding common stock of Bankshares, the rights of such acquiring person or group (and any affiliates and associates thereof) become void. Accordingly, the rights agreement can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or make it more difficult to achieve a change in control of Bankshares.

        James Monroe.    James Monroe does not currently have a shareholders' rights agreement.

Anti-Takeover Provisions

        Bankshares.    In addition to the stockholder rights agreement, there are a number of charter and Maryland law provisions which may have a deterrent effect on unsolicited takeover attempts and may delay or make it more difficult to achieve a change of control of Bankshares. Among these are the classified board of directors, the power of the board to fix the number of directors and fill vacancies on the board, the requirement of a two-thirds vote of stockholders to remove directors (and then only for cause), and the inability of stockholders to call a special meeting except upon the vote of at least a majority of the votes entitled to be cast at the meeting.

        Bankshares is also subject to the Maryland Business Combination Act, referred to here as the "MBCA." The MBCA would prohibit certain future acquirors ("interested stockholders") of 10% or more of Bankshares' common stock, and their affiliates, from engaging in business combinations with Bankshares for a period of five years after such acquisition. After the five year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only (1) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates), or (2) if certain stringent fair price tests are met. "Business combination" is broadly defined in the MBCA to include mergers, consolidations, certain share exchanges, asset transfers and other transactions. The MBCA will not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

        In addition to the MBCA, Bankshares was previously subject to the provisions of the Maryland Control Share Act. The Control Share Act causes persons who acquire beneficial ownership of outstanding voting stock of a Maryland corporation exceeding levels of 10%, 33% and more than 50% ("control share acquisitions") to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter

(excluding stock held by the acquiring stockholder or officers or employee directors of the corporation). The Control Share Act affords a cash-out election for stockholders other than the acquiring stockholder (at an appraised value), payable by the corporation, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, the corporation may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved. The board of directors of Bankshares has adopted a bylaw amendment, exempting in advance any control share acquisition from the Control Share Act. Such amendment could be rescinded or changed in the future.

        James Monroe.    Virginia law contains provisions governing "affiliated transactions." In general, these provisions prohibit a Virginia corporation from engaging in material acquisition transactions with any holder of more than 10% of any class of its outstanding voting shares (an "interested shareholder") for a period of three years following the date that such person became an interested shareholder unless:

  •
  the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

  •
  before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

        Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

        A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation's articles of incorporation or bylaws opting out of the affiliated transactions statute.

        Neither the James Monroe articles of incorporation nor the James Monroe bylaws contain any provisions opting out of the affiliated transactions statute.

        Virginia law also contains provisions relating to "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33?% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

  •
  the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

  •
  the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

        An acquiring person may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares.

        A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute.

        Neither the James Monroe articles of incorporation nor the James Monroe bylaws contain any provisions opting out of the control share acquisition statute.

Appraisal Rights

        Bankshares.    Under Maryland law, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the surviving corporation if:

  •
  the corporation consolidates or merges with another corporation;

  •
  the stockholder's stock is to be acquired in a share exchange;

  •
  the corporation transfers its assets in a manner requiring stockholder approval;

  •
  the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

  •
  the transaction is governed by the voting requirements section related to transactions with interested stockholders, or is exempt from such voting requirements in certain circumstances.

        However, no appraisal rights are available to holders of shares of any class of stock if:

  •
  the stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market;

  •
  the stock is that of the successor in a merger, unless: (i) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

  •
  the stock is generally not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

  •
  the charter provides that the holders of the stock are not entitled to exercise appraisal rights; or

  •
  the stock is that of an open-end investment company.

        James Monroe.    Under Virginia law, a shareholder of a Virginia corporation is entitled to demand payment of the fair value of his or her shares in the event of any of the following corporate actions:

  •
  consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary that is merged with its parent;

  •
  consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

  •
  consummation of a sale, lease, exchange or other disposition of the corporation's assets (other than certain dispositions set forth in the VSCA), if the disposition would leave the corporation without a significant continuing business activity and if the shareholder is entitled to vote on the disposition;

  •
  an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

  •
  any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

        A shareholder does not have appraisal rights if the shares of the corporation are:

  •
  listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  •
  not so listed or designated, but the corporation has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

        There are strict requirements for shareholders to follow in demanding payment pursuant to appraisal rights.

        For further information about appraisal rights under Virginia law, see "The Merger—Appraisal Rights" on page [  •  ] and Appendix E of this proxy statement/prospectus.

Directors and Officers Liability and Indemnification

        Bankshares.    Maryland law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the law provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

        Bankshares' charter provides, in accordance with Maryland law, that the liability of directors and officers to Bankshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director of officer of Bankshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

        The Bankshares charter further provides that, to the maximum extent permitted by Maryland law, Bankshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Bankshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Bankshares' board of directors may by bylaw, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

        Maryland law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Maryland law.

        James Monroe.    Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the bylaws approved by shareholders, a corporation may eliminate a director's or an officer's personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director's or officer's willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

        The James Monroe articles of incorporation provide that the directors and officers shall not be liable to James Monroe or its shareholders for damages arising out of any act or omission in such person's capacity as an officer or director, provided that such liability will not be limited if the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities laws.

        The James Monroe articles of incorporation require James Monroe, to the full extent permitted and in the manner prescribed by Virginia law, to indemnify any director and officer who is or was a party to any proceeding due to his status as a director or officer. The James Monroe bylaws provide that no indemnification shall be made if such indemnification would violate the laws of Virginia, Section 18(k) of the Federal Deposit Insurance Act or any successor provision of law.

        Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

  •
  a majority vote of a quorum of the directors who are not parties to such proceeding;

  •
  if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors;

  •
  by special legal counsel; or

  •
  by the shareholders.

        Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

  •
  the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct; and

  •
  the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

        Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding.

        Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

LEGAL MATTERS

        Certain legal matters in connection with the validity of Bankshares common stock to be issued in connection with the merger will be passed upon by Venable LLP, Baltimore, Maryland. James L. Shea, a partner in Venable LLP, is a director of Bankshares.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Bankshares' Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of James Monroe as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, have been incorporated by reference herein from James Monroe's annual report on Form 10-K for the year ended December 31, 2005 in reliance upon the report of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, incorporated by reference herein, and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Bankshares and James Monroe file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information relating to Bankshares at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about Bankshares and James Monroe. The address of that site is http://www.sec.gov. You may also obtain free copies of the documents filed with the SEC by Bankshares by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, Maryland 21201, telephone (410) 347-8039 or from Bankshares' Internet site at http://www.mrbk.com/invest/sec.html. You may obtain free copies of the documents filed with the SEC by James Monroe by contacting Richard I. Linhart, James Monroe Bancorp, Inc., 3033 Wilson Blvd., Arlington, Virginia 22201, telephone (703) 524-8100 or from James Monroe's Internet site at http://www.jamesmonroebank.com.

        Bankshares filed a registration statement on Form S-4 to register with the SEC the shares of Bankshares common stock to be issued to James Monroe shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bankshares in addition to being a proxy statement of James Monroe for the company's special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

        The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Bankshares and James Monroe have, respectively, previously filed with the SEC (other than the portions of those documents deemed furnished but not filed). These documents contain important information about our companies and their financial performance.

Bankshares SEC Filings (File No. 0-05127)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Proxy Statement on Schedule 14A	Filed on March 29, 2006
Current Reports on Form 8-K	Filed on January 11, 2006, February 21, 2006, March 13, 2006, March 15, 2006 (two reports), March 17, 2006, March 27, 2006, March 28, 2006, April 4, 2006 and April 7, 2006

Description of Bankshares common stock set forth in the registration statement on Form 8-B filed on September 25, 1970 (including the amendments thereto filed on December 20, 1991 and June 13, 2003) and the description of the stockholder protection rights set forth in the registration statement on Form 8-A dated June 11, 1999, and any other amendments or reports filed for the purpose of updating these descriptions	Filed on June 13, 2003

James Monroe's SEC Filings (File No. 000-32641)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2005 (as amended)
Current Reports on Form 8-K	Filed on February 23, 2006 and March 27, 2006

        We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents deemed furnished but not filed) between the date of this proxy statement/prospectus and the date of the James Monroe special meeting.

        Bankshares has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bankshares, and James Monroe has supplied all information relating to James Monroe.

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

Mercantile Bankshares Corporation
Two Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
Attn: David E. Borowy
Investor Relations
Telephone: (410) 347-8039

James Monroe Bancorp, Inc.
3033 Wilson Boulevard
Arlington, Virginia 22201
Attn: Richard I. Linhart,
Corporate Secretary
Telephone: (703) 524-8100

        If you would like to request documents from us, please do so by [  •  ], 2006 to receive them before the shareholders' meeting. We shall send the documents by first-class mail within one business day of receiving your request.

        You can also get more information by visiting Bankshares' web site at http://www.mercantile.com and James Monroe's website at http://www.jamesmonroebank.com. Website materials are not part of this proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the James Monroe merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [  •  ], 2006. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Bankshares common stock in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

March 27, 2006

between

MERCANTILE BANKSHARES CORPORATION

and

JAMES MONROE BANCORP, INC.

i

SCHEDULES:
Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS:
Exhibit A	—	Form of Plan of Merger
Exhibit B	—	Form of Voting Agreement
Exhibit C	—	Form of Company Rule 145 Affiliate Letter
Exhibit D	—	Form of Tax Representation Letter from the Parent
Exhibit E	—	Form of Tax Representation Letter from the Company

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 27, 2006 between Mercantile Bankshares Corporation, a Maryland corporation ("Parent") and James Monroe Bancorp, Inc., a Virginia corporation (the "Company").

        WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of their respective shareholders, stockholders and corporations to consummate the business combination transaction provided for herein in which the Company will merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger and this Agreement, including the Plan of Merger in the form attached as Exhibit A hereto (the "Plan of Merger");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Mercantile-Safe Deposit and Trust Company, a Maryland chartered commercial bank and a wholly-owned subsidiary of Parent ("Parent Bank") and James Monroe Bank, a Virginia chartered commercial bank and a wholly-owned subsidiary of the Company ("Company Bank"), have entered into an Agreement and Plan of Merger (the "Bank Merger Agreement"), pursuant to which Company Bank shall merge with and into Parent Bank (the "Bank Merger") with the Parent Bank as the surviving bank in the Bank Merger, and the Bank Merger shall be consummated concurrently with the consummation of the Merger;

        WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of the Company and Parent to enter into this Agreement, certain shareholders of the Company have entered into Voting Agreements (the "Voting Agreements") substantially in the form attached hereto as Exhibit B providing for, among other things, the agreement of such shareholders to vote Company Shares in favor of the Plan of Merger and the approval and adoption of this Agreement; and

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.    (a) The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the

Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction to which the Company or the Company Bank is a party, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "Bank Merger Act" means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in Baltimore, Maryland are authorized or required by law to close.

        "Company Balance Sheet" means the consolidated Statements of Financial Condition of the Company as of December 31, 2005 and the footnotes thereto.

        "Company Balance Sheet Date" means December 31, 2005.

        "Company Shares" means the shares of common stock, par value $1.00 per share, of the Company.

        "Company Option" means each option granted by the Company to purchase Company Shares pursuant to the Company Option Plans.

        "Company Option Plans" means the Company's 1998 Management Incentive Stock Option Plan, the 1999 Director's Stock Option Plan and the 2003 Equity Compensation Plan.

        "Company Subsidiary Trusts" means James Monroe Statutory Trust I, James Monroe Statutory Trust II and James Monroe Statutory Trust III.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005.

        "Confidentiality Agreement" means the Confidentiality Agreement dated as of February 2, 2006 between Parent and Scott & Stringfellow, Inc.

        "Employment Agreements" means the Employment or Consulting Agreements entered into as of the date hereof between Parent and each of (i) John R. Maxwell, (ii) Richard I. Linhart, (iii) Paul W. Bice, (iv) Sonia N. Johnston and (v) William J. Ridenour.

        "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "FDIA" means the Federal Deposit Insurance Act.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Insider" has the meaning set forth in 12 C.F.R. §215.1(h).

        "knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Maryland Law" means the Maryland Code.

        "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (d) actions and omissions of Parent or the Company taken with the prior written consent of the other party hereto in contemplation of the transactions contemplated hereby, (e) direct effects of compliance with this Agreement on operating performance of any Person, including expenses incurred in connection with the transactions contemplated hereby, (f) the effect of any change, or prospective change, in loan valuation, accrual or reserve policy which is undertaken by the Company or the Company Bank with the consent of Parent prior to the Effective Time to conform to those of Parent or Parent Bank, or the impact of changes in the fair market valuation policies of the Company's and the Company Bank's loans as of the Effective Time made with the consent of Parent, where the facts on which such adjusted valuation are based relate to events occurring prior to the date hereof, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies.

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Officer" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

        "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 2005 and the footnotes therein.

        "Parent Balance Sheet Date" means December 31, 2005.

        "Parent Banking Subsidiaries" means Parent Bank and Farmers & Mechanics Bank, a Maryland bank.

        "Parent Preferred Stock" means the preferred stock without par value, of Parent.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 2005.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Regulation O Affiliate" means an "Affiliate" as defined in 12 C.F.R. § 215.2(a).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Transaction Documents" means this Agreement, the Bank Merger Agreement, the Employment Agreements, the Plan of Merger and the Voting Agreements.

        "Virginia Law" means the Code of Virginia.

        "VSCA" means the Virginia Stock Corporation Act, as amended from time to time.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

  (b)
  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Average Closing Price	11.01(d)
Bank Directors	8.05
Bank Merger	Preamble
Bank Merger Agreement	Preamble
BHC Act	5.03
Board	5.03
Cash Electing Company Share	3.01(b)
Cash Election	3.02
Cash Election Price	3.01(b)
Cash Proration Factor	3.03(b)
CBA	5.18(b)
Certificates	3.04(a)
Closing	2.01(c)
Closing Date	2.01(c)

Code	Preamble
Company	Preamble
Company Bank	Preamble
Company Disclosure Schedule	Article 5
Company Employees	9.10(a)
Company Intellectual Property Rights	5.30(c)
Company Proxy Statement	5.09(a)
Company KSOP	5.05(b)
Company RAP Statements	5.07(h)
Company Required Filings and Approvals	5.03
Company Securities	5.05(b)
Company Shareholder Meeting	7.02
Company Subsidiary Securities	5.06(b)
CRA	5.23
Decision Period	11.01(d)
Determination Date	11.01(d)
Dissenters' Shares	3.06
Effective Time	2.01(a)
Election Date	3.02
Election Deadline	3.04(c)
Election Form	3.04(a)
Employee Benefit Plans	5.18(a)(i)
End Date	11.01(b)
Exchange Agent	3.04(b)
Exchange Fund	3.04(b)
Exchange Ratio	3.01(b)
GAAP	5.08
Governmental Entity	5.03
Imputed Exchange Ratio	11.01(d)
Indemnified Person	8.02(a)
Index Price	11.01(d)
Index Ratio	11.01(d)
Labor Organization	5.18(b)
Material Contracts	5.14
Maximum Cash Election Number	3.03(a)
Merger	Preamble
Merger Consideration	3.01(b)
Minimum Cash Election Number	3.03(a)
MSDAT	2.01(a)
NASDAQ/NMS	11.01(d)
Non-Electing Company Shares	3.03(d)
OCC	5.07(a)
Parent	Preamble
Parent Bank	Preamble
Parent Disclosure Schedule	Article 5
Parent RAP Statements	6.07(h)
Parent Ratio	11.01(d)
Parent Required Filings and Approvals	6.03
Parent Rights Agreement	6.05(a)
Parent SEC Documents	6.07(a)

Parent Stock	3.01(b)
Payment Event	12.04(b)
Plan of Merger	Recitals
Qualified Plans	5.18(a)(iii)
Registration Statement	6.09(b)
Required Filings and Approvals	6.03
Retention Plan	9.10(d)
Starting Price	11.01(d)
Stock Election Price	3.01(b)
Stock Proration Factor	3.03(d)
Superior Proposal	7.03(c)
Surviving Corporation	2.01(a)
Tax	5.17(h)
Taxing Authority	5.17(h)
Tax Return	5.17(h)
Tax Sharing Agreement	5.17(h)
Third-Party Intellectual Property Rights	5.30(b)
368 Reorganization	5.20
Top-Up Amount	11.01(d)
Trust Preferred Assumption	8.06
Uncertificated Shares	3.04(b)
Voting Agreement	Preamble
Watch List	5.29(b)

        Section 1.02.    Other Definitional and Interpretative Provisions.    Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority.

ARTICLE 2
THE MERGER; CERTAIN RELATED MATTERS

        Section 2.01.    The Merger; Closing.    (a) As soon as practicable, and in any event not more than five Business Days, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Parent shall file articles of merger with the State Corporation Commission of Virginia and the Maryland State Department of Assessments and Taxation (the "MSDAT") and make all other filings or recordings required by Virginia Law or Maryland Law in connection with the Merger. The Merger shall become effective (the "Effective Time") at the later of the time the Certificate of Merger is issued by the Virginia State Corporation Commission and the time a Certificate of Merger is issued by the MSDAT (or at such later time as may be specified in the Certificates of Merger) in accordance with the VSCA and Maryland Law. Upon and following the Merger, the separate existence of the Company shall cease, and Parent shall be the Surviving Corporation (the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Maryland. The name of the Surviving Corporation shall continue to be "Mercantile Bankshares Corporation".

        (b)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Parent, all as provided under Virginia Law and Maryland Law.

        (c)   The closing of the Merger (the "Closing") shall take place at such time and place as Parent and the Company shall agree, on the date when the Effective Time is to occur (the "Closing Date").

ARTICLE 3
CONVERSION OF THE COMPANY SHARES; CASH ELECTION;
EXCHANGE OF CERTIFICATES

        Section 3.01.    Conversion of the Company Shares.    At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Company or Parent:

        (a)   each issued Company Share owned by the Company (other than shares held for the account of clients, customers or other Persons) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto;

        (b)   each Company Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.01(a) or Section 3.06 or as adjusted pursuant to Section 11.01(d)(iii), be converted into the following (collectively, the "Merger Consideration"):

          (i)    for each such Company Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price pursuant to Section 3.03(b), or is deemed made pursuant to Section 3.03(d), as the case may be (each, a "Cash Electing Company Share"), the right to receive an amount equal to $23.50 in cash without interest (the "Cash Election Price"); and

          (ii)   for each other such Company Share, the right to receive 0.6033 share(s) (the "Exchange Ratio") of common stock, par value $2.00 per share ("Parent Stock"), of the Parent (the "Stock Election Price") as may be adjusted pursuant to Section 11.01(d)(iii).

        Section 3.02.    Elections.    Each person (other than the Company) who, at the close of business on the date of the Company Shareholder Meeting or on such other date as the Parent and the Company publicly announce as the Election Date (such date, the "Election Date"), is a record holder of Company Shares will be entitled, with respect to any or all of such Company Shares, to make an election (a "Cash Election") on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth. No such person shall be entitled to make a Cash Election with respect to Dissenters' Shares. Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Virginia Law shall thereupon be deemed to have made a Cash Election with respect to such Dissenters' Shares.

        Section 3.03.    Proration of Election Price.    (a) Subject to adjustment pursuant to Section 11.01(d)(iii), the number of Company Shares to be converted into the right to receive the Cash Election Price at the Effective Time shall not be less than the number of Company Shares which is equal to (i) 34% of the Company Shares outstanding at the Effective Time (excluding any Company Shares to be canceled pursuant to Section 3.01(a)) minus (ii) the number of Dissenters' Shares at the Effective Time (such difference, the "Minimum Cash Election Number") and shall not exceed the number of Company Shares which is equal to (i) 50% of the Company Shares outstanding at the Effective Time (excluding any Company Shares to be canceled pursuant to Section 3.01(a)) minus (ii) the number of Dissenters' Shares at the Effective Time (such difference, the "Maximum Cash Election Number").

        (b)   If the number of Cash Electing Company Shares exceeds the Maximum Cash Election Number, then such Cash Electing Company Shares shall be treated in the following manner:

          (i)    A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Maximum Cash Election Number by (y) the total number of Cash Electing Company Shares.

          (ii)   A number of Cash Electing Company Shares covered by each shareholder's Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Company Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price.

          (iii)  Each Cash Electing Company Share, other than those Company Shares converted into the right to receive the Cash Election Price in accordance with Section 3.03(b)(ii), shall be converted into the right to receive the Stock Election Price as if such Company Shares were not Cash Electing Company Shares.

        (c)   If the number of Cash Electing Company Shares is greater than or equal to the Minimum Cash Election Number and less than or equal to the Maximum Cash Election Number, then each Cash Electing Company Share shall be converted into the right to receive the Cash Election Price and each other Company Share (other than Company Shares to be canceled pursuant to Section 3.01(a) and other than Dissenters' Shares) shall be converted into the right to receive the Stock Election Price.

        (d)   If the number of Cash Electing Company Shares is less than the Minimum Cash Election Number, then:

          (i)    Each Cash Electing Company Share shall be converted into the right to receive the Cash Election Price.

          (ii)   The Company Shares as to which a Cash Election is not in effect, excluding Company Shares to be cancelled pursuant to Section 3.01(a), (the "Non-Electing Company Shares") shall be treated in the following manner:

            (A)  A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the difference between the Minimum Cash Election Number and the number of Cash Electing Company Shares, by (y) the total number of Non-Electing Company Shares.

            (B)  A number of Non-Electing Company Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Company

    Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Company Shares).

            (C)  Each Non-Electing Company Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 3.03(d)(ii)(B) shall be converted into the right to receive the Stock Election Price.

        (e)   Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to issue in excess of 2,500,000 shares of Parent Stock pursuant to this Article 3. If Parent would be required to issue in excess of 2,500,000 shares of Parent Stock after application of the applicable proration provisions of Section 3.03, the Minimum Cash Election Number shall be increased to the extent necessary to provide that the number of shares of Parent Stock issued after application of the applicable proration provisions of Section 3.03 does not exceed 2,500,000 shares of Parent Stock.

        Section 3.04.    Election Procedures; Exchange Agent.    (a) Prior to the date of the Company Shareholder Meeting (as defined in Section 7.02), Parent and the Company shall prepare a form (an "Election Form") pursuant to which a holder of record of Company Shares may make a Cash Election with respect to each Company Share owned by such holder. The Company shall cause an Election Form and a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in exchanging certificates representing Company Shares (the "Certificates") for the Merger Consideration to be included with the Company Proxy Statement (as defined in Section 5.09(a)) and mailed to each holder of record of Company Shares as of the record date for such meeting.

        (b)   Prior to the date of the Company Shareholder Meeting, Parent shall appoint an agent independent of and unaffiliated with Parent or the Company (the "Exchange Agent") for the purpose of (i) receiving Election Forms and determining, in accordance with this Article 3, the form of Merger Consideration to be received by each holder of Company Shares, and (ii) exchanging for the Merger Consideration (A) Certificates or (B) uncertificated Company Shares (the "Uncertificated Shares"). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 3, (i) subject to Section 3.05(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the "Exchange Fund"). At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Shares which have not previously been delivered to the Exchange Agent pursuant to Section 3.05(a) at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

        (c)   A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Company Shareholder Meeting (the "Election Deadline") (i) an Election Form covering the Company Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form and (ii) Certificates, in such form and with such endorsements, stock powers and signature guarantees as may be required by such Election Form or the letter of transmittal. Any Company Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 3.04(c) by the Election Deadline shall be deemed to be a Non-Electing Company Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Company Shares to which such revised

Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Company Shares shall result in the revocation of all prior Election Forms with respect to all such Company Shares. Any termination of this Agreement in accordance with Article 11 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

        (d)   The Company and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and letters of transmittal.

        Section 3.05.    Exchange Procedures; Surrender and Payment.    (a) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Shares or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

        (b)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c)   After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

        (d)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04(b) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.05 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)   No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.09, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.09 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

        Section 3.06.    Dissenters' Shares.    Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Virginia Law (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions Virginia Law; provided that all Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Virginia Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Cash Election Price upon surrender in the manner provided in Section 3.05 of the Certificates that, immediately prior to the Effective Time, evidenced such shares, subject to proration in accordance with the provisions of Section 3.03 hereof.

        Section 3.07.    Stock Options.    At the Effective Time, each Company Option issued and outstanding at the Effective Time under the Company Option Plans, shall be converted into and become options to purchase Parent Stock. Parent shall assume each Company Option in accordance with the terms and conditions of the Company Option Plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options; provided, however, that any agreement providing for a tax payment to an optionee upon exercise shall be amended prior to the Effective Date to remove such tax payment provision if each option subject to such agreement shall not have been exercised prior to the Effective Date; and, provided, further however, that from and after the Effective Time, each such Company Option shall be exercisable solely for Parent Stock; the number of shares of Parent Stock which may be acquired pursuant to such Company Option shall be the number of Company Shares subject to such Company Option multiplied by the Exchange Ratio, rounded down to the nearest whole share; and the exercise price per Company Share shall be equal to the exercise price per Company Share divided by the Exchange Ratio, rounded down to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code, as to each Company Option which is an incentive stock option.

        Section 3.08.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, (i) any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, in each case whether by merger or otherwise or (ii) any stock dividend thereon with a record date during such period shall occur, the Merger Consideration, the maximum number of shares of Parent Stock issuable hereunder, and any other amounts payable pursuant to this Agreement and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

        Section 3.09.    Fractional Shares.    No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

        Section 3.10.    Withholding Rights.    Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 3.10 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        Section 3.11.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Share represented by such Certificate, as contemplated by this Section 3.11.

ARTICLE 4
THE SURVIVING CORPORATION

        Section 4.01.    Certificate of Incorporation.    The articles of incorporation of Parent in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        Section 4.02.    Bylaws.    The bylaws of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        Section 4.03.    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Parent at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule"), the Company represents and warrants to Parent that:

        Section 5.01.    Corporate Existence and Power.    The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the BHC Act. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

        Section 5.02.    Corporate Authorization.    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding Company Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

        (b)   The execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Company Bank. The Board of Directors of the Company Bank has declared the transactions contemplated by the Bank Merger Agreement to be fair to and in the best interests of the Company Bank's sole shareholder and has directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to the Company as the Company Bank's sole shareholder for approval and, except for the approval of the Bank Merger Agreement by the Company as the Company Bank's sole shareholder, no other corporate proceedings on the part of the Company Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Bank Merger Agreement constitutes a valid and binding obligation of the Company Bank.

        (c)   At a meeting duly called and held, the Company's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.03(b)) to recommend approval of the Plan of Merger by its shareholders.

        Section 5.03.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement, by the Company Bank of the Bank Merger Agreement, the consummation by the Company of the transactions contemplated hereby and the consummation by the Company Bank of the transactions contemplated by the Bank Merger Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including the Board of Governors of the Federal Reserve System (the "Board"), the FDIC and the banking authorities of the State of Maryland and the Commonwealth of Virginia (each, a "Governmental Entity") or with any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and MSDAT, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing of an application to acquire the Company with, and the approval of such application by, the State Corporation Commission of Virginia, (D) the filing with and approval of the Bank Merger Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and the filing of the Bank Merger Agreement and such Certificate of Merger with the MSDAT, (E) the filing with the State Corporation Commission of Virginia of a copy of the filing with the FDIC under the Bank Merger Act with respect to the Bank Merger, and the approval of the Bank Merger by the State Corporation Commission of Virginia, (F) application to, and the approval of, the Commissioner of Financial Regulation of Maryland for the affiliation of the Subsidiary(ies) of the Company (other than Company Bank) and the Subsidiary(ies) of Company Bank with the Subsidiaries of Parent that are Maryland state banks, and (G) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the notices required by, the filing with and approval of the Board under Section 3 of the U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act"), with respect to the Merger, (v) the notices required by, the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Bank Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the

Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger or the Bank Merger (the filings and approvals set forth in clauses (i) through (vi), the "Company Required Filings and Approvals"), and any other actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 5.04.    Non-contravention.    (a) Except as set forth in Section 5.04(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and the execution, delivery and performance by the Company Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws or other governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   As of the date hereof, the Company knows of no reason why the opinion of Company tax counsel referred to in Section 10.03(b) should not be obtained on a timely basis.

        Section 5.05.    Capitalization.    (a) The authorized capital stock of the Company consists of 10,000,000 authorized shares of common stock, par value $1.00 per share. As of March 23, 2006, there were outstanding 5,871,628 Company Shares and employee stock options to purchase an aggregate of 434,429 Company Shares (of which options to purchase an aggregate of 434,325 Company Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company or Affiliate owns any shares of capital stock of the Company.

        (b)   Except as set forth in this Section 5.05 and for changes since March 23, 2006 resulting from the exercise of employee stock options outstanding on such date or sales by the Company of Company Shares pursuant to the Company's 401KSOP Plan (the "Company KSOP"), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

        Section 5.06.    Subsidiaries.    (a) (i) Company Bank is duly incorporated as a Virginia chartered commercial bank, is validly existing and in good standing under the laws of the Commonwealth of Virginia, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (ii) each other Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except, in each of clauses (i) and (ii), for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an "insured bank" as defined in Section 3(h) of the FDIA that is a member of the Federal Reserve System. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 5.06(a) of the Company Disclosure Schedule.

        (b)   Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        (c)   Other than Company Bank, the Company does not own or control any shares of any class of capital stock of any "depository institution" as defined in Section 3 of the FDIA.

        Section 5.07.    Regulatory Filings and the Sarbanes-Oxley Act.    (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 2003, 2004 and 2005, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2004 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (the documents referred to in this Section 5.07(a), collectively, the "Company Regulatory Documents").

        (b)   As of its filing date, each Company Regulatory Document complied, and each such Company Regulatory Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other statutes, rules and regulations adopted, enforced or promulgated by the SEC or applicable regulatory body, as the case may be.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Regulatory Document filed pursuant to the 1934 Act did not, and each such Company Regulatory Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company Regulatory Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic reports required under the 1934 Act.

        (f)    The Company is not deemed an accelerated filer as defined in Rule 12b-2 of the 1934 Act.

        (g)   Except as set forth in Section 5.07(g) of the Company Disclosure Schedule, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any Officer or director or Insider of the Company or Insider of any Regulation O Affiliate. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

        (h)   Since January 1, 2001, the Company and the Company Bank have timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies' electronic collection agent (collectively, the "Company RAP Statements"). The Company RAP Statements, including the method for determining the Company's and the Company Bank's provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Company RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of the Company and the Company Bank, as at the respective dates thereof and the results of operations of the Company and the Company Bank for the respective periods then ended. The Company RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Company RAP Statements by the Board or any other governmental authority. The annual statutory balance sheets and income statements included in the Company RAP Statements have been audited, and the Company and the Company Bank have made available to Parent true and complete copies of all audit opinions related thereto. Neither the Company's nor the Company Bank's independent public accountants nor any employee of the Company or the Company Bank has alleged that any of the Company RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 5.07(h) to be untrue.

        Section 5.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Regulatory Documents fairly present, in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        Section 5.09.    Documents.    (a) The proxy or information statement of the Company to be filed as part of the Registration Statement with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

        (b)   None of the information provided by the Company for inclusion in the Registration Statement (as defined in Section 6.09(b)) or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

        Section 5.10.    Absence of Certain Changes.    Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Company Disclosure Schedule there has not been:

        (a)   any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

        (c)   any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

        (d)   any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

        (e)   any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

        (f)    any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of the Company Bank's lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

        (g)   any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries;

        (h)   any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

        (i)    any change in any material method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

        (j)    any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

        (k)   any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

        (l)    any material Tax election made (other than elections consistent with the Company's and its Subsidiaries' past practice) or changed, any annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

        Section 5.11.    No Undisclosed Material Liabilities.    Except as set forth in Section 5.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

        (a)   liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company Regulatory Documents filed prior to the date hereof, and

        (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 5.12.    Compliance with Laws and Court Orders.    Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the applicable provisions of the Sarbanes-Oxley Act (which provisions do not include Section 404), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act), except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 5.13.    Litigation.    Except as set forth in the Company Regulatory Documents filed prior to the date hereof and except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the Bank Merger or any of the other transactions contemplated hereby or by the Bank Merger Agreement or (ii) if determined or resolved adversely in accordance with the plaintiff's demands, would (A) involve damages in excess of $1,000,000, (B) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (iv) as of the date hereof, involve the imposition of permanent injunctive relief.

        Section 5.14.    Material Contracts.

        (a)   Except for those agreements and other documents listed as exhibits to the Company Regulatory Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business or any line of business by the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries is in breach of or default under any material contract, agreement, commitment, understanding, arrangement, lease, insurance policy or other instrument to which the Company or such Subsidiary is a party, by which the Company's or such Subsidiary's respective assets, business, or operations may be bound or affected, or under which the Company's or such Subsidiary's respective assets, business, or operations receives benefits (collectively "Material Contracts"), and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No other party to any of the Company's or its Subsidiaries' Material Contracts is, to the Company's knowledge, in default in respect of any such Material Contract, the effect of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   Each of the Company's and its Subsidiaries' Material Contracts is valid and binding and in full force and effect and, to the Company's knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Section 5.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of all the Company's and its Subsidiaries' Material Contracts. The Company has previously made available to Parent true and correct copies of each Material Contract set forth in Section 5.14(b) of the Company Disclosure Schedule.

        Section 5.15.    Finders' Fees.    Except for Scott & Stringfellow, Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 5.16.    Opinion of Financial Advisor.    The Company has received the opinion of Scott & Stringfellow, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

        Section 5.17.    Taxes.

        (a)   All income tax and other material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

        (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

        (c)   The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

        (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

        (e)   During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (f)    Except as set forth in Section 5.17(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

        (g)   Section 5.17(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

        (h)   "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

        Section 5.18.    Employees and Employee Benefit Plans.

        (a)   Except as set forth on Section 5.18(a) of the Company Disclosure Schedule, the Company and any ERISA Affiliate do not sponsor or maintain and are not required to contribute to and have not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of the Company or any ERISA Affiliate, or the beneficiaries of such persons (such plans, programs and arrangements set forth in Section 5.18(a) of the Company Disclosure Schedule, collectively, the "Employee Benefit Plans"). Except as disclosed in Section 5.18(a)(i) of the Company Disclosure Schedule:

          (i)    (A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms to the extent consistent with such requirements of law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) the Company and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the knowledge of the Company or any ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the knowledge of the Company or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) to the knowledge of the Company, no nonexempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan subject to such rules, or with respect to any parties in interest or fiduciaries with respect to any Employee Benefit Plan in connection with a transaction involving an Employee Benefit Plan; (G) to the knowledge of the Company, no excise taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither the Company nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan either before or after the Effective Time, nor would Parent or the Surviving Corporation be subject to any such obligation; and (I) any Employee Benefit Plan may (except as prohibited by applicable law), and without the consent of any employee, beneficiary or other party, be amended in any respect or terminated either before or after the Effective Time.

          (ii)   The Company has previously delivered or made available to the Parent complete copies of each written Employee Benefit Plan; all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of the Company or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any governmental agency; all current registration statements or Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by the Parent.

          (iii)  (A) Any Employee Benefit Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Qualified Plans") are so qualified; (B) to the knowledge of the Company and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans currently in effect have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the Internal Revenue Service with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the Internal Revenue Service; (D) the Company has delivered to Parent complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) the Company has delivered to Parent documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

          (iv)  No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a "multiemployer plan" as defined in Section 3(37) of ERISA.

          (v)   The Company and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

          (vi)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of the Company or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by the Company or any ERISA Affiliate, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; (D) result in any payments or benefits that are not fully deductible under Sections 162(a)(1), 162(m) and 280G of the Code, as applicable; or (E) result in any violation of Section 409A of the Code.

        (b)   Except as set forth in Section 5.18(b) of the Company Disclosure Schedule, there is no:

          (i)    collective bargaining agreement or any other agreement with any labor organization, union, group or association ("Labor Organization") applicable to the employees of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries are a party to or bound (a "CBA");

          (ii)   unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

          (iii)  pending or, to the Company's knowledge, threatened or affecting the Company or its Subsidiaries, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of the Company or any Subsidiary;

          (iv)  grievance or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against the Company or its Subsidiaries;

          (v)   claim, audit, litigation, government investigation, administrative proceeding or arbitration against the Company or any Subsidiary involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers' compensation claims, and claims related to occupational safety and health law;

          (vi)  pending arbitration proceeding arising out of or under any CBA to which the Company or its Subsidiaries are bound or a party;

          (vii) pending or, to the Company's knowledge, threatened representation question or union or labor organizing activities with respect to employees of the Company or any Subsidiary;

          (viii)   written personnel policy, rule or procedure applicable to employees of the Company or any Subsidiary;

          (ix)  individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

          (x)   policy or agreement in any form whatsoever which alters the at-will status of the employees of the Company or any Subsidiary.

        (c)   During the past three years, neither the Company nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; nor has the Company or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. The employees of the Company or its Subsidiaries have not suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

        (d)   The Company and its Subsidiaries have at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable.

        (e)   The Company and its Subsidiaries have at all times properly classified each of their respective employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

        (f)    The Company and its Subsidiaries have at all times for each of their respective employees properly withheld and paid all applicable taxes and all other withholdings required by law.

        (g)   Attached as Section 5.18(g) of the Company Disclosure Schedule is a listing of each employee of the Company and its Subsidiaries along with the employee's 2005 annual salary, 2005 bonus, any other 2005 compensation, and current accrued leave.

        Section 5.19.    Environmental Matters.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

        (a)   No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person, in each case, with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law.

        (b)   The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits.

        (c)   There are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

        (d)   There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

        (e)   Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

        (f)    For purposes of this Section 5.19, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries and for which, by contract, agreement or otherwise, the Company or any of its Subsidiaries is the successor to any liabilities of such predecessor that might arise or have arisen under Environmental Law.

        Section 5.20.    Tax Treatment.    Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

        Section 5.21.    Derivative Instruments.    Neither the Company nor any of its Subsidiaries is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Company, or for the account of one or more of its Subsidiaries or their customers.

        Section 5.22.    Insurance.    The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries are in full force and effect; the Company and its Subsidiaries are not in default thereunder, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 5.23.    Capital; Management; CRA Rating.    The Company Bank (i) is "well-capitalized" as that term is defined at 12 C.F.R. § 225.2(r)(2)(i), (ii) is "well-managed" as that term is defined at 12 C.F.R. § 225.2(s)(1) and (iii) has at least a "satisfactory" rating under the U.S. Community Reinvestment Act (the "CRA").

        Section 5.24.    Properties.    Except as set forth in Section 5.24 of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet as of the Company Balance Sheet Date or acquired after such date, except (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, provided taxes are paid as and when required under applicable law notwithstanding any such contest (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens and encumbrances arising in the ordinary course of business, (vi) Liens securing obligations that are reflected in such consolidated balance sheet, and changes in such obligations in the ordinary course of business since the Company Balance Sheet Date or (vii) the lessor's interest in any such property that is leased. All material leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm's length leases, at rents that constituted market rents as of the respective dates such leases were entered into. Section 5.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by the Company or any of its Subsidiaries. The Company has made available to Parent copies of all documents creating or evidencing fee or leasehold interests of the Company and its Subsidiaries, including all modifications or amendments thereto.

        Section 5.25.    Private Equity Portfolio.    The Company has furnished or made available to Parent true and complete information concerning its investments, or investments made by entities managed by it, in private equity, venture capital or similar types of investments. All such investments are owned by the Company, directly or indirectly, free and clear of all Liens and there have been no adverse events or developments with respect to any such investment since the Company Balance Sheet Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 5.26.    Affiliate Transactions.    Except as set forth in Section 5.26 of the Company Disclosure Schedule, the Company Bank is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any "affiliate," as such term is defined in Section 23A of the Federal Reserve Act. All of the Company's agreements, arrangements or understandings with "affiliates" comply with Sections 23A and 23B of the Federal Reserve Act.

        Section 5.27.    Antitakeover Statutes; Rights Plans; Appraisal Rights.    (a) The Company has taken all action necessary to exempt the Merger, the Bank Merger and the Transaction Documents and the transactions contemplated hereby and thereby from Sections 13.1 - 725.1, 13.1 - 726 and 13.1 - 728.2 of Virginia Law, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, the Bank Merger or the Transaction Documents or any of the transactions contemplated thereby.

        (b)   No shareholder rights plan is, or at the Effective Time will be, applicable to the Merger, the Bank Merger or the Transaction Documents or any of the transactions contemplated thereby.

        Section 5.28.    Regulatory Matters.

        (a)   Neither the Company nor any of its Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to the Company and its Subsidiaries.

        (b)   Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to the Company and its Subsidiaries.

        Section 5.29.    Certain Loan Matters.

        (a)   Except as set forth in Section 5.29(a) of the Company Disclosure Schedule, as of December 31, 2005, the Company Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Company Bank should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by the Company Bank in accordance with the Company Bank's policies and procedures.

        (b)   Section 5.29(b) of the Company Disclosure Schedule contains the "watch list of loans" ("Watch List") of the Company Bank as of December 31, 2005. To the knowledge of the Company and the Company Bank, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company Bank's past practices, but which has not been included on the Watch List.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Company Bank's records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

        (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligations of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (e)   The Company Bank has maintained the allowance for loan losses at a level which it believes is adequate to absorb reasonably anticipated losses in the loan, in accordance with GAAP and regulatory requirements.

        (f)    Except as set forth on Section 5.29(f) of the Company Disclosure Schedule, as of December 31, 2005, neither the Company nor any of its Subsidiaries other than the Company Bank is a party to any written or oral loan or other extension of credit.

        Section 5.30.    Intellectual Property.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and to the knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

        (b)   The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights").

        (c)   No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"), (B) any material trade secret owned by the Company or any of its Subsidiaries, or (C) to the knowledge of the Company, Third-Party Intellectual Property Rights licensed to the Company or any of its Subsidiaries, are currently pending or are threatened in writing by any Person.

        (d)   To the knowledge of the Company, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted, (C) challenging the ownership or validity of any Company Intellectual Property Rights or other material trade secret owned by the Company, or (D) challenging the license or right to use any Third-Party Intellectual Rights by the Company or any of its Subsidiaries.

        (e)   To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any Person, including any employee or former employee of the Company or any of its Subsidiaries.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure schedule delivered by Parent to the Company on or prior to the date hereof (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company that:

        Section 6.01.    Corporate Existence and Power.    Parent is duly incorporated as a corporation, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect.

        Section 6.02.    Corporate Authorization.    The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly and validly approved by the Board of Directors of Parent, and no other corporate action on the part of Parent is necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Parent.

        (a)   The execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Parent Bank. The Board of Directors of Parent Bank have declared the transactions contemplated by the Bank Merger Agreement to be advisable and have directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to Parent as Parent Bank's sole stockholder for approval and, except for the approval of the Bank Merger Agreement by Parent as Parent Bank's sole stockholder, no other corporate proceedings on the part of Parent Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Bank Merger Agreement constitutes a valid and binding obligation of Parent Bank.

        Section 6.03.    Governmental Authorization.    The execution, delivery and performance by Parent of this Agreement, by the Parent Bank of the Bank Merger Agreement, the consummation by Parent of the transactions contemplated hereby and the consummation by the Parent Bank of the transactions contemplated by the Bank Merger Agreement, require no action by or in respect of, or filing with any Governmental Entity or any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and MSDAT, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing of an application to acquire the Company with, and the approval of such application by, the State Corporation Commission of Virginia, (D) the filing with and approval of the Bank Merger Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland, and the filing of the Bank Merger Agreement and such Certificate of Merger with the MSDAT, (E) the filing with the State Corporation Commission of Virginia of a copy of the filing with the FDIC under the Bank Merger Act with respect to the Bank Merger, and the approval of the Bank Merger by the State Corporation Commission of Virginia, (F) application to, and the approval of, the Commissioner of Financial Regulation of Maryland for the affiliation of the Subsidiary(ies) of the Company (other than Company Bank) and the Subsidiary(ies) of Company Bank with the Subsidiaries of Parent that are Maryland state banks and (G) the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the notices required by, the filing with and approval of the Board under Section 3 of the BHC Act, with respect to the Merger, (v) the notices required by, the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Bank Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger or the Bank Merger (the filings and approvals set forth in clauses (i) through (vi), the "Parent Required Filings and Approvals" and together with the Company Required Filings and Approvals, the "Required Filings and Approvals"), and any other actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.04.    Non-contravention.    (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and the execution, delivery and performance by the Parent Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Parent Bank, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Section 6.03 require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   As of the date hereof, Parent knows of no reason why the opinion of Parent tax counsel referred to in Section 10.02(d) should not be obtained on a timely basis.

        Section 6.05.    Capitalization.    (a) The authorized capital stock of Parent consists of (i) 130,000,000 authorized shares of Parent Stock par value $2.00 per share and (ii) 2,000,000 authorized shares of Parent Preferred Stock without par value. As of March 21, 2006, there were outstanding 123,305,002 shares of Parent Stock and zero shares of Parent Preferred Stock and employee stock options to purchase an aggregate of 2,606,716 shares of Parent Stock (of which options to purchase an aggregate of 1,908,521 shares of Parent Stock were exercisable). Parent has also issued rights pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999 between Parent and Mercantile-Safe Deposit and Trust Company as Rights Agent ("Parent Rights Agreement"). The shares of Parent Stock issued in connection with the Merger or upon the exercise of Company Options converted into options to acquire shares of Parent Stock shall be issued with attached rights in accordance with the Parent Rights Agreement. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

        (b)   As of the date of this Agreement, except as set forth in this Section 6.05 and for changes since March 21, 2006 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

        (c)   The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 6.06.    Subsidiaries.    (a) Each Subsidiary of Parent is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. All material Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K.

        (b)   Except as set forth on Section 6.06(b) of the Parent Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

        Section 6.07.    SEC Filings and the Sarbanes-Oxley Act.    (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2003, 2004 and 2005, (ii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since December 31, 2005, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 6.07(a), collectively, the "Parent SEC Documents").

        (b)   As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

        (c)   As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic reports required under the 1934 Act.

        (f)    Parent and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with

GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent's auditors and audit committee (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2005.

        (g)   Parent has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

        (h)   Since January 1, 2003, Parent and each of the Parent Banking Subsidiaries has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies' electronic collection agent (collectively, the "Parent RAP Statements"). The Parent RAP Statements, including the method for determining Parent's and the Parent Banking Subsidiaries' provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Parent RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of Parent and the Parent Banking Subsidiaries, as at the respective dates thereof and the results of operations of Parent and the Parent Banking Subsidiaries for the respective periods then ended. The Parent RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Parent RAP Statements by the FDIC or any other governmental authority. The annual statutory balance sheets and income statements included in the Parent RAP Statements have been audited, and the Parent has made available to the Company true and complete copies of all audit opinions related thereto. Neither Parent's or the Parent Banking Subsidiaries' independent public accountants nor any employee of the Parent or the Parent Banking Subsidiaries' has alleged that any of the Parent RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 6.07(h) to be untrue.

        Section 6.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        Section 6.09.    Disclosure Documents.    (a) None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company specifically for use therein.

        Section 6.10.    Absence of Certain Changes.    Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Company and as disclosed in the Parent SEC Documents filed prior to the date hereof, there has not been:

        (a)   any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

        (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent other than Parent's normal quarterly dividend, as such dividend may be increased in the ordinary course, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries; and

        (c)   any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

        Section 6.11.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

        (a)   liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

        (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.12.    Compliance with Laws and Court Orders.    Parent and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act (including Section 404 thereof), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act), except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.13.    Litigation.    Except as set forth in the Parent SEC Documents prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.14.    Finders' Fees.    Except for Sandler O'Neill & Partners, L.P., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 6.15.    Tax Treatment.    Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

        Section 6.16.    Regulatory Matters.

        (a)   Neither Parent nor any of the Parent Banking Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to Parent.

        (b)   Neither Parent nor any of the Parent Banking Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to Parent.

        Section 6.17.    Financing.    Parent has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article 3 of this Agreement. Parent has reserved a sufficient number of shares of Parent Stock in order to fulfill its obligations hereunder.

ARTICLE 7
COVENANTS OF THE COMPANY

        The Company agrees that:

        Section 7.01.    Conduct of the Company.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

        (a)   the Company shall not adopt or propose any change to its articles of incorporation or bylaws;

        (b)   the Company shall not split, combine, subdivide, or reclassify its outstanding Company Shares; (i) declare, set aside or pay any dividend of cash, stock or property in respect of the Company Shares; or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to do so, except in connection with the surrender of Company Shares in payment of the exercise price of Company Options outstanding on the date hereof;

        (c)   the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge or otherwise encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, shares of its capital stock, except in connection with the issuance of Company Shares upon the exercise of Company Options outstanding on the date hereof and in connection with the sale of Company Shares pursuant to the Company KSOP;

        (d)   the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

        (e)   the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments made available to Parent prior to the date hereof and (ii) in the ordinary course consistent with past practice;

        (f)    the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

        (g)   the Company shall not (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company, other than severance payments in accordance with Section 9.10(a) hereof or retention payments in accordance with Section 9.10(d) hereof, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increase any benefits payable under any severance or termination pay policies or employment agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, or (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of the Company;

        (h)   the Company shall not, and shall not permit any of its Subsidiaries to, enter into a new line of business;

        (i)    the Company shall not, and shall not permit any of its Subsidiaries to, make any new loans or other extensions of credit to any borrower which would exceed $5,000,000, individually or in the aggregate with respect to such borrower, without providing reasonable prior notice thereof to Parent; provided, that the Company may renew any existing loans or extensions of credit in excess of such amounts if the terms of such renewals are no less favorable to the Company than the existing terms of such loans or extensions of credit;

        (j)    the Company shall not, and shall not permit any of its Subsidiaries to, offer to any third party the sale of any loan participation unless the Company or such Subsidiary shall have first offered Parent the right to participate in such sale and Parent shall not have accepted such participation within 5 days of such offer;

        (k)   the Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, other than those contained in the Company's annual budget, in an amount in excess of $100,000; and

        (l)    the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 7.02.    Shareholder Meeting; Proxy Material.    The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger. Subject to Section 7.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Plan of Merger by the Company's shareholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement (which shall be filed as part of the Registration Statement) and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement, the Plan of Merger and the transactions contemplated hereby, subject to Section 7.03(b) and (iii) otherwise comply with all legal requirements applicable to such meeting. Unless this Agreement has been terminated in accordance with the terms of Article 11, this Agreement and the Plan of Merger shall be submitted to the Company's shareholders at the Company Shareholder Meeting whether or not the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable and recommends that the shareholders of the Company reject it.

        Section 7.03.    No Solicitation; Other Offers.    (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

        (b)   Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 7.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement and/or (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.02 hereof; but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that taking such action is in the best interests of the Company and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

        (c)   The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Company Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

        Section 7.04.    Tax Matters.    (a) Neither the Company nor any of its Subsidiaries shall make (other than consistent with the Company's and its Subsidiaries' past practice) or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

        (b)   To the extent required by GAAP, the Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes of the Company or its Subsidiaries due with respect to any period or portion thereof ending prior to or as of the Effective Time.

        (c)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company in connection with and due before the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 8
COVENANTS OF PARENT

        Parent agrees that:

        Section 8.01.    Conduct of Parent.    From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

        (a)   Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

        Section 8.02.    Director and Officer Liability.

        (a)   For six years after the Effective Time, Parent shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Virginia Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

        (b)   For six years after the Effective Time, Parent shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.02(b), Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

        (c)   If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 8.02.

        (d)   The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Virginia Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        Section 8.03.    Registration Statement.    Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger.

        Section 8.04.    Stock Exchange Listing.    Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the NASDAQ National Market, subject to official notice of issuance.

        Section 8.05.    Appointment of Directors.    Effective as of the effective time of the Bank Merger, Parent shall cause the Board of Directors of Parent Bank to be expanded by two members and shall take all necessary actions to appoint the Bank Directors to fill the vacancies created by such increase. In connection with the annual meeting of the Parent Bank next following the effective time of the Bank Merger, Parent shall vote all of its shares of voting equity securities of the Parent Bank in favor of the Bank Directors to serve for the term for directors specified in the Parent Bank's organizational documents. The term "Bank Directors" means the individuals designated by mutual agreement of Parent and the Company to become members of the Board of Directors of the Parent Bank as of the effective time of the Bank Merger pursuant to this Section 8.05.

        Section 8.06.    Trust Preferred Securities.    Parent acknowledges that the Company Subsidiary Trusts hold subordinated debentures issued by Company and have issued preferred securities which are intended to be "qualified trust preferred securities" as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. Parent agrees that at the Effective Time, it shall expressly assume all of Company's obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Company) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by the Company Subsidiary Trusts, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of the Company's obligations with respect to the subordinated debentures and the trust preferred securities issued by the Company Subsidiary Trusts (the "Trust Preferred Assumption"). Parent acknowledges and agrees that Company makes no representation about the ability of Parent to treat all or any portion of the trust preferred securities of the Company Subsidiary Trusts as Tier 1 or Tier 2 capital following the Effective Time.

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        Section 9.01.    Best Efforts.    (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement.

        (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        Section 9.02.    Certain Filings.    (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

        (b)   The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and the other applications for regulatory approval to be filed by Parent or Parent Bank (subject to applicable laws relating to the exchange of information by the parties and the preservation of any applicable attorney-client privilege), and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC or other regulatory authority and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement or the Registration Statement, as applicable, and from the applicable regulatory authorities with respect to other Required Filings and Approvals, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC or regulatory authority.

        Section 9.03.    Public Announcements.    Parent and the Company shall mutually agree as to the form of press release to be issued with respect to this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, and the form of analyst materials to be used in connection therewith. Parent and the Company shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Bank Merger Agreement or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

        Section 9.04.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 9.05.    Access to Information.    From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

        Section 9.06.    Notices of Certain Events.    Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement;

        (b)   any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement; and

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.17,

5.18, 5.19, 5.20, 5.28, 6.12, 6.13, or 6.16 as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

        Section 9.07.    Confidentiality.    Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

        Section 9.08.    Tax-free Reorganization.    (a) Prior to the Effective Time, each of Parent and the Company shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take any action after the Effective Time that could cause the Merger not to qualify as a 368 Reorganization.

        (b)   Each of Parent and the Company shall use its best efforts to obtain the opinions referred to in Sections 10.02(d) and 10.03(b).

        Section 9.09.    Affiliates.    Within 30 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit C hereto.

        Section 9.10.    Employees.

        (a)   Following the Effective Time, all employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that Parent may instead continue the Employee Benefit Plans for the benefit of such employees or provide such employees with participation in the employee benefit plans of Parent or its Subsidiaries on a basis that is no less favorable to such employees than those Employee Benefit Plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Company Employees in Parent's employee benefit plans may occur at different times with respect to different plans). Following the Effective Time, the Company Employees, upon executing an appropriate release in the form reasonably determined by Parent, shall be eligible to receive upon involuntary termination, if such termination occurs within one year after the Effective Time, severance benefits substantially upon the terms set forth in Section 9.10(a) of the Parent Disclosure Schedule.

        (b)   With respect to each Parent plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent plan shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the applicable Company plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan.

        (c)   As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all employment agreements, copies of which have been provided to Parent. Parent acknowledges and agrees that the Merger will constitute a "change in control" of the Company for all purposes under such agreements. Not in limitation of the foregoing, Parent acknowledges and agrees that the Merger will result in, and agrees that it shall pay at the Effective Time, the change in control payment set forth in the Company's existing employment agreement with Richard I. Linhart, if the Effective Time occurs prior to April 30, 2007 (notwithstanding the prior expiration of such agreement).

        (d)   Parent and Company agree that, prior to the Effective Time, the Company in consultation with and subject to the approval of Parent, may adopt a retention plan (the "Retention Plan") which may include a retention pool of not more than $200,000. The design or beneficiaries of such Retention Plan shall be determined by mutual agreement between Parent and Company.

        Section 9.11.    Bank Merger Agreement.

        (a)   Immediately after the execution and delivery of the Bank Merger Agreement, (i) Parent shall approve the Bank Merger Agreement as the sole stockholder of Parent Bank and (ii) the Company shall approve the Bank Merger Agreement as the sole shareholder of the Company Bank.

        (b)   The Company and Parent may revise the sequence of events or other procedural matters relating to the consummation of the Merger and the Bank Merger in such manner as they may reasonably determine will best facilitate consummation of the Merger and the Bank Merger; provided, that any action taken pursuant to this Section shall not (i) alter or change the kind or amount of consideration to be issued to the holders of the Company Shares as provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to the holders of the Company Shares or (iii) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

        Section 9.12.    Company Options.    As soon as reasonably practicable after the Effective Time, Parent shall deliver to holders of Company Options which have been converted into options to acquire Parent Stock in accordance with the provisions of Section 3.05 hereof, a notice setting forth a statement of the modified terms thereof. Promptly after the Effective Time, Parent shall file a registration statement on Form S-8, or on such other form as may be appropriate, with respect to the shares of Parent Stock subject to such options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such options remain outstanding.

        Section 9.13.    Prohibited Purchases or Sales.    Neither Parent, the Company or the Company Subsidiary shall purchase or sell on the NASDAQ National Market, or submit a bid to purchase or an offer to sell on the NASDAQ National Market, directly or indirectly, any shares of Parent Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Parent Stock during the 10 consecutive trading days immediately preceding the Determination Date; provided that the foregoing restriction shall not be applicable to (i) purchases or sales of Parent Stock held by Parent or any Subsidiary of Parent in trust, managed, custodial or nominee accounts and the like, or held by mutual funds, (ii) shares acquired in respect of debts previously contracted, (iii) purchases of Parent Stock to fund Parent's obligations under its dividend reinvestment plan or its employee stock purchase plan in accordance with past practice or (iv) purchases or sales of Parent Stock to satisfy Parent's tax withholding obligations with respect to grants of restricted stock to employees.

ARTICLE 10
CONDITIONS TO THE MERGER

        Section 10.01.    Conditions to Obligations of Each Party.    The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction of the following conditions:

        (a)   this Agreement and the Plan of Merger shall have been approved and adopted by the shareholders of the Company in accordance with Virginia Law;

        (b)   no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

        (c)   any applicable waiting period under the HSR Act, the BHC Act, the Bank Merger Act or any Virginia or Maryland state law relating to the Merger shall have expired or been terminated;

        (d)   the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e)   the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance; and

        (f)    all actions or approvals by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger, including the Required Filings and Approvals, shall have been taken, obtained or made.

        Section 10.02.    Conditions to the Obligations of Parent.    The obligations of Parent to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b)   there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the Bank Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger or the Bank Merger, (ii) seeking to restrain or prohibit Parent's (x) ability to exercise full rights of ownership of any shares of the Parent Bank or any of its Subsidiaries or Affiliates following the Effective Time or the effective time of the Bank Merger on all matters properly presented to the Parent Bank's stockholders, or (y) operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;

        (c)   there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger or the Bank Merger, by any court or Governmental Entity other than the application of the waiting period provisions of the HSR Act, the BHC Act or the Bank Merger Act to the Merger or the Bank Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

        (d)   Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits D and E hereto;

        (e)   the Company shall have delivered to Parent a certification dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code;

        (f)    after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any governmental agency or department relating to the status or conduct of the Company or any of its Subsidiaries that, in the reasonable good faith opinion of the Board of Directors of Parent, adversely affects in any material manner the anticipated economic benefits to Parent of the transactions contemplated hereby;

        (g)   no Required Filing or Approval shall have imposed a condition or restriction on any approval that would have or would reasonably be expected to have, after the Effective Time, a Material Adverse Effect on the Parent or the Parent Bank and its respective Subsidiaries, taken as a whole;

        (h)   no event, occurrence, revelation, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company shall have occurred and be continuing as of the Effective Time; and

        (i)    the Company shall have obtained all opinions, certificates and other documents required to be obtained by it and shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by the Company to effect the Trust Preferred Assumption;

        (j)    Dissenters' Shares shall constitute not more than 10% of the outstanding Company Shares; and

        (k)   each of the Employment Agreements shall be in full force and effect, without any amendment thereto, as of the Effective Time.

        Section 10.03.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a)   (i) the Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

        (b)   the Company shall have received an opinion of Kennedy & Baris, L.L.P. in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibit D and E hereto; and

        (c)   Parent shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by Parent to effect the Trust Preferred Assumption.

ARTICLE 11
TERMINATION

        Section 11.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

        (a)   by mutual written agreement of the Company and Parent;

        (b)   by either the Company or Parent, if:

          (i)    the Merger has not been consummated on or before the date that is eight months after the date of this Agreement (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

          (ii)   (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

          (iii)  this Agreement and the Plan of Merger shall not have been approved and adopted in accordance with the VSCA by the Company's shareholders at the Company Shareholder Meeting (or any adjournment thereof);

        (c)   by Parent if:

          (i)    as permitted by Section 7.03(b)(iii), the Board of Directors of the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Plan of Merger;

          (ii)   the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

          (iii)  (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (B) the Company shall have willfully and materially breached its obligations under Sections 7.02 and 7.03; or

        (d)   by the Company, if:

          (i)    the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Company, (A) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period; or

          (ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

          (iii)  during the three-day period following the Determination Date:

            (1)   the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

            (2)   (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (b) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of this Agreement and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions of this Section 11.01(d)(iii). If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent. During the three-day period (the "Decision Period") commencing with its receipt of such notice, Parent may elect to pay, as additional Merger Consideration in accordance with Article 3, to each holder of Company Shares that, after the application of Section 3.03, are converted into the right to receive Parent Stock as provided in

  Article 3, additional shares of Parent Stock and/or cash in an amount per each such Company Share equal to the Top-Up Amount. The Top-Up Amount shall be paid (A) in shares of Parent Stock valued for this purpose at the Average Closing Price; provided that Parent shall not be required to issue in excess of 2,500,000 shares of Parent Stock in the aggregate as Merger Consideration (including any shares issued as Top-Up Amount) and (B) to the extent any Top-Up Amount is not paid pursuant to clause (A) above, such remaining Top-Up Amount shall be paid in cash; provided further that the portion of the Top-Up Amount paid in cash shall not be an amount that would cause the failure of the conditions set forth in Section 10.02(d) and Section 10.03(b) hereof and, in the event this limitation prevents Parent from fully paying the Top-Up Amount, the Company shall be entitled to terminate this Agreement in accordance with this Section 11.01(d)(iii) notwithstanding any election by Parent to pay the Top-Up Amount. All payments of Top-Up Amounts, if any, shall be made as payments of additional Merger Consideration as provided in accordance with Article 3 but shall not, for the avoidance of doubt, be subject to Section 3.03.

  The "Top-Up Amount" shall be the number obtained by multiplying (A) the Average Closing Price by (B) the excess of the Imputed Exchange Ratio over the Exchange Ratio.

  The "Imputed Exchange Ratio" shall equal the lesser of:

  (x) the number obtained by dividing (A) the product of the Starting Price multiplied by the Exchange Ratio multiplied by 0.85 by (B) the Average Closing Price; and

  (y) the number obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio by (B) the Parent Ratio.

  If Parent makes such election within the Decision Period, it shall give prompt written notice to the Company of such election and the Top-Up Amount, whereupon the Company shall have no right to terminate the Agreement pursuant to this Section 11.01(d)(iii) and this Agreement shall remain in full force and effect in accordance with its terms.

  If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the "Starting Price" shall be appropriately adjusted to account for such change for the purposes of this Section 11.01(d)(iii).

  For purposes of this Section 11.01(d)(iii), the following terms shall have the meanings indicated below:

  "Average Closing Price" means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) for the 10 consecutive trading days immediately preceding the Determination Date.

  "Determination Date" means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

  "Index Price" means, on a given date, the closing price of the NASDAQ Bank Index.

  "NASDAQ/NMS" means the NASDAQ Stock Market's National Market.

  "Starting Price" means $38.95.

        The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

        Section 11.02.    Effect of Termination.    If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Sections 9.07, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

        Section 12.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given.

  if to Parent, to:

    Mercantile Bankshares Corporation
    2 Hopkins Plaza, 20th Floor
    Baltimore, MD 21201
    Attention: Gordon M Cooley, Deputy General Counsel
    Facsimile No.: (410) 230-9236

  with a copy (which shall not constitute notice) to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Attention: George R. Bason, Jr.
    Facsimile No.: (212) 450-3800

  if to the Company, to:

    James Monroe Bancorp, Inc.
    3033 Wilson Blvd.
    Arlington, VA 22201
    Attention: John R. Maxwell
    Facsimile No.: 703-524-8101

  with a copy (which shall not constitute notice) to:

    Kennedy & Baris, L.L.P.
    4701 Sangamore Road, Suite P-15
    Bethesda, Maryland 20816
    Attention: Noel M. Gruber, Esquire
    Facsimile No.: 301.229.2443

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 12.02.    Survival of Representations and Warranties.    The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 8.02 and 8.05.

        Section 12.03.    Amendments and Waivers.    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the Plan of Merger by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Shares.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 12.04.    Expenses.    (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b)   If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $5,000,000.

        "Payment Event" means (i) the termination of this Agreement pursuant to Sections 11.01(c)(i), 11.01(c)(ii), 11.01(c)(iii)(B) or 11.01(d)(i); or (ii) the termination of this Agreement pursuant to Sections 11.01(b)(i) or 11.01(b)(iii) but, in the case of this clause (ii) only if (x) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Parent or any of its Affiliates) or a Third Party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to the Company's shareholders and (y) within 12 months following the date of such termination: (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Shares; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (A) through (D) the Company or any of its Subsidiaries shall have entered into a definitive agreement providing for such action).

        (c)   The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

        Section 12.05.    Binding Effect; Benefit; Assignment.    (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02 and Section 8.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, provided that no such transfer or assignment may change the form or amount of consideration to be received by holders of Company Shares, or shall change the intended tax consequences to holders of Company Shares who receive Parent Stock in connection with the Merger and provided further, that any such transfer or assignment shall not relieve Parent of its obligations hereunder.

        Section 12.06.    Schedules and Exhibits.    All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

        Section 12.07.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state, except that the Merger and the Plan of Merger shall be governed by the laws of the Commonwealth of Virginia and the State of Maryland.

        Section 12.08.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

        Section 12.09.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 12.10.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 12.11.    Entire Agreement.    This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 12.12.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 12.13.    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Maryland or any Maryland state court, in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERCANTILE BANKSHARES CORPORATION
By:	/s/ EDWARD J. KELLY, III
Name: Edward J. Kelly, III
Title: Chairman of the Board, President and Chief Executive Officer
JAMES MONROE BANCORP, INC.
By:	/s/ JOHN R. MAXWELL
Name: John R. Maxwell
Title: Chief Executive Officer/President

Appendix B

PLAN OF MERGER

merging

JAMES MONROE BANCORP, INC.,
a Virginia corporation

with and into

MERCANTILE BANKSHARES CORPORATION,
a Maryland corporation

        1.    Merger.    James Monroe Bancorp, Inc., a Virginia corporation (the "Merged Corporation"), shall, upon the effective time and date set forth in the articles of merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (such time being referred to herein as the "Effective Time"), be merged (the "Merger") with and into Mercantile Bankshares Corporation, a Maryland corporation ("Parent"). Parent shall be, and shall continue as, the surviving corporation (the "Surviving Corporation") in the Merger, and the separate corporate existence of the Merged Corporation shall cease.

        2.    Effects of the Merger.    At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and Section 3-114 of the Corporations and Associations Article of the Annotated Code of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Parent and the Merged Corporation shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Parent and the Merged Corporation shall be the debts, liabilities and duties of the Surviving Corporation.

        3.    Articles of Incorporation and Bylaws.

          (a)   The articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

          (b)   The bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        4.    Board of Directors.    The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        5.    Officers.    The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        6.    Manner and Basis of Converting Securities.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of Parent or the Merged Corporation:

          (a)   Conversion of Shares of Common Stock of the Merged Corporation.

            (i)    Each share of common stock, par value of $1.00 per share of Merged Corporation (the "Merged Shares"), owned by the Merged Corporation (other than shares held for the account of clients, customers or other persons) or owned by Parent or any of its subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other persons) shall be canceled, and no payment shall be made with respect thereto.

            (ii)   Each Merged Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 6(a)(i) or Section 6(e) or as adjusted pursuant to Section 9(a) herein, be converted into the following (the "Merger Consideration"):

              (A)  for each such Merged Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price (as defined herein) pursuant to Section 6(c)(ii), or is deemed made pursuant to Section 6(c)(iv), as the case may be (each, a "Cash Electing Merged Share"), the right to receive an amount equal to $23.50 in cash without interest (the "Cash Election Price"); and

              (B)  for each other such Merged Share, the right to receive 0.6033 share(s) (the "Exchange Ratio") of common stock, par value $2.00 per share ("Parent Stock"), of the Parent (the "Stock Election Price"), as may be adjusted pursuant to Section 9(a) herein.

          (b)   Elections. Each person (other than the Merged Corporation) who, at the close of business on the date of the Merged Corporation's Shareholder Meeting (as defined below) or on such other date as Parent and the Merged Corporation publicly announce as the election date (such date, the "Election Date"), is a record holder of Merged Shares will be entitled, with respect to any or all of such Merged Shares, to make an election (a "Cash Election") on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth. No such person shall be entitled to make a Cash Election with respect to Dissenters' Shares (as defined below). Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Virginia Law shall thereupon be deemed to have made a Cash Election with respect to such Dissenters' Shares.

          (c)   Proration of Election Price.

            (i)    Subject to adjustment pursuant to Section 9(a), the number of Merged Shares to be converted into the right to receive the Cash Election Price at the Effective Time shall not be less than the number of Merged Shares which is equal to (i) 34% of the Merged Shares outstanding at the Effective Time (excluding any Merged Shares to be canceled pursuant to Section 6(a)(i)) minus (ii) the number of Dissenters' Shares at the Effective Time (such difference, the "Minimum Cash Election Number") and shall not exceed the number of Merged Shares which is equal to (i) 50% of the Merged Shares outstanding at the Effective Time (excluding any Merged Shares to be canceled pursuant to Section 6(a)(i)) minus (ii) the number of Dissenters' Shares at the Effective Time (such difference, the "Maximum Cash Election Number").

            (ii)   If the number of Cash Electing Merged Shares exceeds the Maximum Cash Election Number, then such Cash Electing Merged Shares shall be treated in the following manner:

              (A)  a cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Maximum Cash Election Number by (y) the total number of Cash Electing Merged Shares;

              (B)  a number of Cash Electing Merged Shares covered by each shareholder's Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Merged Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; and

              (C)  each Cash Electing Merged Share, other than those Merged Shares converted into the right to receive the Cash Election Price in accordance with Section 6(c)(ii)(B), shall be converted into the right to receive the Stock Election Price as if such Merged Shares were not Cash Electing Merged Shares.

            (iii)  If the number of Cash Electing Merged Shares is greater than or equal to the Minimum Cash Election Number and less than or equal to the Maximum Cash Election Number, then each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price and each other Merged Share (other than Merged Shares to be canceled pursuant to Section 6(a)(i) and other than Dissenters' Shares) shall be converted into the right to receive the Stock Election Price.

            (iv)  If the number of Cash Electing Merged Shares is less than the Minimum Cash Election Number, then:

              (A)  each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price; and

              (B)  the Merged Shares as to which a Cash Election is not in effect, excluding Merged Shares to be cancelled pursuant to Section 6(a)(i), (the "Non-Electing Merged Shares") shall be treated in the following manner:

                      (1)     a stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the difference between the Minimum Cash Election Number and the number of Cash Electing Merged Shares, by (y) the total number of Non-Electing Merged Shares;

                      (2)     A number of Non-Electing Merged Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Merged Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Merged Shares); and

                      (3)     Each Non-Electing Merged Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 6(c)(iv)(B)(2) shall be converted into the right to receive the Stock Election Price.

            (v)   Notwithstanding anything in this Plan of Merger to the contrary, Parent shall not be required to issue in excess of 2,500,000 shares of Parent Stock pursuant to this Section 6. If Parent would be required to issue in excess of 2,500,000 shares of Parent Stock after application of the applicable proration provisions of Section 6(c), the Minimum Cash Election Number shall be increased to the extent necessary to provide that the number of shares of Parent Stock issued after application of the applicable proration provisions of Section 6(c) does not exceed 2,500,000 shares of Parent Stock

          (d)   Fractional Shares.    No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Merged Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

          (e)   Dissenters' Shares.    Notwithstanding any other provision of this Plan of Merger to the contrary, Merged Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Virginia Law (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Virginia Law; provided that all Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Virginia Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Cash Election Price upon surrender in the manner provided in Section 8 of the Certificates that, immediately prior to the Effective Time, evidenced such shares, subject to proration in accordance with the provisions of Section 6(c) hereof.

          (f)    Stock Options.    At the Effective Time, each option (each, a "Merged Corporation Option") granted by the Merged Corporation to purchase Merged Shares pursuant to the Merged Corporation's 1998 Management Incentive Stock Option Plan, the 1999 Director's Stock Option Plan and the 2003 Equity Compensation Plan (collectively, the "Merged Corporation Option Plans"), issued and outstanding at the Effective Time under the Merged Corporation Option Plans, shall be converted into and become options to purchase Parent Stock. Parent shall assume each Merged Corporation Option in accordance with the terms and conditions of the Merged Corporation Option Plan pursuant to which it was issued, the agreements of evidencing grants thereunder and any other agreements between the Merged Corporation and an optionee regarding Merged Corporation Options; provided, however, that any agreement providing for a tax payment to an optionee upon exercise shall be amended prior to the Effective Date to remove such tax payment provision if each option subject to such agreement shall not have been exercised prior to the Effective Time; and, provided, further however, that from and after the Effective Time, each such Merged Corporation Option shall be exercisable solely for Parent Stock; the number of shares of Parent Stock which may be acquired pursuant to such Merged Corporation Option shall be the number of Merged Shares subject to such Merged Corporation Option multiplied by the Exchange Ratio, rounded down to the nearest whole share; and the exercise price per Merged Share shall be equal to the exercise price per Merged Share divided by the Exchange Ratio, rounded down to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code, as to each Merged Corporation Option which is an incentive stock option.

        7.    Election Procedures; Exchange Agent.

          (a)   Prior to the date of the meeting of the Merged Corporation's shareholders held for the purpose of voting on the approval and adoption of the Plan of Merger (the "Merged Corporation's Shareholder Meeting"), Parent and the Merged Corporation shall prepare a form (an "Election Form") pursuant to which a holder of record of Merged Shares may make a Cash Election with respect to each Merged Share owned by such holder. The Merged Corporation shall cause an Election Form and a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in exchanging certificates representing Merged Shares (the "Certificates") for the Merger Consideration to be included with the Merged Corporation's proxy statement filed with the Securities and Exchange Comission in connection with the Merger and mailed to each holder of record of Merged Shares as of the record date for such meeting.

          (b)   Prior to the record date for the Merged Corporation's Shareholder Meeting, Parent shall appoint an agent (the "Exchange Agent") for the purpose of (i) receiving Election Forms and determining, in accordance with this Section 7, the form of Merger Consideration to be received by each holder of Merged Shares, and (ii) exchanging for the Merger Consideration

  (A) Certificates or (B) uncertificated Merged Shares (the "Uncertificated Shares"). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Section 7, (i) subject to Section 8(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the "Exchange Fund"). At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Merged Shares which have not previously been delivered to the Exchange Agent pursuant to Section 7(a) at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (c)   A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Merged Corporation's Shareholder Meeting (the "Election Deadline") (i) an Election Form covering the Merged Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form, and (ii) Certificates, in such form and with such endorsements, stock powers and signature guarantees as may be required by such Election Form or the letter of transmittal. Any Merged Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 7(c) by the Election Deadline shall be deemed to be a Non-Electing Merged Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Merged Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Merged Shares shall result in the revocation of all prior Election Forms with respect to all such Merged Shares.

          (d)   The Merged Corporation and Parent shall have the right to make rules, not inconsistent with the terms of this Plan of Merger, governing the validity and effectiveness of Election Forms and letters of transmittal.

        8.    Exchange Procedures; Surrender and Payment.

          (a)   Each holder of Merged Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Merged Shares represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Merged Shares or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (b)   If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c)   After the Effective Time, there shall be no further registration of transfers of Merged Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth herein.

          (d)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 7(b) that remains unclaimed by the holders of Merged Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Merged Shares for the Merger Consideration in accordance with this Section 8(d) prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Merged Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e)   No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 6(d), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such person is entitled pursuant to Section 6(d) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

        9.    Adjustments.

          (a)   If, during the three-day period following the Determination Date:

            (1)   the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

            (2)   (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of the Merger Agreement and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions of this Section 9(a), the Merged Corporation may elect to exercise its termination right pursuant to the Merger Agreement and shall give prompt written notice of such election to Parent. During the three-day period (the "Decision Period") commencing with its receipt of such notice, Parent may elect to pay, as additional Merger Consideration in accordance with Section 6, to each holder of Merged Shares that, after the application of Section 6(c), are converted into the right to receive Parent Stock as provided in Section 6, additional shares of Parent Stock and/or cash in an amount per each such Merged Share equal to the Top-Up Amount. The Top-Up Amount shall be paid (A) in shares of Parent Stock valued for this purpose at the Average Closing Price; provided that Parent shall not be required to issue in excess of 2,500,000 shares of Parent Stock in the aggregate as Merger Consideration

  (including any shares issued as Top-Up Amount) and (B) to the extent any Top-Up Amount is not paid pursuant to clause (A) above, such remaining Top-Up Amount shall be paid in cash; provided further that the portion of the Top-Up Amount paid in cash shall not be an amount that would cause the failure of the Termination Conditions (as defined below) and, in the event this limitation prevents Parent from fully paying the Top-Up Amount, the Merged Corporation shall be entitled to terminate this Plan of Merger in accordance with this Section 9(a) notwithstanding any election by Parent to pay the Top-Up Amount. All payments of Top-Up Amounts, if any, shall be made as payments of additional Merger Consideration as provided in accordance with Section 6 but shall not, for the avoidance of doubt, be subject to Section 6(c).

  The "Top-Up Amount" shall be the number obtained by multiplying (A) the Average Closing Price by (B) the excess of the Imputed Exchange Ratio over the Exchange Ratio.

  The "Imputed Exchange Ratio" shall equal the lesser of:

  (x) the number obtained by dividing (A) the product of the Starting Price multiplied by the Exchange Ratio multiplied by 0.85 by (B) the Average Closing Price; and

  (y) the number obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio by (B) the Parent Ratio.

  If Parent makes such election within the Decision Period, it shall give prompt written notice to the Merged Corporation of such election and the Top-Up Amount, whereupon the Merged Corporation shall have no right to terminate the Plan of Merger pursuant to this Section 9(a) and this Plan of Merger shall remain in full force and effect in accordance with its terms.

          (b)   If, during the period between the date of the Merger Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the "Starting Price" shall be appropriately adjusted to account for such change for the purposes of Section 9(a).

          (c)   If, during the period between the date of this Plan of Merger and the Effective Time, (i) any change in the outstanding shares of capital stock of the Merged Corporation or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, in each case whether by merger or otherwise or (ii) any stock dividend thereon with a record date during such period shall occur, the Merger Consideration, the maximum number of shares of Parent Stock issuable hereunder, and any other amounts payable pursuant to this Plan of Merger and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

          (d)   For purposes of Section 9(a), the following requirements shall be deemed the "Termination Conditions":

            (i)    Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Merged Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Merged Corporation.

            (ii)   The Merged Corporation shall have received an opinion of Kennedy&Baris L.L.P. in form and substance reasonably satisfactory to the Merged Corporation, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Merged Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Merged Corporation.

          (e)   For purposes of this Section 9, the following terms shall have the meanings indicated below:

    "Average Closing Price" means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Merged Corporation) for the 10 consecutive trading days immediately preceding the Determination Date.

    "Determination Date" means the date which is the seventh calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

    "Index Price" means, on a given date, the closing price of the NASDAQ Bank Index.

    "NASDAQ/NMS" means the NASDAQ Stock Market's National Market.

    "Starting Price" means $38.95.

        10.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Merged Share represented by such Certificate, as contemplated by this Section 10.

        11.    Withholding Rights.    Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Section 11 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Merged Shares in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        12.    Defined Terms.    As used in this Plan of Merger, the following terms shall have the meaning set forth below:

          (a)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (b)   "Merger Agreement" shall mean the Agreement and Plan of Merger by and between the Merged Corporation and Parent, dated March 27, 2006.

          (c)   "Virginia Law" means the Code of Virginia.

Appendix C

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of March 27, 2006 between Mercantile Bankshares Corporation, a Maryland corporation ("Parent"), and [  •  ] ("Shareholder").

        WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") between Parent and James Monroe Bancorp, Inc., a Virginia corporation (the "Company"), Parent has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $1.00 per share, of the Company that Shareholder beneficially owns on the date of this Agreement or acquires during the term of this Agreement (the "Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

        Section 1.01.    Voting Agreement.    Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company. Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any of its Subsidiaries or any other extraordinary transaction involving the Company or any of its Subsidiaries, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

        Section 1.02.    Irrevocable Proxy.    Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Shareholder hereby grants a proxy appointing Parent as Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Shares. Subject to the next sentence, the proxy granted by Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        Shareholder hereby represents and warrants to Parent that:

        Section 2.01.    Authorization.    Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of

Shareholder and have been duly authorized by all necessary action. This Agreement is a valid and binding agreement of Shareholder. If Shareholder is married and the Shares set forth on the signature page hereto opposite Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder's spouse.

        Section 2.02.    Non-Contravention.    The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien on any asset of Shareholder.

        Section 2.03.    Ownership of Shares.    Shareholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

        Section 2.04.    Total Shares.    Except for the Shares and the options to acquire Shares set forth on the signature page hereto, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

        Section 2.05.    Finder's Fees.    Except as provided in Section 5.15 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to Shareholder:

        Section 3.01.    Authorization.    The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF THE SHAREHOLDER

        Shareholder hereby covenants and agrees that:

        Section 4.01.    No Proxies for or Encumbrances on Shares.    Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 4.02.    Other Offers.    Subject to Section 5.13, Shareholder shall not directly or indirectly take any action that is prohibited under Section 7.03 of the Merger Agreement. Shareholder will promptly advise and update Parent after receipt by Shareholder of an Acquisition Proposal, or an inquiry that could reasonably be expected to lead to an Acquisition Proposal, in accordance with the notice provisions applicable to the Company as set forth in Section 7.03 of the Merger Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Further Assurances.    Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.02.    Amendments; Termination.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement, and all rights or obligations of the parties under this Agreement shall immediately terminate, except that each party shall remain liable with respect to breaches of this Agreement occurring prior to such termination.

        Section 5.03.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Successors and Assigns; Obligations of Shareholder.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.05.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

        Section 5.06.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.12 shall be deemed effective service of process on such party.

        Section 5.07.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.08.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent, on the one hand, and Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

        Section 5.09.    Severability.    If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 5.10.    Specific Performance.    The parties hereto agree that Parent would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that Parent shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

        Section 5.11.    Capitalized Terms.    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        Section 5.12.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to Shareholder, to the appropriate address set forth underneath Shareholder's name on the signature page hereto.

        Section 5.13.    Shareholder Capacity.    No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Shareholder signs solely in his capacity as the record holder and beneficial owner of the Shares and nothing in this Agreement shall limit or affect any actions taken by Shareholder in his capacity as an officer or director of the Company. This Section 5.13 shall survive termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERCANTILE BANKSHARES CORPORATION
By:
Name:
Title:

[NAME OF SHAREHOLDER]
Number of Shares: Number of Options: Address:
Acknowledged and Agreed:

[name of spouse]

APPENDIX D

Member NYSE/SIPC	P.O. Box 1575 Richmond, Virginia 23218-1575	Tel (804) 782-8721 Toll Free (800) 552-7757 FAX (804) 649-0990

March 25, 2006

Board of Directors
James Monroe Bancorp, Inc.
3033 Wilson Boulevard
Arlington, Virginia 22201

Members of the Board of Directors:

        James Monroe Bancorp, Inc. ("James Monroe"), James Monroe Bank, a wholly owned subsidiary of James Monroe ("James Monroe Bank"), Mercantile Bankshares Corporation ("Mercantile") and Mercantile-Safe Deposit and Trust Company, a wholly owned subsidiary of Mercantile ("Parent Bank") have entered into an Agreement and Plan of Merger, dated as of March 25, 2006 and a related Plan of Merger (collectively, the "Agreement"), pursuant to which James Monroe will merge with and into Mercantile (the "Merger") and James Monroe Bank will be merged with and into Parent Bank ("Bank Merger") (collectively, the "Transaction"). Under the terms of the Agreement, each outstanding share of James Monroe common stock, par value $1.00 per share ("James Monroe Shares"), issued and outstanding immediately prior to the Transaction, will be converted into the right to receive, at the election of a James Monroe shareholder, (a) 0.6033 shares of Mercantile common stock, par value $2.00 per share ("Mercantile Shares") (the "Stock Consideration"), (b) cash in the amount of $23.50 per share (the "Cash Consideration"), or (c) any combination of the Stock Consideration and the Cash Consideration, the "Merger Consideration", subject to the election and allocation procedures set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of James Monroe Shares.

        Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, market making as a NASD market maker, and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, James Monroe and Mercantile, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, equity securities of James Monroe and Mercantile for our own account and for the accounts of our customers.

        In connection with this opinion, we have reviewed, among other things:

  i.
  The Agreement;

  ii.
  Certain publicly available financial statements and other historical financial information of James Monroe that we deemed relevant;

  iii.
  Certain publicly available financial statements and other historical financial information of Mercantile that we deemed relevant;

  iv.
  Internal financial projections for James Monroe for the year ending December 31, 2006 prepared by and reviewed with senior management of James Monroe;

  v.
  Median earnings per share estimates for Mercantile for the year ending December 31, 2006 published by I/B/E/S and reviewed with the senior management of Mercantile; and estimates of long-term earnings per share growth rates published by I/B/E/S;

  vi.
  The estimated pro forma financial impact of the Transaction on Mercantile, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management, representatives and advisors of James Monroe;

  vii.
  The historical market prices and trading activity for James Monroe Shares and Mercantile Shares and a comparison of certain financial and stock market information for James Monroe and Mercantile with similar publicly-traded companies which we deemed to be relevant;

  viii.
  The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry;

  ix.
  The current market environment generally and the banking environment in particular; and

  x.
  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed appropriate.

        We also held discussions with members of senior management of James Monroe and Mercantile regarding historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of James Monroe, synergies anticipated to result from the Transaction) of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by James Monroe or Mercantile or their respective representatives or that was otherwise reviewed by us, and we assumed such accuracy and completeness in rendering this opinion. We have not attempted independently to verify such information, and we assume no responsibility for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of James Monroe or Mercantile or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of James Monroe or Mercantile nor have we reviewed any individual credit files relating to James Monroe or Mercantile.

We assumed, with your consent, the respective allowances for loan losses for both James Monroe and Mercantile are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Transaction. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on James Monroe and Mercantile or on the expected benefits of the Transaction.

        With respect to the financial projections and earnings estimates for James Monroe and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings prepared by and/or reviewed with the management of James Monroe and used by Scott & Stringfellow in its analyses, James Monroe's senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of James Monroe as to the future financial performance of James Monroe and we assumed that such financial performance would be achieved. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of James Monroe. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Mercantile Shares will be when issued to James Monroe's shareholders at the Closing pursuant to the Agreement or the prices at which James Monroe Shares or Mercantile Shares may trade at any time.

        We have acted exclusively for the Board of Directors of James Monroe in a financial advisory capacity in connection with the Transaction and will receive a fee for our services, including the rendering of this opinion, substantially all of which is contingent upon consummation of the Transaction. In addition, James Monroe has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. As you are aware, we have performed various investment banking services for James Monroe in the past and have received compensation for such services, and we may provide additional services, and receive compensation for such services, prior to the closing of the Transaction.

        Our opinion is directed to the Board of Directors of James Monroe in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of James Monroe Shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement or the form of consideration such holder should elect in the Transaction. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration provided by the Agreement to holders of James Monroe Shares and does not address the underlying business decision by James Monroe to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies that might exist for James Monroe or the effect of any other transaction in with James Monroe might engage. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow's prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of James Monroe Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ SCOTT & STRINGFELLOW, INC.

APPENDIX E

Virginia Stock Corporation Act § 13.1-729 – § 13.1-741

§ 13.1-729. Definitions

In this article:

        "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executive officers.

        "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

        "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

        "Fair value" means the value of the corporation's shares determined:

  a.
  Immediately before the effectuation of the corporate action to which the shareholder objects;

  b.
  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

  c.
  Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

        "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Preferred shares" means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

        "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

        "Senior executive officer" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

        "Shareholder" means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal

        A.    A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          1.     Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

          2.     Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

          3.     Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

          4.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

          5.     Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

        B.    Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

          1.     Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

            a.     Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

            b.     Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

          2.     The applicability of subdivision 1 of this subsection shall be determined as of:

            a.     The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

            b.     The day before the effective date of such corporate action if there is no meeting of shareholders.

          3.     Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

          4.     Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where:

            a.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

              (1)   Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

              (2)   Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

            b.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

              (1)   Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

              (2)   Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the manner as is provided in § 13.1-691; or

              (3)   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

          5.     For the purposes of subdivision 4 of this subsection only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

        C.    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

        D.    A shareholder may not challenge a completed corporate action described in subsection A, unless such corporate action:

          1.     Was not effectuated in accordance with the applicable provisions of Articles 11 (§ 13.1-705 et seq.), 12 (§ 13.1-715.1 et seq.) or 13 (§ 13.1-723 et seq.) of this chapter or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

          2.     Was procured as a result of fraud or material misrepresentation.

§ 13.1-731. Assertion of rights by nominees and beneficial owners

        A.    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        B.    A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          1.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

          2.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights

        A.    If proposed corporate action described in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders' meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

        If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation's position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        B.    In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

§ 13.1-733. Notice of intent to demand payment

        A.    If proposed corporate action requiring appraisal rights under § 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          2.     Shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        B.    A shareholder who does not satisfy the requirements of subsection A is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form

        A.    If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        B.    The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and shall:

          1.     Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that the shareholder did not vote for the transaction;

          2.     State:

            a.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

            b.     A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            c.     The corporation's estimate of the fair value of the shares;

            d.     That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

            e.     The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

          3.     Be accompanied by a copy of this article.

§ 13.1-735.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw

        A.    A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 13.1-738. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under § 13.1-738. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

        B.    A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        C.    A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment

        A.    Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

        B.    The payment to each shareholder pursuant to subsection A shall be accompanied by:

          1.     Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          2.     A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to subdivision B 2 c of § 13.1-734; and

          3.     A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this article.

§ 13.1-738. After-acquired shares

        A.    A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

        B.    If the corporation elected to withhold payment under subsection A, it must, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

          1.     Of the information required by subdivision B 1 of § 13.1-737;

          2.     Of the corporation's estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

          3.     That they may accept the corporation's estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

          4.     That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          5.     That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation's offer.

        C.    Within 10 days after receiving a shareholder's acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        D.    Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer

        A.    A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's estimate of the fair value of the shares plus interest.

        B.    A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation's payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action

        A.    If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

        B.    The corporation shall commence the proceeding in the circuit court of the city or county where the corporation's principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

        C.    The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        D.    The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

        E.    The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        F.     Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder's shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees

        A.    The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        B.    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          1.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

          2.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        C.    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        D.    To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

        The charter of Mercantile Bankshares Corporation ("Bankshares") provides, as to indemnification:

        (a)   The liability of directors and officers to Bankshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Bankshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

        (b)   To the maximum extent permitted by Maryland law, Bankshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Bankshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Bankshares' board of directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

        (c)   References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibit Index

Exhibit Number	Description
(2)	Agreement and Plan of Merger, dated as of March 27, 2006 between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement)
(4)
Rights Agreement dated as of June 8, 1999 between Bankshares and Mercantile-Safe Deposit and Trust Company, as Rights Agent, including Form of Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of Registrant filed June 11, 1999, Exhibit 4, Commission File No. 0-5127 and to Form 8-A of Registrant filed June 11, 1999, Exhibits 1, 2 and 3, Commission File No. 0-5127)
(5)	Opinion of Venable LLP regarding legality
(8)A.	Opinion of Davis Polk & Wardwell regarding tax matters (to be filed by amendment)
B.	Opinion of Kennedy & Baris LLP regarding tax matters (to be filed by amendment)
(23)A.	Consent of PricewaterhouseCoopers LLP
B.	Consent of Yount, Hyde & Barbour, P.C.
C.	Consent of Venable LLP (included in the opinion filed as Exhibit 5)
D.	Consent of Scott & Stringfellow, Inc.
E.	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(A))
F.	Consent of Kennedy & Baris LLP (included in the opinion filed as Exhibit 8(B))
(24)	Power of Attorney of Registrant's Board of Directors
(99.1)	Form of Proxy Card for James Monroe Special Meeting of Shareholders
(99.2)	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal

ITEM 22.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows:

        (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will he governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on May 3, 2006.

MERCANTILE BANKSHARES CORPORATION
By:	/s/ EDWARD J. KELLY, III
Name:	Edward J. Kelly, III
Title:	CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ EDWARD J. KELLY, III Edward J. Kelly, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2006
/s/ TERRY L. TROUPE Terry L. Troupe	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	May 3, 2006
/s/ WILLIAM T. SKINNER, JR. William T. Skinner, Jr.	Controller (Principal Accounting Officer)	May 3, 2006

A majority of the Board of Directors:

        Cynthia A. Archer, R. Carl Benna, Richard O. Berndt, Howard B. Bowen, William R. Brody, Eddie C. Brown, George L. Bunting, Jr., Anthony W. Deering, Darrell D. Friedman, Freeman A. Hrabowski, Robert A. Kinsley, Alexander T. Mason, Jenny G. Morgan, Morton B. Plant, Christian H. Poindexter, Clayton S. Rose, James L. Shea, Donald J. Shepard, and Jay M. Wilson.

Date: May 3, 2006	By:	/s/ EDWARD J. KELLY, III Edward J. Kelly, III for himself and as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
(2)	Agreement and Plan of Merger, dated as of March 27, 2006 between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus)
(5)	Opinion of Venable LLP regarding legality
(8)A	Opinion of Davis Polk & Wardwell regarding tax matters (to be filed by amendment)
B.	Opinion of Kennedy & Baris LLP regarding tax matters (to be filed by amendment)
(23)A.	Consent of PricewaterhouseCoopers LLP
B.	Consent of Yount, Hyde & Barbour, P.C.
C.	Consent of Venable LLP (included in the opinion filed as Exhibit 5)
D.	Consent of Scott & Stringfellow, Inc.
E.	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(A))
F.	Consent of Kennedy & Baris LLP (included in the opinion filed as Exhibit 8(B))
(24)	Power of Attorney of Registrant's Board of Directors
(99.1)	Form of Proxy Card for James Monroe Special Meeting of Shareholders
(99.2)	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal

QuickLinks

ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ • ], 2006
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
COMPARATIVE STOCK PRICES AND DIVIDENDS
COMPARATIVE PER SHARE DATA
Comparative Per Common Share Data
SELECTED FINANCIAL DATA
RECENT DEVELOPMENTS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE JAMES MONROE SPECIAL SHAREHOLDERS' MEETING
THE COMPANIES
THE MERGER
THE MERGER AGREEMENT
INTERESTS OF CERTAIN PERSONS IN THE MERGER
DESCRIPTION OF BANKSHARES CAPITAL STOCK
COMPARATIVE RIGHTS OF SHAREHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE MERGER; CERTAIN RELATED MATTERS
ARTICLE 3 CONVERSION OF THE COMPANY SHARES; CASH ELECTION; EXCHANGE OF CERTIFICATES
ARTICLE 4 THE SURVIVING CORPORATION
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE 7 COVENANTS OF THE COMPANY
ARTICLE 8 COVENANTS OF PARENT
ARTICLE 9 COVENANTS OF PARENT AND THE COMPANY
ARTICLE 10 CONDITIONS TO THE MERGER
ARTICLE 11 TERMINATION
ARTICLE 12 MISCELLANEOUS
ARTICLE 1 GRANT OF PROXY; VOTING AGREEMENT
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE 4 COVENANTS OF THE SHAREHOLDER
ARTICLE 5 MISCELLANEOUS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX